Filed Pursuant to Rule 424(b)(3)
Registration No. 333-260168
BLACKSTONE REAL ESTATE INCOME TRUST, INC.
SUPPLEMENT NO. 5 DATED AUGUST 22, 2024
TO THE PROSPECTUS DATED APRIL 16, 2024

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Blackstone Real Estate Income Trust, Inc., dated April 16, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the "Company," "BREIT," "we," "us," or "our" refer to Blackstone Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:
•to provide an update to BREIT’s portfolio;
•to disclose the transaction price for each class of our common stock as of September 1, 2024;
•to disclose the calculation of our July 31, 2024 NAV per share for all share classes;
•to provide an update on the status of our current public offering (the “Offering”);
•to otherwise update the prospectus; and
•to include our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

Portfolio Update

For the month ended July 31, 2024, BREIT’s Class I NAV per share was $14.02 and Class I total return was (0.2)% (not annualized).1

On August 6, 2024, the Company published its Q2 2024 Update for stockholders, which is available on its website at www.breit.com. This web link is provided for convenience only, and the contents of the piece or the website are not incorporated by reference in or otherwise a part of this prospectus.

We are pleased to report that July repurchases continued to trend down month over month, following the unique circumstances in May. In July 2024, BREIT received $691 million in repurchase requests under the repurchase plan and fulfilled 100% of requests, representing the lowest level of repurchases since April 2022. Please refer to our periodic filings and financial reports for recurring information on BREIT’s repurchase activity.

September 1, 2024 Transaction Price
The transaction price for each share class of our common stock for subscriptions accepted as of September 1, 2024 (and repurchases as of August 31, 2024) is as follows:

Transaction Price (per share)
Class S	$14.0076
Class I	$14.0163
Class T	$13.7832
Class D	$13.6914
Class C	$15.0458
The September 1 transaction price for each of our share classes is equal to such class’s NAV per share as of July 31, 2024. A detailed calculation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees. The repurchase price for each share class equals the transaction price of such class.

July 31, 2024 NAV per Share
We calculate NAV per share in accordance with the valuation guidelines that have been approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.breit.com and is made available on our toll-free, automated telephone line at (844) 702-1299. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for how our NAV is determined. The Adviser is ultimately responsible for determining our NAV. All our property investments are appraised annually by third party appraisal firms in accordance with our valuation guidelines. Transactions or events have occurred since
1 BREIT’s Class D NAV per share was $13.69, Class S NAV per share was $14.01, Class T NAV per share was $13.78 and Class C NAV per share was $15.05. BREIT’s Class D total return was (0.2)%, Class S total return was (0.3)%, Class T total return was (0.3)%, and Class C total return was (0.2)% for July 2024.

July 31, 2024 that could have a material impact on our NAV per share, upon which our transaction price is based. We have included a breakdown of the components of total NAV and NAV per share for July 31, 2024 along with the immediately preceding month.

Our total NAV presented in the following tables includes the NAV of our Class S, Class I, Class T, Class D, and Class C common stockholders, as well as partnership interests of BREIT Operating Partnership held by parties other than the Company. The following table provides a breakdown of the major components of our total NAV as of July 31, 2024 ($ and shares in thousands):

Components of NAV	July 31, 2024
Investments in real estate(1)	$107,289,669
Investments in real estate debt	6,769,391
Investments in unconsolidated entities(2)	12,593,325
Cash and cash equivalents	1,733,343
Restricted cash	998,339
Other assets	3,989,313
Mortgage notes, term loans, and revolving credit facilities, net	(64,020,163)
Secured financings on investments in real estate debt	(3,699,025)
Subscriptions received in advance	(106,216)
Other liabilities	(3,333,492)
Accrued performance participation allocation	—
Management fee payable	(58,474)
Accrued stockholder servicing fees(3)	(14,854)
Non-controlling interests in joint ventures	(6,190,264)
Net asset value	$55,950,892
Number of outstanding shares/units	3,996,625
_____________
(1)Investments in real estate reflects the entire value of our consolidated real estate properties, including the $95.9 billion allocable to us and $11.4 billion allocable to third-party joint venture interests in such investments as of July 31, 2024.
(2)Investments in unconsolidated entities reflects the value of our net equity investment in entities we do not consolidate. As of July 31, 2024, our allocable share of the gross real estate asset value held by such entities was $23.1 billion.
(3)Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under accounting principles generally accepted in the United States of America (“GAAP”), we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class T and Class D shares. As of July 31, 2024, the Company has accrued under GAAP $0.7 billion of stockholder servicing fees payable to the Dealer Manager related to the Class S, Class T and Class D shares sold. The Dealer Manager does not retain any of these fees, all of which are retained by, or re-allowed (paid) to, participating broker-dealers.

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of July 31, 2024 ($ and shares/units in thousands, except per share/unit data):

						Third-party
						Operating
	Class S	Class I	Class T	Class D	Class C	Partnership
NAV Per Share/Unit	Shares	Shares	Shares	Shares	Shares	Units(1)	Total
Net asset value	$19,238,946	$30,714,133	$678,895	$1,961,526	$42,431	$3,314,961	$55,950,892
Number of outstanding shares/units	1,373,462	2,191,314	49,255	143,267	2,820	236,507	3,996,625
NAV Per Share/Unit as of July 31, 2024	$14.0076	$14.0163	$13.7832	$13.6914	$15.0458	$14.0163
_____________
(1)Includes the partnership interests of BREIT Operating Partnership held by BREIT Special Limited Partner, Class B unit holders, and other BREIT Operating Partnership interests held by parties other than the Company.

Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the July 31, 2024 valuations, based on property types.

Property Type	Discount Rate	Exit Capitalization Rate
Rental Housing	7.3%	5.5%
Industrial	7.5%	5.8%
Net Lease	7.0%	5.6%
Hospitality	10.6%	9.1%
Data Centers	7.6%	6.1%
Self Storage	8.0%	6.6%
Office	7.0%	5.3%
Retail	7.7%	6.4%

These assumptions are determined by the Adviser, and reviewed by our independent valuation advisor. A change in these assumptions or factors would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

Rental
		Housing	Industrial	Net Lease	Hospitality	Data Centers	Self Storage	Office	Retail
	Hypothetical	Investment	Investment	Investment	Investment	Investment	Investment	Investment	Investment
Input	Change	Values	Values	Values	Values	Values	Values	Values	Values
Discount Rate	0.25% decrease	+1.9%	+2.0%	+1.8%	+1.7%	+1.0%	+1.8%	+1.9%	+1.8%
(weighted average)	0.25% increase	(1.9)%	(1.9)%	(1.8)%	(1.6)%	(0.7)%	(1.8)%	(1.9)%	(1.8)%
Exit Capitalization Rate	0.25% decrease	+3.0%	+3.3%	+2.7%	+1.5%	+1.2%	+2.2%	+3.4%	+2.4%
(weighted average)	0.25% increase	(2.7)%	(3.0)%	(2.5)%	(1.4)%	(1.1)%	(2.1)%	(3.1)%	(2.3)%
Our total NAV presented in the following tables includes the NAV of our Class S, Class I, Class T, and Class D common stockholders, as well as partnership interests of BREIT Operating Partnership held by parties other than the Company. The following table provides a breakdown of the major components of our total NAV as of June 30, 2024 ($ and shares in thousands):

Components of NAV	June 30, 2024
Investments in real estate(1)	$107,722,924
Investments in real estate debt	7,059,201
Investments in unconsolidated entities(2)	12,326,500
Cash and cash equivalents	1,629,851
Restricted cash	957,101
Other assets	4,495,075
Mortgage notes, term loans, and revolving credit facilities, net	(64,124,997)
Secured financings on investments in real estate debt	(3,697,400)
Subscriptions received in advance	(98,836)
Other liabilities	(3,333,778)
Accrued performance participation allocation	—
Management fee payable	(59,220)
Accrued stockholder servicing fees(3)	(14,598)
Non-controlling interests in joint ventures	(6,184,339)
Net asset value	$56,677,484
Number of outstanding shares/units	4,024,904
__________
(1)Investments in real estate reflects the entire value of our consolidated real estate properties, including the $96.3 billion allocable to us and $11.4 billion allocable to third-party joint venture interests in such investments as of June 30, 2024.
(2)Investments in unconsolidated entities reflects the value of our net equity investment in entities we do not consolidate. As of June 30, 2024, our allocable share of the gross real estate asset value held by such entities was $22.7 billion.

(3)Stockholder servicing fees only apply to Class S, Class T and Class D shares. For purposes of NAV we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class T and Class D shares. As of June 30, 2024, the Company has accrued under GAAP $0.8 billion of stockholder servicing fees payable to the Dealer Manager related to the Class S, Class T and Class D shares sold. The Dealer Manager does not retain any of these fees, all of which are retained by, or reallowed (paid) to, participating broker-dealers.
The following table provides a breakdown of our total NAV and NAV per share/unit by class as of June 30, 2024 ($ and shares/units in thousands, except per share/unit data):

						Third-party
						Operating
	Class S	Class I	Class T	Class D	Class C	Partnership
NAV Per Share/Unit	Shares	Shares	Shares	Shares	Shares	Units(1)	Total
Net asset value	$19,529,028	$31,146,176	$700,104	$1,987,773	$41,087	$3,273,316	$56,677,484
Number of outstanding shares/units	1,386,026	2,209,162	50,494	144,324	2,726	232,172	4,024,904
NAV Per Share/Unit as of June 30, 2024	$14.0899	$14.0986	$13.8651	$13.7730	$15.0742	$14.0986
____________
(1)Includes the partnership interests of BREIT Operating Partnership held by BREIT Special Limited Partnership, Class B unit holders, and other BREIT Operating Partnership interests held by parties other than the Company.

Status of our Current Public Offering

We are currently offering on a continuous basis up to $60.0 billion in shares of common stock, consisting of up to $48.0 billion in shares in our primary offering and up to $12.0 billion in shares pursuant to our distribution reinvestment plan. As of the date of this Supplement, we had issued and sold in the Offering (i) 845,563,177 shares of our common stock (consisting of 309,160,652 Class S Shares, 409,126,189 Class I Shares, 16,188,482 Class T Shares, and 111,087,854 Class D Shares) in the primary offering for total proceeds of $12.5 billion (including shares converted from operating partnership units by the Special Limited Partner) and (ii) 179,174,987 shares of our common stock (consisting of 77,238,534 Class S Shares, 83,830,038 Class I Shares, 3,894,527 Class T Shares, and 14,211,888 Class D Shares) pursuant to our distribution reinvestment plan for a total value of $2.6 billion. As of July 31, 2024, our aggregate NAV was $56.0 billion. We intend to continue selling shares in the Offering on a monthly basis.
Updates to the Prospectus
Suitability Standards

The following supersedes and replaces the paragraph under “Kansas Investors” in the Suitability Standards section of the Prospectus:

Kansas Investors. The Securities Commissioner of Kansas recommends that Kansas investors limit their aggregate investment in our securities and other similar investments to not more than 10 percent of their liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

Management

The following supersedes and replaces the “Management – Directors and Executive Officers” section of the Prospectus and all similar disclosure in the Prospectus.
Directors and Executive Officers
Our directors and executive officers are set forth below:

Name	Age*	Position**
Wesley LePatner	43	Chief Operating Officer and Director
Frank Cohen	51	Chairman of the Board and Chief Executive Officer
Robert Harper	46	President and Director
Brian Kim	45	Head of Acquisitions and Capital Markets and Director
Anthony F. Marone, Jr.	42	Chief Financial Officer and Treasurer
Leon Volchyok	40	Chief Legal Officer and Secretary
Paul Kolodziej	45	Deputy Chief Financial Officer
Zaneta Koplewicz	40	Head of Shareholder Relations
Raymond J. Beier	68	Independent Director
Susan Carras	70	Independent Director
Richard I. Gilchrist	78	Independent Director
Field Griffith	70	Independent Director
Edward Lewis	84	Independent Director
__________________
* As of August 15, 2024.
** Ms. LePatner has been appointed Chief Executive Officer of the Company effective January 1, 2025.
Wesley LePatner, current Chief Operating Officer and a director of the Company since July 2016, has been appointed the Chief Executive Officer as of January 1, 2025. She is a Senior Managing Director with Blackstone Real Estate and the Global Head of Blackstone’s Core+ real estate business as well as a member of Blackstone Real Estate’s Investment Committee. Prior to joining Blackstone in 2014, Ms. LePatner spent over a decade at Goldman Sachs. Ms. LePatner received a BA in History from Yale University, summa cum laude and Phi Beta Kappa and serves on the boards of The Abraham Joshua Heschel School and Yale University Library Council. Ms. LePatner is a valuable member of our board of directors because of her extensive real estate experience, her history with Blackstone and her leadership within Blackstone’s Global Core+ real estate business.
Frank Cohen, current Chairman of the Board and the Chief Executive Officer of the Company since July 2016, will be retiring from Blackstone and stepping down as Chief Executive Officer of the Company as of January 1, 2025. He will remain the Chairman of the Board. He is currently a Senior Managing Director with Blackstone Real Estate, the Global Chairman of Blackstone’s Global Core+ real estate business and a member of Blackstone Real Estate’s Investment Committee. Since joining Blackstone in 1996, Mr. Cohen has played an integral role in the growth of the real estate business. He previously held multiple leadership positions, overseeing Blackstone Real Estate’s Americas Acquisitions and later the Core+ real estate business from its early days. Mr. Cohen has been involved in over $100 billion of real estate transactions, including many of Blackstone’s notable investments, including Equity Office, CarrAmerica Realty, Trizec and IndCor Properties. Mr. Cohen received a BA from Northwestern University, where he graduated from the Honors Program in Mathematical Methods in the Social Sciences, with a double major in political science. Mr. Cohen served as a director of Tricon Residential Inc. from September 2020 until May 2024 after the delisting of its shares from the New York Stock Exchange and the Toronto Stock Exchange. He serves as a director for several private Blackstone portfolio companies, including Equity Office, and served as a director for Hudson Pacific Properties (NYSE: HPP) from 2015 until 2017. He also serves on the Board of Trustees for Northwestern University, as a Trustee of the Urban Land Institute and on the Advisory Board of Governors for the National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Cohen is a valuable member of our board of directors because of his vast real estate experience, his history with Blackstone and his leadership within Blackstone’s Global Core+ real estate business.
Robert Harper has served as a director and the Company’s President since August 2023. Previously Mr. Harper was the Head of Asset Management of the Company from August 2016 to August 2023. He is a Senior Managing Director and the Head of Real Estate Asset Management Americas for Blackstone. Since joining Blackstone in 2002, Mr. Harper has been involved in analyzing Blackstone’s real estate equity and debt investments in all property types. Mr. Harper has previously worked for Blackstone in Los Angeles and London, where he served as Head of Europe for the Blackstone Real Estate Debt Strategies business. Mr. Harper currently serves as a board member for the World Monuments Fund and the McIntire School of Commerce Foundation Board at the University of Virginia. Mr. Harper has served as a director of Invitation Homes, Inc. from January 2017 to May 2020, and his prior board memberships also include ESH Hospitality, Inc., Park Hotels & Resorts Inc. and Extended Stay America, Inc. Prior to joining Blackstone, Mr. Harper worked for Morgan Stanley’s real estate private equity group in Los Angeles and San Francisco. Mr. Harper received a BS from the McIntire School of

Commerce at the University of Virginia. Mr. Harper is a valuable member of the Board because of his vast real estate experience, his history with Blackstone and BREIT, and his leadership within Blackstone Real Estate’s business.
Brian Kim has been the Head of Acquisitions and Capital Markets of the Company since January 2017 and a director of the Company since January 2021. He is a Senior Managing Director with Blackstone Real Estate and the Global Chief Operating Officer of Blackstone Real Estate Debt Strategies. Mr. Kim also served as the Global Chief Operating Officer of Blackstone’s Core+ real estate business from January 2023 to June 2024. Since joining Blackstone in 2008, Mr. Kim has played a key role in a number of Blackstone’s investments including the take private and subsequent sale of Strategic Hotels & Resorts, the acquisition of Peter Cooper Village / Stuyvesant Town and the creation of BRE Select Hotels Corp., Blackstone’s select service hotel platform. Prior to joining Blackstone, Mr. Kim worked at Apollo Real Estate Advisors, Max Capital Management Corp. and Credit Suisse First Boston. Mr. Kim served as a board member of CorePoint Lodging Inc. (NYSE: CPLG) from November 2015 to March 2022 and a board member and Chief Financial Officer of BRE Select Hotels Corp. Mr. Kim received an AB in Biology from Harvard College where he graduated with honors. Mr. Kim is a valuable member of our board of directors because of his extensive real estate and investment experience, his history with Blackstone and his leadership within the Company.
Anthony F. Marone, Jr. has been Chief Financial Officer and Treasurer of the Company since March 2021. He is a Managing Director of Blackstone and the Head of Real Estate Finance Americas. Mr. Marone also serves as the Chief Financial Officer of Blackstone Mortgage Trust (NYSE: BXMT). Prior to joining Blackstone in 2012, Mr. Marone was a Vice President and Controller at Capital Trust, Inc., the predecessor business to BXMT. Previously, Mr. Marone worked in the Real Estate Assurance practice of PricewaterhouseCoopers LLP. Mr. Marone received a BS and an MBA from Rutgers University and is a Certified Public Accountant and Chartered Global Management Accountant.
Leon Volchyok has been the Chief Legal Officer of the Company since September 2017 and he has been the Secretary of the Company since June 2016. Mr. Volchyok is the General Counsel for Blackstone’s Private Wealth Solutions business. Mr. Volchyok plays a key role in the structuring, launch and operations of the firm's individual investor focused vehicles. Mr. Volchyok is the prior chairman of the Board for the Institute for Portfolio Alternatives and on the Executive Committee of NAREIT’s Public Non-listed REIT Council. Mr. Volchyok received a BBA from Baruch College – Zicklin School of Business and a JD from Fordham Law School.
Paul Kolodziej has been the Deputy Chief Financial Officer of the Company since December 2023 and was the Company’s Chief Accounting Officer from March 2019 to December 2023. He is also a Managing Director with Blackstone Real Estate and previously served as Controller of the Company from June 2016 to March 2019. Mr. Kolodziej has also served as the Head of Accounting for Blackstone Mortgage Trust Inc. (NYSE: BXMT) since February 2021. Prior to joining Blackstone in June 2016, Mr. Kolodziej was a Senior Manager at PricewaterhouseCoopers LLP, where he provided assurance services to financial service clients focused on REITs, private real estate funds and hedge funds. During his time at PricewaterhouseCoopers LLP, Mr. Kolodziej also completed a two year rotation in PricewaterhouseCoopers LLP’s SEC Services Group within their National Office, focusing on client consultations over a wide range of matters related to security registrations and on-going SEC filing requirements. Mr. Kolodziej received a BS in Accountancy from DePaul University and is a Certified Public Accountant.
Zaneta Koplewicz has been the Head of Shareholder Relations of the Company since December 2023. She is a Managing Director with Blackstone Real Estate. Since joining Blackstone in 2021, Ms. Koplewicz’s primary responsibility has been managing the Company’s interface with clients and other key stakeholders. Before joining Blackstone, Ms. Koplewicz spent 14 years at BlackRock where she was most recently a Managing Director responsible for developing and growing relationships with large, strategic clients in North America. Prior to that, she held several roles within BlackRock Alternative Investors including Global Head of Product Strategy for the Event Driven business, where she led client engagement and business strategy for the platform across institutional and private wealth clients. Ms. Koplewicz was also instrumental in BlackRock’s sustainability efforts, leading a global working group which served as a key catalyst for the establishment of BlackRock Sustainable and Transition Solutions. Ms. Koplewicz received a BA in Politics with a certificate in African American Studies from Princeton University.
Raymond J. Beier has been a director of the Company since July 2016. He has served as a director to Blackstone Private Equity Strategies Fund L.P. since July 2022. He was a Partner in the financial services practice at PricewaterhouseCoopers LLP, having been with the firm from 1993 to 2016. Mr. Beier has extensive experience in financial reporting matters relating to mergers, acquisitions and corporate finance transactions. Mr. Beier served in a variety of roles at PricewaterhouseCoopers LLP, including as a member of the National Office leadership team responsible for its strategic policy and analysis group and as a Senior Partner in the transaction services group. Mr. Beier also served on various PricewaterhouseCoopers committees, including the Global Private Equity Committee and the Extended Leadership Committee. Mr. Beier received a BS in Accounting, summa cum laude, from the University of Minnesota—Duluth and an MBA from the University of Minnesota—Carlson School of Management. Mr. Beier also serves on the Chancellor’s Advisory Board at the University of Minnesota—Duluth. Mr. Beier is a valuable member of our board of directors because of his extensive experience with accounting and financial reporting matters, especially relating to mergers, acquisitions and corporate finance transactions.
Susan Carras has been a director of the Company since January 2021. She is a Senior Managing Director in the Washington, DC office of JLL Capital Markets, America. Ms. Carras served as Co-Head of HFF’s Washington, DC office from 2011 to 2019 and she joined JLL as part of JLL’s 2019 acquisition of HFF. Prior to HFF, she was a Principal and Managing Director at Sonnenblick Goldman where she served on the operating committee and headed offices in Washington, DC and Tampa, FL. Earlier in her career, she was with the Real Estate Finance Division of Chase Manhattan Bank. Ms. Carras received a BA, magna cum laude with departmental honors, from Lafayette College and a Diploma in Real Estate Analysis and Appraisal from New York University. She is a trustee emerita of Lafayette College and previously chaired the Development and Alumni Relations Committee, served on the Executive Committee and was a member of the search committee for Lafayette’s 16th president. Together with a fellow trustee, Ms. Carras started the First Women of Lafayette Scholarship Fund.

Ms. Carras is a past chair of the board of trustees of the McLean School of Maryland. In September 2023, Ms. Carras was appointed as an independent director to the Board of Trustees of Elme Communities (NYSE: ELME). She is active in the Urban Land Institute serving on the UDMUC Blue Council and on the Washington Full Member Engagement Committee. She is a past recipient of the Greater Washington Commercial Association of Realtors Top Financing Award and Top Sales Award for the Washington, DC Metro and has been recognized by Real Estate Forum as a Women of Influence, by Bisnow as a Women of Influence in Commercial Real Estate and by Connect Media’s Women in Real Estate. Ms. Carras is a valuable member of our board of directors because of her significant experience in the real estate industry.
Richard I. Gilchrist has been a director of the Company since July 2016. He served as Senior Advisor for acquisitions and investments at The Irvine Company, a privately-held real estate investment company, a position he held from July 2011 until July 2018, after having served as President of its Investment Properties Group from 2006 to 2011. He served as President and Co-Chief Executive Officer and on the board of directors of Maguire Properties, Inc., a publicly-held REIT, from 2002 to 2006. From 1997 to 2001, Mr. Gilchrist served as Chief Executive Officer, President and member of the board of directors of Commonwealth Atlantic Properties, a privately-held REIT. From 1995 to 1997, he served as the Co-Chairman and Managing Partner of CommonWealth Partners, a private real estate company he co-founded. He currently serves as Chairman of the Board and on the compensation committee of Spirit Realty Capital, Inc. (NYSE: SRC). He has previously served as a director of Ventas (NYSE: VTR) from 2011 to August 2021 and was a Chairman of both its Compensation and Investment committees. He has also previously served as a director of BioMed Realty Trust, Inc. (NYSE: BMR) from 2007 to 2014, Nationwide Health Properties, Inc. from 2008 to 2011, and TIER REIT, Inc. (NYSE: TIER) from 2013 to August 2019, and as Chairman from 2016 to August 2019 until TIER REIT, Inc. was acquired by Cousins Properties Inc. (NYSE: CUZ). Mr. Gilchrist is a member emeritus of the Whittier College Board of Trustees and served as its Chairman from 2003 to 2011 where he received his BA in 1968. He is also a member of the Advisory Board of the University of California, Los Angeles Law School, where he earned a JD in 1971. Mr. Gilchrist is a valuable member of our board of directors and has a unique insight into our investment activities because of his extensive experience in the real estate industry, including having served as an executive officer of several REITs, his knowledge and experience in internal and external risk oversight, and his experience as a member of the board of directors of three public REITs.
Field Griffith has been a director of the Company since July 2016. He also currently serves as a non-executive director on the board of The Forest Company Limited and as a director for the Prime Property Fund LLC, positions he has held since March 2017 and February 2018, respectively. Mr. Griffith was most recently employed full time as the Director of Real Assets Investments for the Virginia Retirement System from 2004 to 2016 where he was responsible for managing all aspects of the System’s global real estate, infrastructure and natural resource portfolios. The global real estate portfolio consisted of publicly- and privately-traded equity and debt investments in the form of separate accounts, joint ventures, closed-end funds and open-end funds. Mr. Griffith was also a member of the management committee of the Virginia Retirement System. From 1999 to 2004, he was a senior executive at Gemini Rosemont Commercial Real Estate where he was engaged in real estate portfolio management activities. From 1985 to 1999, Mr. Griffith was employed in the real estate investment group for UNUM Life Insurance Company engaged in mortgage and equity underwriting, structuring, property acquisitions/dispositions and portfolio management of the commercial real estate equity group. From 1983 to 1985, he worked in the real estate investment group at Phoenix Home Life Insurance Company. Mr. Griffith is a Chartered Financial Analyst and received a BA from Beloit College and an MBA from the University of Washington. From 2007 to 2013, he served as a board member of the Pension Real Estate Association. From August 2017 to March 2021, he served on the board of directors of Tedford Housing, Inc., a non-profit organization focused on serving the regional homeless population. Mr. Griffith is a valuable member of our board of directors because of his extensive experience with real estate investments.
Edward Lewis has been a director of the Company since July 2016. From 2000 until February 2017, he was Senior Advisor to Solera Capital, a private equity firm. In 1969, he co-founded Essence Communications Partners, a multimedia company targeting African-American women, serving as Chief Executive Officer, publisher and Chairman for 35 years. Previously, he served on the boards of Great Atlantic & Pacific Tea Company, Inc. (NYSE: GAP), the Apollo Theater Foundation, the Boys and Girls Clubs of America and the Economic Club of New York. He also served as chairman of the Magazine Publishers of America from 1997 to 1999, becoming the first African-American to hold this position in the 75-year history of the organization. Mr. Lewis received a BA and MA in Political Science and International Affairs from the University of New Mexico. Mr. Lewis is a valuable member of our board of directors because of his extensive business experience as founder and chairman of Essence Communications, as well as the skills he gained during his active board service to a number of diverse organizations.
Although most of the services provided to us by the individuals who are executive officers are in their respective roles as executive officers of the Adviser, they have certain duties as executive officers of our company arising from Maryland law, our charter and our bylaws. These duties include executing contracts and other instruments in our name and on our behalf and such other duties as may be prescribed by our board of directors from time to time.
Our executive officers will act as our agents, execute contracts and other instruments in our name and on our behalf, and in general perform all duties incident to their offices and such other duties as may be prescribed by our board of directors from time to time. Our officers will devote such portion of their time to our affairs as is required for the performance of their duties, but they are not required to devote all of their time to us.

The following supersedes and replaces the first paragraph in the “Management—Compensation of Directors” section and all other similar disclosure in the Prospectus:
Effective as of the third quarter of 2024, we compensate each of our non-employee directors who are not affiliated with the Adviser or Blackstone with an annual retainer of $290,000, consisting of $90,000 cash and a $200,000 grant of restricted stock. Additionally, the audit committee chairperson will receive an additional retainer of $25,000 and each chairperson of our other committees will receive an additional retainer of $15,000. The annual grant of restricted stock will be based on the then-current per share transaction price of our Class I shares at the time of grant and generally vest one year from the date of grant. We do not intend to pay our directors additional fees for attending board meetings, but we intend to reimburse each of our directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings (including, but not limited to, airfare, hotel and food). Our directors who are affiliated with the Adviser or Blackstone will not receive additional compensation for serving on the board of directors or committees thereof.
Appendix B is superseded and replaced in its entirety with the following:

APPENDIX B: FORM OF SUBSCRIPTION AGREEMENT

JUNE 2024
Subscription Agreement for Shares of Blackstone Real Estate Income Trust, Inc.

1.Your Investment
A.Investment Information
Investment Amount $
B.Investment Method
☐	By Mail: Please make checks payable to BLACKSTONE REAL ESTATE INCOME TRUST and attach to this agreement.[1]
☐	By Wire: Please wire funds according to the instructions below. Name: SS&C GIDS Inc. AS AGENT FOR BLACKSTONE REAL ESTATE INCOME TRUST Bank Name: State Street Bank and Trust ABA: 011000028 DDA: 9900-145-5
☐	Broker-Dealer / Financial Advisor will make payment on your behalf

C.Share Class Selection
☐	Share Class T	☐	Share Class S	☐	Share Class D2	☐	Share Class I2
	(The minimum investment is $2,500)		(The minimum investment is $2,500)		(The minimum investment is $2,500)		(The minimum investment is $1,000,000 (unless waived))
☐	Select to Purchase Net of Selling Commission

2.Ownership Type (Select Only One)
A.Taxable Accounts Type		B.Non-Taxable Accounts Type
Brokerage Account Number		Custodian Account Number
☐	Individual or Joint Tenant with Rights of Survivorship	☐	IRA (Custodian Signature Required)
	☐ Transfer on Death (Optional Designation. Not Available for Louisiana Residents. See section 3C)	☐	Roth IRA (Custodian Signature Required)
		☐	SEP IRA (Custodian Signature Required)
☐	Tenants in Common	☐	Simple IRA (Custodian Signature Required)
☐	Community Property	☐	Pension Plan or PSP
☐	Uniform Gift / Transfer to Minors	☐	Other
State of
☐	Trust (Include Certification of Investment Powers Form or First and Last Page of Trust Documents)	C.Custodian Information (To Be Completed by Custodian)
☐	Corporation / Partnership / Other (Corporate Resolution or Partnership Agreement Required)	Custodian Name

1     Cash, cashier’s checks / official bank checks, temporary checks, foreign checks, money orders, third party checks, or travelers checks are not accepted.
2     Available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus, as amended and supplemented.

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D.Entity Name (Retirement Plan / Trust / Corporation / Partnership / Other)
Trustee(s) and/or authorized signatory(s) information MUST be provided in Sections 3A and 3B.

Entity Name

Tax ID Number	Date of Trust	Exemptions (See Form W-9 instructions at www.irs.gov)

Entity Address	City	State	Zip Code

Entity Type (Select one. Required)
☐	Retirement Plan	☐	Trust / Estate	Exempt payee code (if any)
☐	S Corporation	☐	C Corporation	Exemption from FATCA reporting code (if any)
☐	Sole Proprietor / Single-Member LLC	☐	Partnership	(Required)
☐	LLC (Enter the tax classification (C = Corporation, S = S Corporation, P = Partnership))			Jurisdiction (if Non-U.S.) (Attach a completed applicable Form W-8)
☐	Other
Note: Check the “LLC” box above and, in the entry space enter the appropriate code (C, S, or P) for the tax classification of the LLC, unless it is a disregarded entity. A disregarded entity should instead check the appropriate box for the tax classification of its owner. (See Form W-9 instructions at www.irs.gov).

☐
If you checked “Partnership” or “Trust / Estate”, or checked “LLC” and entered “P” check this box if you have any foreign partners, owners, or beneficiaries. (See Form W-9 instructions at www.irs.gov).

3.Investor Information
A.Investor Name (Investor / Trustee / Executor / Authorized Signatory Information)
Residential street address MUST be provided. See section 4 if mailing address is different than residential street address

First Name			(MI)	Last Name

Social Security Number / Tax ID			Date of Birth	Daytime Phone Number

Residential Street Address			City	State	Zip Code

Email Address
If you are a non-U.S. citizen, please specify your country of citizenship (Required):
☐	Resident Alien	☐	Non-Resident Alien
			(Attach a completed Form W-8BEN, Rev. Oct 2021)	Country of Citizenship

Please specify if you are a Blackstone employee / officer / director / affiliate (Required):
☐	Blackstone Employee	☐	BREIT Officer or Director	☐	Blackstone Affiliate
☐	Immediate Family Member of BREIT Officer or Director			☐	Not Applicable

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B.Co-Investor Name (Co-Investor / Co-Trustee / Co-Authorized Signatory Information, if applicable)

First Name			(MI)	Last Name

Social Security Number / Tax ID			Date of Birth	Daytime Phone Number

Residential Street Address			City	State	Zip Code

Email Address

If you are a non-U.S. citizen, please specify your country of citizenship (Required):
☐	Resident Alien	☐	Non-Resident Alien
			(Attach a completed Form W-8BEN, Rev. Oct 2021)	Country of Citizenship

Please specify if you are a Blackstone employee / officer / director / affiliate (Required):
☐	Blackstone Employee	☐	BREIT Officer or Director	☐	Blackstone Affiliate
☐	Immediate Family Member of BREIT Officer or Director			☐	Not Applicable

C.Transfer on Death Beneficiary Information (Individual or Joint Account with rights of survivorship only. Not available for Louisiana residents. Beneficiary date of birth required. Whole percentages only; must equal 100%.)

					☐	Primary
First Name	(MI)	Last Name	SSN	Date of Birth	☐	Secondary	%
					☐	Primary
First Name	(MI)	Last Name	SSN	Date of Birth	☐	Secondary	%
					☐	Primary
First Name	(MI)	Last Name	SSN	Date of Birth	☐	Secondary	%
					☐	Primary
First Name	(MI)	Last Name	SSN	Date of Birth	☐	Secondary	%

Custodian / Guardian for a minor Beneficiary (Required):

4.Contact Information (If Different Than Provided in Section 3A)

Email Address

Mailing Address	City	State	Zip Code

5.Select How You Want to Receive Your Distributions (Please Read Entire Section and Select Only One)
You are automatically enrolled in our Distribution Reinvestment Plan, unless you are a resident of ALABAMA, ARKANSAS, CALIFORNIA, IDAHO, KANSAS, KENTUCY, MAINE, MARYLAND, MASSACHUSETTS, NEBRASKA, NEW JERSEY, NORTH CAROLINA, OHIO, OREGON, VERMONT OR WASHINGTON.

☐
If you ARE a resident of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts,
Nebraska, North Carolina, Ohio, Oregon, Vermont or Washington, you are not automatically enrolled in the Distribution Reinvestment Plan; please check here if you wish to enroll in the Distribution Reinvestment Plan. You will automatically receive cash distributions unless you elect to enroll in the Distribution Reinvestment Plan. If you are a resident of New Jersey, please review the remainder of this section.

☐
If you are not a resident of the states listed above, you are automatically enrolled in the Distribution Reinvestment Plan; please check here if you DO NOT wish to be enrolled in the Distribution Reinvestment Plan.

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ONLY complete the following information if you do not wish to enroll in the Distribution Reinvestment Plan. For custodial held accounts, if you elect cash distributions the funds must be sent to the custodian.

A.	☐	Check mailed to street address in 3A (only available for non-custodial investors).
B.	☐	Check mailed to secondary address in 3B (only available for non-custodial investors).
C.	☐	Direct Deposit (only available for non-custodial investors). PLEASE ATTACH A PRE-VOIDED CHECK
D.	☐	Check mailed to Third Party Financial Institution (complete section below)
I authorize Blackstone Real Estate Income Trust, Inc. or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Blackstone Real Estate Income Trust, Inc. in writing to cancel it. In the event that Blackstone Real Estate Income Trust, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name	Mailing Address	City	State	Zip Code

Your Bank’s ABA Routing Number		Your Bank Account Number

☐
New Jersey Election
If you are a resident of New Jersey, you are not automatically enrolled in the Distribution Reinvestment Plan; please check here if you wish to enroll in the Distribution Reinvestment Plan.

6.Broker‐Dealer / Financial Advisor Information (Required Information. All Fields Must Be Completed)
The Financial Advisor must sign below to complete the order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell shares in the state designated as the investor’s legal residence.

Broker-Dealer	Financial Advisor Name

Advisor Mailing Address

City	State	Zip Code

Financial Advisor Number	Branch Number	Telephone Number

Email Address		Fax Number

Operations Contact Name		Operations Contact Email Address
Please note that unless previously agreed to in writing by Blackstone Real Estate Income Trust, Inc., all sales of securities must be made through a Broker-Dealer, including when an RIA has introduced the sale. In all cases, section 6 must be completed.
The undersigned confirm(s), which confirmation is made on behalf of the Broker-Dealer with respect to sales of securities made through a Broker-Dealer, that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto; and (vii) have advised such investor that the shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus. The undersigned

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Financial Advisor further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing Anti-Money Laundering Program and Customer Identification Program.
If you do not have another broker-dealer or other financial intermediary introducing you to Blackstone Real Estate Income Trust, Inc., then Blackstone Securities Partners L.P. (BSP) may be deemed to act as your broker of record in connection with any investment in Blackstone Real Estate Income Trust, Inc. BSP is not a full-service broker-dealer and may not provide the kinds of financial services that you might expect from another financial intermediary, such as holding securities in an account. If BSP is your broker of record, then your Shares will be held in your name on the books of Blackstone Real Estate Income Trust, Inc. BSP will not monitor your investments, and has not and will not make any recommendation regarding your investments. If you want to receive financial advice regarding a prospective investment in the Shares, contact your broker or other financial intermediary.

x			x
	Financial Advisor Signature	Date		Branch Manager Signature (If required by Broker-Dealer)	Date

7.Electronic Delivery Form (Optional)
Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Blackstone Real Estate Income Trust, Inc. If you would like to consent to electronic delivery, including pursuant to email, please check the box below for this election.
We encourage you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of stockholder communications and statement notifications. By consenting below to electronically receive stockholder communications, including your account-specific information, you authorize said offering(s) to either (i) email stockholder communications to you directly or (ii) make them available on our website and notify you by email when and where such documents are available.
You will not receive paper copies of these electronic materials unless specifically requested, the delivery of electronic materials is prohibited or we, in our sole discretion, elect to send paper copies of the materials.
By consenting to electronic access, you will be responsible for your customary internet service provider charges and may be required to download software in connection with access to these materials.

☐	I consent to electronic delivery

Email Address If blank, the email provided in section 4 or section 3A will be used.

8.Subscriber Signatures
Blackstone Real Estate Income Trust, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security / taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Blackstone Real Estate Income Trust, Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.
Please separately initial each of the representations below. A power of attorney to make representations on behalf of an investor can only be granted for fiduciary accounts; if applicable, by signing the Subscription Agreement you represent and warrant that you have the requisite authority. In order to induce Blackstone Real Estate Income Trust, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

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8.a.    Please note: all items in section 8.a. must be read and initialed

	Primary Investor Initials	Co- Investor Initials

I have received a copy of the Final Prospectus.

I/We have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000.

In addition to the general suitability requirements described in the representation above, I/we meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS”.

I am (i) an entity that was formed for the purpose of purchasing Shares, in which each individual that owns an interest in such entity meets the general suitability requirements described above OR (ii) I am an individual or entity not formed for such purpose.

I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid.

I acknowledge that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus.

I am purchasing the Shares for my own account.

I understand that the transaction price per Share at which my investment will be executed will be made available at www.breit.com and in a prospectus supplement filed with the SEC, available at www.sec.gov.

I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I understand that I am not committed to purchase Shares at the time my subscription order is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my purchase request by notifying the transfer agent, through my financial intermediary or directly on Blackstone Real Estate Income Trust, Inc.’s toll-free, automated telephone line, 844-702-1299.

8.b.    If you live in any of the following states, please read the following section 8.b. carefully: Alabama, Idaho, Iowa, Kansas, Kentucky, Maine, Massachusetts, Missouri, Nebraska, New Jersey, New Mexico, North Dakota, Ohio, Oregon, Pennsylvania, Puerto Rico, Tennessee and Vermont.

Primary Investor Initials	Co- Investor Initials

If I am an Alabama resident, my investment in Blackstone Real Estate Income Trust, Inc. and its affiliates may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am an Idaho resident, I have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. In addition, my total investment in Blackstone Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

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	Primary Investor Initials	Co- Investor Initials

If I am an Iowa resident, I have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000. In addition, if I am not an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts (REITs) does not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am a Kansas resident, I understand that the Securities Commissioner of Kansas recommends that Kansas investors limit their aggregate investment in our securities and other similar investments to not more than 10% of their liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am a Kentucky resident, my investment in Blackstone Real Estate Income Trust, Inc. and its affiliated non-publicly traded real estate investment trusts may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am a Maine resident, I acknowledge that it is recommended by the Maine Office of Securities that my aggregate investment in this offering and other similar direct participation investments not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am a Massachusetts resident, my investment in Blackstone Real Estate Income Trust, Inc. and in other illiquid direct participation programs may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am a Missouri resident, my investment in Blackstone Real Estate Income Trust, Inc. may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am a Nebraska resident, and I do not meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, my aggregate investment in this offering and in the securities of other non-publicly traded direct participation programs may not exceed 10% of my net worth.

If I am a New Jersey resident, I have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. In addition, my total investment in Blackstone Real Estate Income Trust, Inc., its affiliates and other non-publicly traded direct investment programs (including REITs, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. New Jersey investors are advised that Class S and Class T shares are subject to upfront selling commissions and/or dealer manager fees, and Class S, Class T and Class D shares are subject to stockholder servicing fees. Because the purchase price for the Class S and Class T shares is the transaction price plus applicable upfront fees, the upfront fees may reduce the amount of the Class S and Class T share purchase price that is available to the Company for investment and other capital needs, the stockholder servicing fees may reduce the amount of distributions, and the fees could result in a reduction in the NAV of the Class S, Class T and Class D shares if distributions are declared in an amount less than the stockholder servicing fees.

If I am a New Mexico resident, I must limit my investment in Blackstone Real Estate Income Trust, Inc., its affiliates and other non-traded real estate investment trusts to 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.

If I am a North Dakota resident, I have a net worth of at least 10 times my investment in Blackstone Real Estate Income Trust, Inc.

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	Primary Investor Initials	Co- Investor Initials

If I am an Ohio resident, it is unsuitable to invest more than 10% of my liquid net worth in Blackstone Real Estate Income Trust, Inc., affiliates of Blackstone Real Estate Income Trust, Inc. and other non-traded real estate investment programs. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) comprised of cash, cash equivalents, and readily marketable securities. This condition does not apply, directly or indirectly, to federally covered securities.

If I am an Oregon resident, my investment in Blackstone Real Estate Income Trust, Inc. and its affiliates does not exceed 10% of my liquid net worth.

If I am a Pennsylvania resident, my investment in Blackstone Real Estate Income Trust, Inc. may not exceed 10% of my net worth (exclusive of home, home furnishings, and automobiles).

If I am a Puerto Rico resident, my investment in Blackstone Real Estate Income Trust, Inc., its affiliates, and other non-traded REITs, does not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.

If I am a Tennessee resident, I have a liquid net worth of at least 10 times my investment in Blackstone Real Estate Income Trust, Inc.

If I am a Vermont resident, and I am not an “accredited investor” as defined in 17 C.F.R. § 230.501, my investment in this offering may not exceed 10% of my liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities.

For purposes of determining whether you satisfy the standards below, your net worth is calculated excluding the value of your home, home furnishings and automobiles, and unless otherwise indicated, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable investments.
For purposes of the acknowledgments above, an affiliate of Blackstone Real Estate Income Trust, Inc. shall mean (i) any person or entity directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of Blackstone Real Estate Income Trust, Inc.; (ii) any person or entity 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by Blackstone Real Estate Income Trust, Inc.; (iii) any person or entity directly or indirectly controlling, controlled by or under common control with Blackstone Real Estate Income Trust, Inc., including any partnership in which Blackstone Real Estate Income Trust, Inc. is a general partner; and (iv) any executive officer, director, trustee or general partner of Blackstone Real Estate Income Trust, Inc. In the case of sales to fiduciary accounts, the minimum standards above shall be met by the beneficiary, the fiduciary, account, or by the donor or grantor, who directly or indirectly supplies the funds to purchase the shares if the donor or grantor is the fiduciary.
If you do not have another broker-dealer or other financial intermediary introducing you to Blackstone Real Estate Income Trust, Inc., then Blackstone Securities Partners L.P. (BSP) may be deemed to be acting as your broker-dealer of record in connection with any investment in Blackstone Real Estate Income Trust, Inc. For important information in this respect, see section 6 above. I declare that the information supplied above is true and correct and may be relied upon by Blackstone Real Estate Income Trust, Inc. I acknowledge that the Broker-Dealer / Financial Advisor (Broker-Dealer / Financial Advisor of record) indicated in section 6 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of Shares I own, tax information (including the Form 1099) and redemption information. Investors may change the Broker-Dealer / Financial Advisor of record at any time by contacting Blackstone Real Estate Income Trust, Inc. at the number indicated below. Further, by signing below, you acknowledge that BREIT and BSP have not acted in a fiduciary capacity under the Employee Retirement Income Security Act of 1974 to you or your Financial Advisor, and any communications made by either BREIT or BSP are not intended to be, and should not be considered as, impartial investment advice. Please consult your Financial Advisor if you have had any changes that might affect your ability to meet the applicable suitability requirements.

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SUBSTITUTE IRS FORM W-9 CERTIFICATIONS (Required for U.S. investors):
Under penalties of perjury, I certify that:
1.The number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and
2.I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
3.I am a U.S. citizen or other U.S. person (including a resident alien) (defined in IRS Form W-9); and
4.The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.
Certification Instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.
The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

x			x
	Signature of Investor	Date		Signature of Co-Investor or Custodian (If applicable)	Date
MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY

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9.Miscellaneous
If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Blackstone Real Estate Income Trust, Inc. experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in section 8 above, they are asked to promptly notify Blackstone Real Estate Income Trust, Inc. and the Broker-Dealer in writing. The Broker-Dealer may notify Blackstone Real Estate Income Trust, Inc. if an investor participating in the Distribution Reinvestment Plan can no longer make the representations or warranties set forth in section 8 above, and Blackstone Real Estate Income Trust, Inc. may rely on such notification to terminate such investor’s participation in the Distribution Reinvestment Plan. Class T, S, and D Common Shares shall convert to Class I Common Shares upon certain events as set forth in the Prospectus and the Company’s charter, including, but not limited to, when total Selling Commissions and Stockholder Servicing Fees paid with respect to such Shares would exceed, in the aggregate, 8.75% of the sum of the Gross Proceeds (as such term is defined in the Company’s Charter) from the sale of such Shares and the aggregate Reinvestment Proceeds (as such term is defined in the Company’s Charter) of any Shares issued under a Reinvestment Plan with respect to such Shares (or such lower percentage limit as may be set forth in the applicable agreement between the dealer manager of the Company and the relevant broker-dealer).
No sale of Shares may be completed until at least five business days after you receive the final Prospectus. To be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price at least five business days prior to the first calendar day of the month (unless waived). You will receive a written confirmation of your purchase.
All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Blackstone Real Estate Income Trust, Inc.
Return the completed Subscription Agreement to:
SS&C Technologies
PO Box 219349
Kansas City, MO 64121-9349
Overnight Address:
SS&C Technologies
430 W 7th St. Suite 219349
Kansas City, MO 64105
Blackstone Real Estate Income Trust, Inc. Investor Relations: 844-702-1299

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Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2024

On August 9, 2024, we filed our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 with the Securities and Exchange Commission. The report (without exhibits) is attached to this Supplement.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE QUARTERLY PERIOD ENDED June 30, 2024
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE TRANSITION PERIOD FROM                  TO
Commission File Number: 000-55931

Blackstone Real Estate Income Trust, Inc.
(Exact name of Registrant as specified in its charter)

Maryland		81-0696966
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
345 Park Avenue
New York,	NY	10154
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (212) 583-5000

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒
As of August 9, 2024, the registrant had the following shares outstanding (in thousands): 1,377,130 shares of Class S common stock, 2,197,097 shares of Class I common stock, 49,367 shares of Class T common stock, 143,505 shares of Class D common stock, 2,820 shares of Class C common stock, and 0 shares of Class F common stock.

PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS

Blackstone Real Estate Income Trust, Inc. Condensed Consolidated Balance Sheets (Unaudited) (in thousands, except per share data)

	June 30, 2024	December 31, 2023
Assets
Investments in real estate, net	$86,862,973	$91,079,010
Investments in unconsolidated entities (includes $3,995,987 and $4,221,593 at fair value as of June 30, 2024 and December 31, 2023, respectively)	7,040,551	7,338,329
Investments in real estate debt	5,558,488	6,790,632
Real estate loans held by consolidated securitization vehicles, at fair value	16,132,944	16,331,578
Cash and cash equivalents	1,629,851	1,945,260
Restricted cash	957,101	749,760
Other assets	7,627,680	6,563,226
Total assets	$125,809,588	$130,797,795

Liabilities and Equity
Mortgage loans, secured term loans, and secured revolving credit facilities, net	$63,271,503	$61,693,678
Secured financings of investments in real estate debt	3,697,400	4,368,269
Senior obligations of consolidated securitization vehicles, at fair value	14,632,231	14,777,146
Unsecured revolving credit facilities and term loans	1,626,923	1,126,923
Due to affiliates	840,336	1,033,083
Other liabilities	4,055,784	3,978,665
Total liabilities	88,124,177	86,977,764

Commitments and contingencies	—	—
Redeemable non-controlling interests	183,744	197,537

Equity
Common stock — Class S shares, $0.01 par value per share, 3,000,000 shares authorized; 1,386,026 and 1,488,197 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	13,860	14,882
Common stock — Class I shares, $0.01 par value per share, 6,000,000 shares authorized; 2,209,162 and 2,402,959 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	22,091	24,030
Common stock — Class T shares, $0.01 par value per share, 500,000 shares authorized; 50,494 and 59,246 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	505	592
Common stock — Class D shares, $0.01 par value per share, 1,500,000 shares authorized; 144,324 and 154,794 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	1,443	1,548
Common stock — Class C shares, $0.01 par value per share, 500,000 shares authorized; 2,726 and 2,136 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	27	21
Additional paid-in capital	44,126,933	48,576,100
Accumulated other comprehensive income	458,186	345,975
Accumulated deficit and cumulative distributions	(14,467,972)	(12,612,581)
Total stockholders’ equity	30,155,073	36,350,567
Non-controlling interests attributable to third party joint ventures	4,529,522	4,709,621
Non-controlling interests attributable to BREIT OP unitholders	2,817,072	2,562,306
Total equity	37,501,667	43,622,494
Total liabilities and equity	$125,809,588	$130,797,795
See accompanying notes to condensed consolidated financial statements.

Blackstone Real Estate Income Trust, Inc. Condensed Consolidated Statements of Operations (Unaudited) (in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues
Rental revenue	$1,912,544	$1,944,641	$3,875,609	$3,932,706
Hospitality revenue	150,129	217,744	283,306	418,965
Other revenue	95,874	110,670	188,546	209,324
Total revenues	2,158,547	2,273,055	4,347,461	4,560,995

Expenses
Rental property operating	902,711	897,010	1,816,167	1,789,199
Hospitality operating	101,969	147,589	193,884	281,412
General and administrative	17,950	17,122	34,300	34,298
Management fee	180,655	213,365	367,776	434,503
Performance participation allocation	(104,966)	—	—	—
Impairment of investments in real estate	118,044	105,216	183,758	117,715
Depreciation and amortization	889,334	987,636	1,802,542	1,987,021
Total expenses	2,105,697	2,367,938	4,398,427	4,644,148

Other income (expense)
(Loss) income from unconsolidated entities	(37,998)	89,966	(62,356)	534,624
Income from investments in real estate debt	157,075	224,838	425,268	388,803
Change in net assets of consolidated securitization vehicles	41,013	62,685	116,426	91,939
(Loss) income from interest rate derivatives	(52,637)	488,574	262,562	(153,587)
Net gain on dispositions of real estate	175,890	668,824	282,444	789,827
Interest expense, net	(857,855)	(739,289)	(1,689,570)	(1,527,881)
Loss on extinguishment of debt	(21,404)	(3,283)	(52,052)	(8,541)
Other (expense) income	(38,941)	11,518	16,167	(15,542)
Total other income (expense)	(634,857)	803,833	(701,111)	99,642
Net (loss) income	$(582,007)	$708,950	$(752,077)	$16,489
Net loss attributable to non-controlling interests in third party joint ventures	$37,386	$69,255	$69,059	$143,613
Net loss (income) attributable to non-controlling interests in BREIT OP unit holders	26,122	(23,271)	31,506	(6,223)
Net (loss) income attributable to BREIT stockholders	$(518,499)	$754,934	$(651,512)	$153,879
Net (loss) income per share of common stock — basic and diluted	$(0.13)	$0.17	$(0.17)	$0.03
Weighted-average shares of common stock outstanding, basic and diluted	3,847,540	4,529,016	3,924,186	4,595,291

See accompanying notes to condensed consolidated financial statements.

Blackstone Real Estate Income Trust, Inc. Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited) (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net (loss) income	$(582,007)	$708,950	$(752,077)	$16,489
Other comprehensive income (loss):
Foreign currency translation (loss) gain, net	(4,787)	15,123	(21,192)	25,588
Unrealized gain on derivatives	3,946	172,012	105,299	20,757
Unrealized gain (loss) on derivatives from unconsolidated entities	12,682	55,020	62,067	(2,211)
Other comprehensive income	11,841	242,155	146,174	44,134
Comprehensive (loss) income	(570,166)	951,105	(605,903)	60,623
Comprehensive loss attributable to non-controlling interests in third party joint ventures	35,945	30,734	41,017	136,955
Comprehensive loss (income) attributable to non-controlling interests in BREIT OP unit holders	25,700	(28,943)	25,585	(8,014)
Comprehensive (loss) income attributable to BREIT stockholders	$(508,521)	$952,896	$(539,301)	$189,564

See accompanying notes to condensed consolidated financial statements.

Blackstone Real Estate Income Trust, Inc. Condensed Consolidated Statements of Changes in Equity (Unaudited) (in thousands, except per share data)

	Par Value						Accumulated Other Comprehensive Income	Accumulated Deficit and Cumulative Distributions		Non- controlling Interests Attributable to Third Party Joint Ventures	Non- controlling Interests Attributable to BREIT OP Unitholders
	Common Stock Class S	Common Stock Class I	Common Stock Class T	Common Stock Class D	Common Stock Class C	Additional Paid-in Capital			Total Stockholders’ Equity			Total Equity
Balance at March 31, 2024	$14,374	$23,127	$551	$1,513	$22	$46,358,005	$448,208	$(13,359,204)	$33,486,596	$4,742,049	$2,770,015	$40,998,660
Common stock issued (transferred)	60	191	(22)	14	5	595,448	—	—	595,696	—	—	595,696
Reduction in accrual for offering costs, net	—	—	—	—	—	70,126	—	—	70,126	—	—	70,126
Distribution reinvestment	73	115	3	8	—	282,715	—	—	282,914	—	27,033	309,947
Common stock/units repurchased	(647)	(1,514)	(27)	(92)	—	(3,224,549)	—	—	(3,226,829)	—	(99,335)	(3,326,164)
Amortization of compensation awards	—	172	—	—	—	17,007	—	—	17,179	—	2,704	19,883
Net loss ($1,713 of net loss allocated to redeemable non‑controlling interests)	—	—	—	—	—	—	—	(518,499)	(518,499)	(35,798)	(25,997)	(580,294)
Other comprehensive income ($12 of other comprehensive loss allocated to redeemable non‑controlling interests)	—	—	—	—	—	—	9,978	—	9,978	1,462	413	11,853
Distributions declared on common stock and OP units ($0.1653 gross per share/unit)	—	—	—	—	—	—	—	(590,269)	(590,269)	—	(37,683)	(627,952)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	5,613	179,922	185,535
Operating distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	(38,163)	—	(38,163)
Capital distributions to and redemptions of non-controlling interests	—	—	—	—	—	8,989	—	—	8,989	(145,641)	—	(136,652)
Allocation to redeemable non-controlling interests	—	—	—	—	—	19,192	—	—	19,192	—	—	19,192
Balance at June 30, 2024	$13,860	$22,091	$505	$1,443	$27	$44,126,933	$458,186	$(14,467,972)	$30,155,073	$4,529,522	$2,817,072	$37,501,667

	Par Value						Accumulated Other Comprehensive Loss	Accumulated Deficit and Cumulative Distributions		Non- controlling Interests Attributable to Third Party Joint Ventures	Non- controlling Interests Attributable to BREIT OP Unitholders
	Common Stock Class S	Common Stock Class I	Common Stock Class T	Common Stock Class D	Common Stock Class C	Additional Paid-in Capital			Total Stockholders’ Equity			Total Equity
Balance at March 31, 2023	$15,824	$28,274	$705	$1,668	$11	$55,971,090	$231,651	$(10,516,519)	$45,732,704	$4,209,810	$1,664,876	$51,607,390
Common stock issued (transferred)	89	280	(22)	35	9	667,177	—	—	667,568	—	—	667,568
Reduction in accrual for offering costs, net	—	—	—	—	—	33,780	—	—	33,780	—	—	33,780
Distribution reinvestment	77	138	4	8	—	330,588	—	—	330,815	—	—	330,815
Common stock/units repurchased	(413)	(1,739)	(22)	(73)	—	(3,270,486)	—	—	(3,272,733)	—	(166,449)	(3,439,182)
Amortization of compensation awards	—	64	—	—	—	6,354	—	—	6,418	—	2,808	9,226
Net income ($1,199 of net loss allocated to redeemable non‑controlling interests)	—	—	—	—	—	—	—	754,934	754,934	(68,060)	23,275	710,149
Other comprehensive income ($68 of other comprehensive income allocated to redeemable non‑controlling interests)	—	—	—	—	—	—	197,962	—	197,962	38,453	5,672	242,087
Distributions declared on common stock ($0.1664 gross per share)	—	—	—	—	—	—	—	(700,072)	(700,072)	—	—	(700,072)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	38,920	9,987	48,907
Distributions to and redemptions of non-controlling interests	—	—	—	—	—	(7,949)	—	—	(7,949)	(51,950)	(21,816)	(81,715)
Allocation to redeemable non-controlling interests	—	—	—	—	—	7,339	—	—	7,339	—	—	7,339
Balance at June 30, 2023	$15,577	$27,017	$665	$1,638	$20	$53,737,893	$429,613	$(10,461,657)	$43,750,766	$4,167,173	$1,518,353	$49,436,292
See accompanying notes to condensed consolidated financial statements.

Blackstone Real Estate Income Trust, Inc. Condensed Consolidated Statements of Changes in Equity (Unaudited) (in thousands, except per share data)

	Par Value						Accumulated Other Comprehensive Income	Accumulated Deficit and Cumulative Distributions		Non- controlling Interests Attributable to Third Party Joint Ventures	Non- controlling Interests Attributable to BREIT OP Unitholders
	Common Stock Class S	Common Stock Class I	Common Stock Class T	Common Stock Class D	Common Stock Class C	Additional Paid-in Capital			Total Stockholders' Equity			Total Equity
Balance at December 31, 2023	$14,882	$24,030	$592	$1,548	$21	$48,576,100	$345,975	$(12,612,581)	$36,350,567	$4,709,621	$2,562,306	$43,622,494
Common stock issued (transferred)	87	363	(44)	16	6	1,043,615	—	—	1,044,043	—	—	1,044,043
Reduction in accrual for offering costs, net	—	—	—	—	—	100,649	—	—	100,649	—	—	100,649
Distribution reinvestment	148	233	7	17	—	572,539	—	—	572,944	—	51,732	624,676
Common stock/units repurchased	(1,257)	(2,896)	(50)	(138)	—	(6,129,619)	—	—	(6,133,960)	—	(109,082)	(6,243,042)
Amortization of compensation awards	—	361	—	—	—	35,701	—	—	36,062	—	5,408	41,470
Net loss ($2,600 of net loss allocated to redeemable non‑controlling interests)	—	—	—	—	—	—	—	(651,512)	(651,512)	(66,584)	(31,381)	(749,477)
Other comprehensive income ($94 of other comprehensive loss allocated to redeemable non‑controlling interests)	—	—	—	—	—	—	112,211	—	112,211	28,145	5,912	146,268
Distributions declared on common stock and OP Units ($0.3307 gross per share/unit)	—	—	—	—	—	—	—	(1,203,879)	(1,203,879)	—	(73,555)	(1,277,434)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	134,700	405,732	540,432
Operating distributions to non-controlling interests	—	—	—	—	—	—	—	—	—	(73,310)	—	(73,310)
Capital distributions to and redemptions of non-controlling interests	—	—	—	—	—	(92,120)	—	—	(92,120)	(203,050)	—	(295,170)
Allocation to redeemable non-controlling interests	—	—	—	—	—	20,068	—	—	20,068	—	—	20,068
Balance at June 30, 2024	$13,860	$22,091	$505	$1,443	$27	$44,126,933	$458,186	$(14,467,972)	$30,155,073	$4,529,522	$2,817,072	$37,501,667

	Par Value						Accumulated Other Comprehensive Loss	Accumulated Deficit and Cumulative Distributions		Non- controlling Interests Attributable to Third Party Joint Ventures	Non- controlling Interests Attributable to BREIT OP Unitholders
	Common Stock Class S	Common Stock Class I	Common Stock Class T	Common Stock Class D	Common Stock Class C	Additional Paid-in Capital			Total Stockholders' Equity			Total Equity
Balance at December 31, 2022	$15,974	$23,947	$726	$4,214	$—	$53,212,494	393,928	$(9,196,019)	$44,455,264	$4,278,895	$1,466,592	$50,200,751
Common stock issued (transferred)	202	6,193	(29)	(2,415)	20	6,101,809	—	—	6,105,780	—	—	6,105,780
Reduction in accrual for offering costs, net	—	—	—	—	—	370,193	—	—	370,193	—	—	370,193
Distribution reinvestment	156	266	8	30	—	675,005	—	—	675,465	—	—	675,465
Common stock/units repurchased	(755)	(3,526)	(40)	(191)	—	(6,611,140)	—	—	(6,615,652)	—	(212,433)	(6,828,085)
Amortization of compensation awards	—	137	—	—	—	13,579	—	—	13,716	—	4,922	18,638
Net income ($763 of net loss allocated to redeemable non-controlling interests)	—	—	—	—	—	—	—	153,879	153,879	(141,156)	4,529	17,252
Other comprehensive income ($303 of other comprehensive income allocated to redeemable non‑controlling interests)	—	—	—	—	—	—	35,685	—	35,685	6,580	1,566	43,831
Distributions declared on common stock ($0.3327 gross per share)	—	—	—	—	—	—	—	(1,419,517)	(1,419,517)	—	—	(1,419,517)
Contributions from non-controlling interests	—	—	—	—	—	—	—	—	—	128,852	297,336	426,188
Distributions to and redemptions of non-controlling interests	—	—	—	—	—	(2,415)	—	—	(2,415)	(105,998)	(44,159)	(152,572)
Allocation to redeemable non-controlling interests	—	—	—	—	—	(21,632)	—	—	(21,632)	—	—	(21,632)
Balance at June 30, 2023	$15,577	$27,017	$665	$1,638	$20	$53,737,893	$429,613	$(10,461,657)	$43,750,766	$4,167,173	$1,518,353	$49,436,292
 See accompanying notes to condensed consolidated financial statements.

Blackstone Real Estate Income Trust, Inc. Condensed Consolidated Statements of Cash Flows (Unaudited) (in thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(752,077)	$16,489
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Management fee	367,776	434,503
Impairment of investments in real estate	183,758	117,715
Depreciation and amortization	1,802,542	1,987,021
Net gain on dispositions of real estate	(282,444)	(789,827)
Loss on extinguishment of debt	52,052	8,541
Unrealized (gain) loss on fair value of financial instruments	(365,470)	23,711
Loss (income) from unconsolidated entities	62,356	(534,624)
Distributions of earnings from unconsolidated entities	113,931	157,088
Other items	(44,531)	140,298
Change in assets and liabilities:
Increase in other assets	53,128	(73,289)
Increase in due to affiliates	19,746	(2,464)
Decrease in other liabilities	(58,450)	20,888
Net cash provided by operating activities	1,152,317	1,506,050
Cash flows from investing activities:
Acquisitions of real estate	—	(36,667)
Capital improvements to real estate	(529,664)	(698,398)
Proceeds from disposition of real estate	2,081,578	2,872,916
Investment in unconsolidated entities	(316,194)	(270,045)
Dispositions of and return of capital from unconsolidated entities	772,571	1,811,738
Purchase of investments in real estate debt	(50,078)	(122,827)
Proceeds from sale/repayment of investments in real estate debt	1,393,750	607,718
Proceeds from repayments of real estate loans held by consolidated securitization vehicles	410,492	113,417
Collateral (posted) released under derivative contracts	(7,750)	10,295
Other investing activities	27,911	29,244
Net cash provided by investing activities	3,782,616	4,317,391
Cash flows from financing activities:
Borrowings under mortgage loans, secured term loans, and secured revolving credit facilities	11,654,277	2,369,075
Repayments of mortgage loans, secured term loans, and secured revolving credit facilities	(10,055,756)	(5,688,534)
Borrowings under secured financings of investments in real estate debt	222,787	176,678
Repayments of secured financings of investments in real estate debt	(886,810)	(410,331)
Borrowings under unsecured revolving credit facilities and term loans	1,490,000	—
Repayments of unsecured revolving credit facilities and term loans	(990,000)	—
Payment of deferred financing costs	(166,601)	(44,350)
Sales of senior obligations of consolidated securitization vehicles	70,898	77,528
Repayments of senior obligations of consolidated securitization vehicles	(377,845)	(105,193)
Proceeds from issuance of common stock	885,158	5,394,423
Subscriptions received in advance	98,837	107,215
Offering costs paid	(106,775)	(118,884)
Distributions	(646,548)	(743,629)
Repurchase of common stock	(5,903,091)	(6,139,742)
Contributions from redeemable non-controlling interest	1,002	173
Distributions to and redemption of redeemable non-controlling interest	(7,329)	(2,637)
Redemption of affiliate service provider incentive compensation awards	(879)	(141)
Contributions from non-controlling interests	7,709	19,220
Distributions to and redemptions of non-controlling interests	(330,505)	(312,637)
Net cash used in financing activities	(5,041,471)	(5,421,766)
Net change in cash and cash equivalents and restricted cash	(106,538)	401,675
Cash, cash equivalents and restricted cash, beginning of period	2,695,020	2,254,492
Effects of foreign currency translation on cash, cash equivalents and restricted cash	(1,530)	(30)
Cash, cash equivalents and restricted cash, end of period	$2,586,952	$2,656,137
Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheets:
Cash and cash equivalents	$1,629,851	$1,866,185
Restricted cash	957,101	789,952
Total cash, cash equivalents and restricted cash	$2,586,952	$2,656,137

Non-cash investing and financing activities:
Assumption of other assets and liabilities in conjunction with acquisitions of real estate	$—	$1,295
Issuance of Class I shares for settlement of joint venture promote liability	$43,219	$—
Issuance of BREIT OP units for settlement of joint venture promote liability	$36,499	$—
Accrued capital expenditures and acquisition related costs	$2,033	$2,287
Accrued distributions	$—	$574
Change in accrued stockholder servicing fee due to affiliate	$(208,207)	$(490,124)
Redeemable non-controlling interest issued as settlement of performance participation allocation	$15,370	$—
Issuance of Class B units and Class I shares for payment of management fees	$372,061	$435,305
Exchange of redeemable non-controlling interest for Class I or Class C shares	$—	$65,313
Exchange of redeemable non-controlling interest for Class I or Class B units	$—	$278,990
Allocation to redeemable non-controlling interest	$20,068	$21,632
Distribution reinvestment	$624,676	$675,465
Accrued repurchases	$808,612	$654,248
Conversion of equity securities to investments in unconsolidated entities	$396,120	$—
Collateral used in repayment of mortgage payable	$23,414	$—
Receivable for proceeds from disposition of real estate	$1,016	$—
Receivable for unsettled investments in real estate debt	$16,819	$4,311
Net increase in additional paid-in capital resulting from purchases of non-controlling interest	$—	$6,707
Increases (decreases) in assets and liabilities resulting from change in control transactions:
Investments in real estate, net	$211,768	$335,092
Other assets	$705	$(9,031)
Mortgage loans, net	$(88,722)	$(126,208)
Other liabilities	$(11,405)	$(22,444)
Non-controlling interests attributable to third party joint ventures	$(34,126)	$(109,568)

See accompanying notes to condensed consolidated financial statements.

Blackstone Real Estate Income Trust, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)
1. Organization and Business Purpose
Blackstone Real Estate Income Trust, Inc. (“BREIT” or the “Company”) invests primarily in stabilized, income-generating commercial real estate in the United States and, to a lesser extent, outside the United States. The Company to a lesser extent invests in real estate debt investments. The Company is the sole general partner and majority limited partner of BREIT Operating Partnership L.P., a Delaware limited partnership (“BREIT OP”). BREIT Special Limited Partner L.P. (the “Special Limited Partner”), a wholly-owned subsidiary of Blackstone Inc. (together with its affiliates, “Blackstone”), owns a special limited partner interest in BREIT OP. Substantially all of the Company’s business is conducted through BREIT OP. The Company and BREIT OP are externally managed by BX REIT Advisors L.L.C. (the “Adviser”). The Adviser is part of the real estate group of Blackstone, a leading global investment manager. The Company was formed on November 16, 2015 as a Maryland corporation and qualifies as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.
The Company registered an offering with the Securities and Exchange Commission (the “SEC”) of up to $60.0 billion in shares of common stock, consisting of up to $48.0 billion in shares in its primary offering and up to $12.0 billion in shares pursuant to its distribution reinvestment plan, which the Company began using to offer shares of its common stock in March 2022 (the “Current Offering”). The Company intends to sell any combination of its Class S, I, T and D shares of its common stock, with a dollar value up to the maximum aggregate amount of the Current Offering. The share classes have different upfront selling commissions, dealer manager fees and ongoing stockholder servicing fees. In addition to the Current Offering, the Company is conducting private offerings of Class I and Class C shares to certain feeder or other vehicles created to hold the Company’s shares and other assets, which in turn will sell interests in itself to other investors, including non-U.S. persons, and to other persons, as described in the Company’s prospectus. In addition, the Company may conduct one or more private offerings of Class F shares to certain feeder or other vehicles created to hold the Company’s shares and other assets, which in turn will sell interests in itself to other investors, and to other persons, as described in the Company’s prospectus. Any such private offering will be exempt from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”) by virtue of Section 4(a)(2) and/or Regulation D or Regulation S promulgated thereunder. The Company intends to continue selling shares on a monthly basis. As of June 30, 2024, the Company had received aggregate net proceeds of $75.8 billion from selling shares of the Company’s common stock through the Current Offering, prior offerings registered with the SEC, and in unregistered private offerings.
As of June 30, 2024, the Company owned, in whole or in part, 4,733 properties and 64,324 single family rental homes. The Company currently operates in nine reportable segments: Rental Housing, Industrial, Net Lease, Data Centers, Hospitality, Self Storage, Retail, and Office properties, and Investments in Real Estate Debt. Rental Housing includes multifamily and other types of rental housing such as student, affordable, manufactured and single family rental housing, as well as senior living. Net Lease includes the real estate assets of The Bellagio Las Vegas (the “Bellagio”) and The Cosmopolitan of Las Vegas (the “Cosmopolitan”). Financial results by segment are reported in Note 16 — Segment Reporting.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. The condensed consolidated financial statements, including the condensed notes thereto, are unaudited and exclude some of the disclosures required in audited financial statements. Management believes it has made all necessary adjustments, consisting of only normal recurring items, so that the condensed consolidated financial statements are presented fairly and that estimates made in preparing the Company’s condensed consolidated financial statements are reasonable and prudent. The accompanying unaudited condensed consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC.
The accompanying condensed consolidated financial statements include the accounts of the Company, the Company’s subsidiaries, and joint ventures in which the Company has a controlling financial interest. All intercompany balances and transactions have been eliminated in consolidation.$0.0 million$26.4 million$15.9 million
Certain amounts in the Company’s prior period Condensed Consolidated Statements of Operations included in income (loss) from investments in real estate debt of $26.4 million for the three months ended June 30, 2023 have been reclassified to (loss) income from interest rate derivatives and interest expense, net in the amounts of $(47.7) million and $74.1 million, respectively, to conform to the current period presentation. For the six months ended June 30, 2023, certain amounts in the Company’s prior period Condensed

Consolidated Statements of Operations included in income (loss) from investments in real estate debt of $15.9 million have been reclassified to (loss) income from interest rate derivatives and interest expense, net in the amounts of $(69.6) million and $85.5 million, respectively, to conform to the current period presentation.
Principles of Consolidation
The Company consolidates all entities in which it has a controlling financial interest through majority ownership or voting rights and variable interest entities whereby the Company is the primary beneficiary. In determining whether the Company has a controlling financial interest in a partially owned entity and the requirement to consolidate the accounts of that entity, the Company considers whether the entity is a variable interest entity (“VIE”) and whether it is the primary beneficiary. The Company is the primary beneficiary of a VIE when it has (i) the power to direct the most significant activities impacting the economic performance of the VIE and (ii) the obligation to absorb losses or receive benefits significant to the VIE. Entities that do not qualify as VIEs are generally considered voting interest entities (“VOEs”) and are evaluated for consolidation under the voting interest model. VOEs are consolidated when the Company controls the entity through a majority voting interest or other means.
For consolidated joint ventures, the non-controlling partner’s share of the assets, liabilities, and operations of each joint venture is included in non-controlling interests as equity of the Company. The non-controlling partner’s interest is generally computed as the joint venture partner’s ownership percentage. Certain of the joint ventures formed by the Company provide the other partner a profits interest based on certain internal rate of return hurdles being achieved. Any profits interest due to the other partner is also reported within non-controlling interests.
When the requirements for consolidation are not met and the Company has significant influence over the operations of the entity, the investment is accounted for under the equity method of accounting. Investments in unconsolidated entities for which the Company has not elected a fair value option are initially recorded at cost and subsequently adjusted for the Company’s pro-rata share of net income, contributions and distributions. When the Company elects the fair value option (“FVO”), the Company records its share of net asset value of the entity and any related unrealized gains and losses.
The Company owns certain subordinate securities in CMBS securitizations that give the Company certain rights with respect to the underlying loans that serve as collateral for the CMBS securitization. In particular, these subordinate securities typically give the holder the right to direct certain activities of the securitization on behalf of all securityholders, which could impact the securitization's overall economic performance. Such rights, along with the obligation to absorb losses and receive benefits from the ownership of the subordinate securities, require consolidation of these securitizations, which are considered VIEs under GAAP.
As of June 30, 2024, the total assets and liabilities of the Company’s consolidated VIEs, excluding BREIT OP, were $48.7 billion and $35.7 billion, respectively, compared to $50.3 billion and $37.4 billion, respectively, as of December 31, 2023. Such amounts are included on the Company’s Condensed Consolidated Balance Sheets.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may ultimately differ materially from those estimates.
Fair Value Measurements
Under normal market conditions, the fair value of an investment is the amount that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date (i.e., the exit price). The Company uses a hierarchical framework that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment, and the state of the marketplace, including the existence and transparency of transactions between market participants. Investments with readily available actively quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.
Investments measured and reported at fair value are classified and disclosed in one of the following levels within the fair value hierarchy:
Level 1 — quoted prices are available in active markets for identical investments as of the measurement date. The Company does not adjust the quoted price for these investments.

Level 2 — quoted prices are available in markets that are not active or model inputs are based on inputs that are either directly or indirectly observable as of the measurement date.
Level 3 — pricing inputs are unobservable and include instances where there is minimal, if any, market activity for the investment. These inputs require significant judgment or estimation by management or third parties when determining fair value and generally represent anything that does not meet the criteria of Levels 1 and 2. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.
Valuation of assets and liabilities measured at fair value
The Company’s investments in real estate debt are reported at fair value. As of June 30, 2024 and December 31, 2023, the Company’s investments in real estate debt, directly or indirectly, consisted of commercial mortgage-backed securities (“CMBS”) and residential mortgage-backed securities (“RMBS”), which are securities backed by one or more mortgage loans secured by real estate assets, as well as corporate bonds, term loans, mezzanine loans, and other investments in debt issued by real estate-related companies or secured by real estate assets. The Company generally determines the fair value of its investments in real estate debt by utilizing third-party pricing service providers whenever available.
In determining the fair value of a particular investment, pricing service providers may use broker-dealer quotations, reported trades or valuation estimates from their internal pricing models to determine the reported price. The pricing service providers’ internal models for securities such as real estate debt generally consider the attributes applicable to a particular class of the security (e.g., credit rating, seniority), current market data, and estimated cash flows for each security, and incorporate specific collateral performance, as applicable.
Certain of the Company’s investments in real estate debt, such as mezzanine loans and other investments, are unlikely to have readily available market quotations. In such cases, the Company will generally determine the initial value based on the acquisition price of such investment if acquired by the Company or the par value of such investment if originated by the Company. Following the initial measurement, the Company generally engages third party service providers to perform valuations for such investments. The service provider will determine fair value by utilizing or reviewing certain of the following (i) market yield data, (ii) discounted cash flow modeling, (iii) collateral asset performance, (iv) local or macro real estate performance, (v) capital market conditions, (vi) debt yield or loan-to-value ratios, and (vii) borrower financial condition and performance. Refer to Note 5 for additional details on the Company’s investments in real estate debt.
For CMBS securitizations the Company consolidates, it has elected to apply the measurement alternative under GAAP and measures both the financial assets and financial liabilities of the securitizations using the fair value of such financial liabilities, which it considers more observable than the fair value of such financial assets.
The Company’s investments in equity securities of public and private real estate-related companies are reported at fair value. In determining the fair value of public equity securities, the Company utilizes the closing price of such securities in the principal market in which the security trades (Level 1 inputs). In determining the fair value of its preferred equity security, the Company utilizes inputs such as stock volatility, discount rate, and risk-free interest rate (Level 2 inputs). As of December 31, 2023, the Company’s equity securities were recorded as a component of Other Assets on the Company’s Condensed Consolidated Balance Sheets. As of June 30, 2024, there were no such equity securities.
The Company has elected the FVO for certain of its investments in unconsolidated entities and therefore, reports these investments at fair value. The Company separately values the assets and liabilities of the investments in unconsolidated entities. To determine the fair value of the real estate assets of the investments in unconsolidated entities, the Company utilizes a discounted cash flow methodology, taking into consideration various factors including discount rate and exit capitalization rate. The Company utilizes third party service providers to perform valuations of the indebtedness of the investments in unconsolidated entities. The fair value of the indebtedness of the investments in unconsolidated entities is determined by modeling the cash flows and discounting them back to the present value using weighted average cost of debt. Additionally, current market rates and conditions are considered by evaluating similar borrowing agreements with comparable loan-to-value ratios and credit profiles. After the fair value of the assets and liabilities are determined, the Company applies its ownership interest to the net asset value and reflects this amount as its investments in unconsolidated entities at fair value. The inputs used in determining the Company’s investments in unconsolidated entities carried at fair value are considered Level 3. The Company discloses the weighted average cost of capital, which combines the discount rate on the fair value of real estate and the weighted average cost of debt on the fair value of the indebtedness, and exit capitalization rate as key Level 3 inputs.
The Company’s derivative financial instruments are reported at fair value and consist of foreign currency and interest rate contracts. The fair values of the Company’s foreign currency and interest rate contracts were estimated using advice from a third-party derivative specialist, based on contractual cash flows and observable inputs comprising yield curves, foreign currency rates and credit spreads (Level 2 inputs).

The following table details the Company’s assets and liabilities measured at fair value on a recurring basis ($ in thousands):

	June 30, 2024				December 31, 2023
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:
Investments in real estate debt(1)	$—	$4,338,199	$1,002,279	$5,340,478	$—	$5,548,920	$1,241,712	$6,790,632
Real estate loans held by consolidated securitization vehicles, at fair value	—	16,132,944	—	16,132,944	—	16,331,578	—	16,331,578
Equity securities(2)	—	—	—	—	62,333	273,600	—	335,933
Investments in unconsolidated entities	—	331,858	3,664,129	3,995,987	—	549,138	3,672,455	4,221,593
Interest rate and foreign currency hedging derivatives(2)	—	2,533,282	—	2,533,282	—	2,160,266	—	2,160,266
Total	$—	$23,336,283	$4,666,408	$28,002,691	$62,333	$24,863,502	$4,914,167	$29,840,002

Liabilities:
Senior obligations of consolidated securitization vehicles, at fair value	$—	$14,632,231	$—	$14,632,231	$—	$14,777,146	$—	$14,777,146
Interest rate and foreign currency hedging derivatives(3)	—	22,874	—	22,874	—	34,236	—	34,236
Total	$—	$14,655,105	$—	$14,655,105	$—	$14,811,382	$—	$14,811,382
(1)Excludes $218.0 million of investments measured at fair value using NAV as a practical expedient that are not classified in the fair value hierarchy.
(2)Included in Other Assets in the Company’s Condensed Consolidated Balance Sheets.
(3)Included in Other Liabilities in the Company’s Condensed Consolidated Balance Sheets.
The following table details the Company’s assets and liabilities measured at fair value on a recurring basis using Level 3 inputs ($ in thousands):

	Investments in Real Estate Debt	Investments in Unconsolidated Entities	Total
Balance as of December 31, 2023	$1,241,712	$3,672,455	$4,914,167
Purchases and contributions	18,750	97,720	116,470
Sales and repayments	(255,204)	—	(255,204)
Distributions received	—	(68,158)	(68,158)
Included in net income (loss)
Loss from unconsolidated entities measured at fair value	—	(37,888)	(37,888)
Realized loss	(2,528)	—	(2,528)
Unrealized loss	(451)	—	(451)
Balance as of June 30, 2024	$1,002,279	$3,664,129	$4,666,408

The following tables contain the quantitative inputs and assumptions used for items categorized in Level 3 of the fair value hierarchy ($ in thousands):

	June 30, 2024
	Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average Rate	Impact to Valuation from an Increase in Input
Assets
Investments in real estate loans	$1,002,279	Yield method	Market yield	10.4%	Decrease
Investments in unconsolidated entities	$3,664,129	Discounted cash flow	Weighted average cost of capital	7.8%	Decrease
			Exit capitalization rate	5.2%	Decrease

	December 31, 2023
	Fair Value	Valuation Technique	Unobservable Inputs	Weighted Average Rate	Impact to Valuation from an Increase in Input
Assets
Investments in real estate loans	$1,241,712	Yield method	Market yield	10.1%	Decrease
Investments in unconsolidated entities	$3,672,455	Discounted cash flow	Weighted average cost of capital	7.7%	Decrease
			Exit capitalization rate	5.2%	Decrease
Valuation of assets measured at fair value on a nonrecurring basis
Certain of the Company’s assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments, such as when there is evidence of impairment, and therefore measured at fair value on a nonrecurring basis. The Company reviews its real estate properties for impairment each quarter or when there is an event or change in circumstances that could indicate the carrying amount of the real estate value may not be recoverable.
During the three months ended June 30, 2024, the Company recognized an aggregate $75.6 million of impairment charges related to two student housing properties, one industrial property, and various single family rental homes. The impairments reduced the GAAP carrying amount of such investments to their fair value, and were the result of updates to the undiscounted cash flow assumptions to account for a shorter hold period, as the Company is considering a potential disposition of these investments. The cumulative fair value of such real estate investments at the time of impairment was $125.8 million, and was estimated utilizing a discounted cash flow method. The significant unobservable inputs utilized in the analysis were the discount rate (Level 3), which ranged from 6.1% to 10.0%, and the exit capitalization rate (Level 3), which ranged from 5.0% to 7.1%.
Additionally, during the three months ended June 30, 2024, the Company recognized an aggregate $42.4 million related to certain held-for-sale real estate investments where their GAAP carrying amount exceeded their fair value, less estimated closing costs. The significant unobservable input utilized in the analysis was the purchase price, which is considered a Level 2 input. Refer to Note 3 for additional details of the impairments.
$12.5 millionValuation of liabilities not measured at fair value
As of June 30, 2024 and December 31, 2023, the fair value of the Company’s mortgage loans, secured term loans, secured revolving credit facilities, secured financings on investments in real estate debt, and unsecured revolving credit facilities was $1.1 billion and $1.3 billion, respectively, below carrying value. Fair value of the Company’s indebtedness is estimated by modeling the cash flows required by the Company’s debt agreements and discounting them back to the present value using its equity discount rate. Additionally, current market rates and conditions are considered by evaluating similar borrowing agreements with comparable loan-to-value ratios and credit profiles. The Company utilizes third party service providers to perform these valuations. The inputs used in determining the fair value of the Company’s indebtedness are considered Level 3.
Stock-Based Compensation
The Company’s stock-based compensation consists of incentive compensation awards issued to certain employees of Home Partners of America (“HPA”), April Housing, and American Campus Communities (“ACC”), all of which are consolidated subsidiaries of BREIT, and certain employees of affiliate portfolio company service providers. Such awards vest over time and stock-based compensation expense is recognized for these awards using a graded vesting attribution method over the applicable vesting period of each award, based on the value of the awards on their grant date, as adjusted for forfeitures. The awards are subject to service periods ranging from three to four years. The vesting conditions that are based on the Company achieving certain returns, or other key performance metrics, over a stated hurdle amount are considered market conditions. The achievement of returns, or other key performance metrics, over the stated hurdle amounts, which affect the quantity of awards that vest, is considered a performance condition. If the Company determines it is probable that the performance conditions will be met, the value of the award will be amortized over the service periods, as adjusted for forfeitures. If the Company determines it is not probable that the performance conditions will be met, the value of the award is considered zero and any previous amortization will be reversed. The number of awards expected to vest is evaluated each reporting period and compensation expense is recognized for those awards for which achievement of the performance criteria is considered probable.
Refer to Note 10 for additional information on the awards issued to certain employees of the affiliate portfolio companies. The following table details the incentive compensation awards issued to certain employees of HPA, April Housing and ACC ($ in thousands):

	December 31, 2023	For the Six Months Ended June 30, 2024			June 30, 2024
Plan Year	Unrecognized Compensation Cost	Forfeiture of unvested awards	Value of Awards Issued	Amortization of Compensation Cost	Unrecognized Compensation Cost	Remaining Amortization Period
2022	$8,284	$—	$—	$(2,164)	$6,120	1.7 years
2023	15,413	—	—	(5,011)	10,402	2.0 years
2024	—	—	26,997	(4,500)	22,497	2.8 years
Total	$23,697	$—	$26,997	$(11,675)	$39,019
Recent Accounting Pronouncements

In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-09 “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” or ASU 2023-09. ASU 2023-09 requires additional disaggregated disclosures on the entity’s effective tax rate reconciliation and additional details on income taxes paid. ASU 2023-09 is effective on a prospective basis, with the option for retrospective application, for annual periods beginning after December 15, 2024 and early adoption is permitted. The Company does not expect the adoption of ASU 2023-09 to have a material impact on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07 “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” or ASU 2023-07. ASU 2023-07 enhances the disclosures required for reportable segments on an annual and interim basis. ASU 2023-07 is effective on a retrospective basis for annual periods beginning after December 15, 2023, for interim periods within fiscal years beginning after December 15, 2024, and early adoption is permitted. The Company has not early adopted ASU 2023-07 and does not expect the adoption of ASU 2023-07 to have a material impact on its consolidated financial statements.

3. Investments in Real Estate
Investments in real estate, net consisted of the following ($ in thousands):

	June 30, 2024	December 31, 2023
Building and building improvements	$75,770,696	$78,214,115
Land and land improvements	17,215,458	17,835,688
Furniture, fixtures and equipment	2,415,431	2,389,383
Right of use asset - operating leases(1)	1,063,614	1,093,479
Right of use asset - financing leases(1)	72,862	72,862
Total	96,538,061	99,605,527
Accumulated depreciation and amortization	(9,675,088)	(8,526,517)
Investments in real estate, net	$86,862,973	$91,079,010
(1)Refer to Note 15 for additional details on the Company’s leases.

Acquisitions

There were no acquisitions during the six months ended June 30, 2024.
Dispositions
The following tables detail the dispositions during the periods set forth below ($ in thousands):

	Three Months Ended June 30, 2024			Six Months Ended June 30, 2024
Segments	Number of Properties	Net Proceeds	Net Gain(1)	Number of Properties	Net Proceeds	Net Gain(1)
Rental Housing properties(2)	21	$682,826	$32,825	54	$1,202,800	$77,246
Industrial properties	17	366,269	121,900	31	692,150	185,441
Retail properties	9	161,105	21,165	10	187,644	19,757
Total	47	$1,210,200	$175,890	95	$2,082,594	$282,444

	Three Months Ended June 30, 2023			Six Months Ended June 30, 2023
Segments	Number of Properties	Net Proceeds	Net Gain(1)	Number of Properties	Net Proceeds	Net Gain(1)
Hospitality properties	2	$817,083	$300,151	7	$914,637	$311,111
Rental Housing properties(2)	31	766,034	290,272	73	1,419,804	396,060
Industrial properties	8	424,808	73,958	12	434,025	75,563
Retail properties	3	90,066	4,443	4	104,450	7,093
Total	44	$2,097,991	$668,824	96	$2,872,916	$789,827
(1)For the three months ended June 30, 2024, net gain includes gains of $201.0 million and losses of $25.1 million. For the six months ended June 30, 2024, net gain includes gains of $313.6 million and losses of $31.2 million. For the three months ended June 30, 2023, net gain includes gains of $678.3 million and losses of $9.5 million. For the six months ended June 30, 2023, net gain includes gains of $833.9 million and losses of $44.1 million.
(2)The number of properties excludes single family rental homes sold.

Properties Held-for-Sale
As of June 30, 2024, 35 properties in the rental housing segment, one property in the industrial segment, and various single family rental homes were classified as held-for-sale. The held-for-sale assets and related liabilities are included as components of Other Assets and Other Liabilities, respectively, on the Company’s Condensed Consolidated Balance Sheets.
The following table details the assets and liabilities of the Company’s properties classified as held-for-sale ($ in thousands):

Assets:	June 30, 2024
Investments in real estate, net	$1,645,097
Other assets	7,446
Total assets	$1,652,543

Liabilities:
Mortgage loans, net	$301,131
Other liabilities	52,882
Total liabilities	$354,013
Impairment
During the three months ended June 30, 2024, the Company recognized an aggregate $118.0 million of impairment charges including (i) $75.6 million related to two student housing properties, one industrial property, and various single family rental homes as a result of updates to the undiscounted cash flow assumptions to account for a shorter hold period, and (ii) $42.4 million related to certain held-for-sale real estate investments where their GAAP carrying amount exceeded their fair value, less estimated closing costs.
During the six months ended June 30, 2024, the Company recognized an aggregate $183.8 million of impairment charges including (i) $112.1 million related to three student housing properties, two affordable housing properties, one industrial property, and various single family rental homes as a result of updates to the undiscounted cash flow assumptions to account for a shorter hold period, and (ii) $71.7 million related to certain held-for-sale real estate investments where their GAAP carrying amount exceeded their fair value, less estimated closing costs.
During the three months ended June 30, 2023, the Company recognized an aggregate $105.2 million of impairment charges related predominantly to one office property and to a lesser extent affordable housing properties as a result of updates to the undiscounted cash flow assumptions to account for a shorter hold period.
During the six months ended June 30, 2023, the Company recognized an aggregate $117.7 million of impairment charges including (i) $105.2 million related predominantly to one office property and to a lesser extent affordable housing properties as a result of updates to the undiscounted cash flow assumptions to account for a shorter hold period, and (ii) $12.5 million related to certain held-for-sale real estate investments where their GAAP carrying amount exceeded their fair value, less estimated closing costs.

4. Investments in Unconsolidated Entities
The Company holds investments in joint ventures that it accounts for under the equity method of accounting or the fair value option, as the Company’s ownership interest in each joint venture does not meet the requirements for consolidation. Refer to Note 2 for additional details.
The following tables detail the Company’s investments in unconsolidated entities ($ in thousands):

	June 30, 2024
Investment in Joint Venture	Segment	Number of Joint Ventures	Number of Properties	Ownership Interest	Book Value
Unconsolidated entities carried at historical cost:
QTS Data Centers(1)	Data Centers	1	97	35.7%	$1,607,156
Rental Housing investments(2)	Rental Housing	14	10	12.2% - 57.3%	812,546
Hospitality investment	Hospitality	1	196	30.0%	288,385
Industrial investments(3)	Industrial	3	56	10.1% - 22.4%	245,431
Retail investments	Retail	2	7	50.0%	91,046
Total unconsolidated entities carried at historical cost		21	366		3,044,564
Unconsolidated entities carried at fair value:
Industrial investments(4)	Industrial	11	2,071	12.4% - 85.0%	3,183,464
Office investments	Office	1	1	49.0%	480,665
Rental Housing investments(5)	Rental Housing	2	11	11.6%	331,858
Total unconsolidated entities carried at fair value		14	2,083		3,995,987
Total		35	2,449		$7,040,551
(1)The Company along with certain Blackstone-advised investment vehicles formed a joint venture (“QTS Data Centers”) and acquired all outstanding shares of common stock of QTS Realty Trust (“QTS”).
(2)Includes 10,543 single family rental homes that are not included in the number of properties.
(3)Includes $245.4 million from investments in three joint ventures formed by the Company and certain Blackstone-advised investment vehicles.
(4)Includes $2.4 billion from investments in three joint ventures formed by the Company and certain Blackstone-advised investment vehicles.
(5)On May 1, 2024, the Company alongside another Blackstone-advised investment vehicle formed a joint venture that acquired all of the outstanding common shares of Tricon Residential Inc. (“Tricon”) for a total equity transaction value of $3.5 billion. As part of the transaction, the Company converted its prior investment in common and preferred stock of Tricon to an interest in the newly formed joint venture, which is recorded under investments in unconsolidated entities. The book value of $331.9 million represents the value of the Company’s interest in the Tricon joint venture. The number of properties excludes 37,252 single family rental homes.

	December 31, 2023
Investment in Joint Venture	Segment	Number of Joint Ventures	Number of Properties	Ownership Interest	Book Value
Unconsolidated entities carried at historical cost:
QTS Data Centers(1)	Data Centers	1	89	35.7%	$1,530,875
Rental Housing investments(2)	Rental Housing	37	31	12.2% - 58.2%	948,768
Hospitality investment	Hospitality	1	196	30.0%	297,990
Industrial investments(3)	Industrial	3	56	10.1% - 22.4%	244,226
Retail investments	Retail	2	7	50.0%	94,877
Total unconsolidated entities carried at historical cost		44	379		3,116,736
Unconsolidated entities at carried at fair value:
Industrial investments(4)	Industrial	11	2,086	12.4% - 85.0%	3,184,829
Data Center investments(5)	Data Centers	1	N/A	8.8%	549,138
Office investments	Office	1	1	49.0%	487,626
Total unconsolidated entities carried at fair value		13	2,087		4,221,593
Total		57	2,466		$7,338,329
(1)The Company along with certain Blackstone-advised investment vehicles formed a joint venture (“QTS Data Centers”) and acquired all outstanding shares of common stock of QTS Realty Trust (“QTS”).
(2)Includes 10,658 wholly-owned single family rental homes, that are not included in the number of properties.
(3)Includes $244.2 million from investments in three joint ventures formed by the Company and certain Blackstone-advised investment vehicles.
(4)Includes $2.3 billion from investments in three joint ventures formed by the Company and certain Blackstone-advised investment vehicles.
(5)Includes $549.1 million from investments in a digital towers joint venture formed by the Company and certain Blackstone-advised investment vehicles.

The following table details the Company’s income from unconsolidated entities ($ in thousands):

		For the Three Months Ended June 30,
BREIT (Loss) Income from Unconsolidated Entities	Segment	2024	2023
Unconsolidated entities carried at historical cost:
QTS Data Centers	Data Centers	$(8,396)	$(4,949)
Rental Housing investments	Rental Housing	(5,268)	(2,647)
Hospitality investment	Hospitality	(800)	1,674
Industrial investments	Industrial	(2,145)	(1,637)
Retail investments	Retail	(579)	855
Total unconsolidated entities carried at historical cost		(17,188)	(6,704)
Unconsolidated entities carried at fair value:
Industrial investments(1)	Industrial	(28,308)	90,851
Data Center investments	Data Centers	—	(18)
Office investments	Office	7,743	5,837
Rental Housing investments	Rental Housing	(245)	—
Total unconsolidated entities carried at fair value		(20,810)	96,670
Total		$(37,998)	$89,966
(1)On May 25, 2023, the Company sold its 7.9% interest in a logistics business to an affiliate of Blackstone for cash consideration of $547.0 million, resulting in a realized gain of $37.1 million.

		For the Six Months Ended June 30,
BREIT (Loss) Income from Unconsolidated Entities	Segment	2024	2023
Unconsolidated entities carried at historical cost:
QTS Data Centers	Data Centers	$15,986	$(48,519)
Rental Housing investments	Rental Housing	(13,878)	(15,147)
Hospitality investment	Hospitality	(5,105)	(714)
Industrial investments	Industrial	(2,466)	(5,935)
Retail investments	Retail	(1,728)	(375)
MGM Grand & Mandalay Bay(1)	Net Lease	—	432,528
Total unconsolidated entities carried at historical cost		(7,191)	361,838
Unconsolidated entities carried at fair value:
Industrial investments(2)	Industrial	(50,810)	183,444
Data Center investments(3)	Data Centers	(17,698)	3,435
Office investments	Office	13,588	(14,093)
Rental Housing investments	Rental Housing	(245)	—
Total unconsolidated entities carried at fair value		(55,165)	172,786
Total		$(62,356)	$534,624
(1)On January 9, 2023, the Company sold its 49.9% interest in MGM Grand Las Vegas and Mandalay Bay Resort for cash consideration of $1.3 billion, resulting in a gain on sale of $430.4 million.
(2)On May 25, 2023, the Company sold its 7.9% interest in a logistics business to an affiliate of Blackstone for cash consideration of $547.0 million, resulting in a realized gain of $37.1 million.
(3)On March 27, 2024, the Company sold its remaining 8.8% interest in a digital towers joint venture for cash consideration of $531.4 million, resulting in a realized loss on sale of $17.4 million, which was primarily driven by transaction costs.

5. Investments in Real Estate Debt
The following tables detail the Company’s investments in real estate debt ($ in thousands):

	June 30, 2024
Type of Security/Loan(1)	Weighted Average Coupon(2)	Weighted Average Maturity Date(3)	Face Amount	Cost Basis	Fair Value
CMBS(4)	+4.2%	6/20/2032	$4,367,782	$4,345,662	$4,082,103
RMBS	4.1%	1/17/2059	207,486	202,765	152,827
Corporate bonds	4.9%	6/7/2028	55,699	56,092	50,931
Total real estate securities	9.0%	5/15/2033	4,630,967	4,604,519	4,285,861
Commercial real estate loans	+6.4%	5/17/2027	903,106	904,636	895,049
Other investments(5)(6)	5.7%	9/21/2029	388,055	364,090	377,578
Total investments in real estate debt	9.0%	2/27/2032	$5,922,128	$5,873,245	$5,558,488

	December 31, 2023
Type of Security/Loan(1)	Weighted Average Coupon(2)	Weighted Average Maturity Date(3)	Face Amount	Cost Basis	Fair Value
CMBS(4)	+4.0%	7/16/2032	$5,342,253	$5,316,300	$4,933,372
RMBS	4.2%	3/11/2060	294,493	285,059	214,124
Corporate bonds	5.0%	7/9/2031	92,312	94,068	84,744
Total real estate securities	8.8%	8/28/2033	5,729,058	5,695,427	5,232,240
Commercial real estate loans	+5.9%	10/12/2026	1,208,030	1,200,548	1,196,640
Other investments(5)(6)	5.7%	9/21/2029	392,226	367,730	361,752
Total investments in real estate debt	8.8%	3/26/2032	$7,329,314	$7,263,705	$6,790,632

(1)This table does not include the Company’s Controlling Class Securities in certain CMBS securitizations that have been consolidated on the Company’s financial statements. The underlying collateral loans and the senior CMBS positions owned by third parties of such securitizations are presented separately on the Company’s Condensed Consolidated Balance Sheets. See Note 6 to the condensed consolidated financial statements.
(2)The symbol “+” refers to the relevant floating benchmark rates, which include Secured Overnight Financing Rate (“SOFR”), Sterling Overnight Index Average (“SONIA”), and Euro Interbank Offer Rate (“EURIBOR”), as applicable to each security and loan. Fixed rate CMBS and commercial real estate loans are reflected as a spread over the relevant floating benchmark rates for purposes of the weighted-averages. Weighted Average Coupon for CMBS does not include zero-coupon securities.
(3)Weighted average maturity date is based on the fully extended maturity date of the instrument.
(4)Face amount excludes interest-only securities with a notional amount of $0.6 billion as of both June 30, 2024 and December 31, 2023.
(5)Includes interests in unconsolidated joint ventures that hold investments in real estate debt.
(6)Weighted average coupon rate and weighted average maturity date exclude the Company's investment in a joint venture with the Federal Deposit Insurance Corporation (“FDIC”).

The following table details the collateral type of the properties securing the Company’s investments in real estate debt ($ in thousands):

	June 30, 2024			December 31, 2023
Collateral(1)	Cost Basis	Fair Value	Percentage Based on Fair Value	Cost Basis	Fair Value	Percentage Based on Fair Value
Industrial	$2,116,325	$2,056,390	37%	$2,556,000	$2,429,510	36%
Rental Housing(2)	1,879,230	1,803,440	32%	2,081,681	1,954,601	29%
Net Lease	857,871	860,422	15%	950,174	941,125	14%
Hospitality	439,644	425,131	8%	899,669	869,858	13%
Office	378,668	223,070	4%	417,846	252,754	4%
Other	149,143	144,802	3%	297,394	288,748	4%
Diversified	52,364	45,233	1%	60,941	54,036	—%
Total	$5,873,245	$5,558,488	100%	$7,263,705	$6,790,632	100%
(1)This table does not include the Company’s Controlling Class Securities in certain CMBS securitizations that have been consolidated on the Company’s financial statements. The underlying collateral loans and the senior CMBS positions owned by third-parties of such securitizations are presented separately on the Company’s Condensed Consolidated Balance Sheets. See Note 6 to the condensed consolidated financial statements.
(2)Rental Housing investments in real estate debt are collateralized by various forms of rental housing including apartments and single family rental homes.
The following table details the credit rating of the Company’s investments in real estate debt ($ in thousands):

	June 30, 2024			December 31, 2023
Credit Rating(1)	Cost Basis	Fair Value	Percentage Based on Fair Value	Cost Basis	Fair Value	Percentage Based on Fair Value
AA	$—	$—	—%	$77,200	$76,019	1%
A	77,200	75,395	1%	84,021	81,783	1%
BBB	775,967	773,040	14%	868,440	850,277	13%
BB	870,909	823,743	15%	1,356,535	1,229,290	18%
B	723,830	656,745	12%	1,045,548	931,583	14%
CCC and below	136,137	40,589	1%	89,771	42,032	1%
Private commercial real estate loans	904,636	895,049	16%	1,200,548	1,196,640	18%
Not rated(2)	2,384,566	2,293,927	41%	2,541,642	2,383,008	34%
Total	$5,873,245	$5,558,488	100%	$7,263,705	$6,790,632	100%
(1)This table does not include the Company’s Controlling Class Securities in certain CMBS securitizations that have been consolidated on the Company’s financial statements. The underlying collateral loans and the senior CMBS positions owned by third-parties of such securitizations are presented separately on the Company’s Condensed Consolidated Balance Sheets. See Note 6 to the condensed consolidated financial statements.
(2)As of June 30, 2024, not rated positions have a weighted-average loan-to-value (“LTV”) at origination of 58%, are primarily composed of 55% industrial and 41% rental housing assets, and include interest-only securities with a fair value of $6.9 million.

The following table details the Company’s income from investments in real estate debt ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Interest income	$155,392	$181,279	$334,230	$355,025
Unrealized gain	30,977	64,322	125,369	67,362
Realized loss	(27,414)	(16,335)	(38,350)	(17,358)
Total	158,955	229,266	421,249	405,029
Net realized and unrealized gain (loss) on derivatives	841	(1,549)	4,961	(7,118)
Net realized and unrealized gain (loss) on secured financings of investments in real estate debt	1,404	(2,743)	6,846	(8,626)
Other expense	(4,125)	(136)	(7,788)	(482)
Total income from investments in real estate debt	$157,075	$224,838	$425,268	$388,803

The Company’s investments in real estate debt included certain CMBS and loans collateralized by properties owned by other Blackstone-advised investment vehicles. The following table details the Company’s investments in affiliated real estate debt ($ in thousands):

	Fair Value		Income (Loss)
			Three Months Ended June 30,		Six Months Ended June 30,
	June 30, 2024	December 31, 2023	2024	2023	2024	2023
CMBS	$899,130	$1,525,134	$27,676	$50,691	$89,386	$74,588
Commercial real estate loans	466,120	557,549	11,516	33,097	26,293	68,183
Total	$1,365,250	$2,082,683	$39,192	$83,788	$115,679	$142,771
The Company acquired such affiliated CMBS from third-parties on market terms negotiated by the majority third-party investors. The Company has forgone all non-economic rights under these CMBS, including voting rights, so long as the Blackstone-advised investment vehicles either own the properties collateralizing the underlying loans, or have an interest in a different part of the capital structure of such CMBS.
The Company acquired commercial real estate loans to borrowers that are owned by Blackstone-advised investment vehicles. The Company has forgone all non-economic rights under these loans, including voting rights, so long as the Blackstone-advised investment vehicle controls the borrowers. These loans were negotiated by third-parties without the Company’s involvement.
As of June 30, 2024 and December 31, 2023, the Company’s investments in real estate debt also included $1.8 billion and $1.9 billion, respectively, of CMBS collateralized, in part, by certain of the Company’s mortgage loans. During the three and six months ended June 30, 2024, the Company recognized $50.3 million and $139.0 million of income, respectively, related to such CMBS. During the three and six months ended June 30, 2023, the Company recognized $83.3 million and $121.1 million of income, respectively, related to such CMBS.

6. Consolidated Securitization Vehicles

The Company has acquired the controlling class securities of certain CMBS securitizations resulting in the consolidation of such securitizations on its Condensed Consolidated Balance Sheets. The consolidation of these securitizations results in a gross presentation of the underlying collateral loans as discrete assets, as well as inclusion of the senior CMBS positions owned by third-parties, which are presented as liabilities on the Company’s Condensed Consolidated Balance Sheets. The assets of any particular consolidated securitization can only be used to satisfy the liabilities of that securitization and such assets are not available to the Company for any other purpose. Similarly, the senior CMBS obligations of these securitizations can only be satisfied through repayment of the underlying collateral loans, as they do not have any recourse to the Company or its assets, nor has the Company provided any guarantees with respect to the performance or repayment of the senior CMBS obligations.
The following tables detail the real estate loans held by the consolidated securitization vehicles and the related senior obligations of consolidated securitization vehicles ($ in thousands):

	June 30, 2024
	Count	Principal Value	Fair Value	Wtd. Avg. Yield/Cost(1)	Wtd. Avg. Term(2)
Real estate loans held by consolidated securitization vehicles	291	$16,140,845	$16,132,944	6.3%	2/5/2026
Senior obligations of consolidated securitization vehicles	21	14,529,830	14,632,231	6.1%	2/19/2026
Real estate loans held by consolidated securitization vehicles in excess of senior obligations of consolidated securitization vehicles	21	$1,611,015	$1,500,713	7.7%	10/5/2025

	December 31, 2023
	Count	Principal Value	Fair Value	Wtd. Avg. Yield/Cost(1)	Wtd. Avg. Term(2)
Real estate loans held by consolidated securitization vehicles	291	$16,551,341	$16,331,578	6.3%	11/21/2025
Senior obligations of consolidated securitization vehicles	21	14,835,899	14,777,146	6.1%	12/09/2025
Real estate loans held by consolidated securitization vehicles in excess of senior obligations of consolidated securitization vehicles	21	$1,715,442	$1,554,432	7.8%	6/22/2025

(1)The weighted-average yield and cost represent the all-in rate, which includes both fixed and floating rates, as applicable to each securitization vehicle.
(2)Loan term represents weighted-average final maturity, assuming all extension options are exercised by the borrower. Repayments of senior obligations of consolidated securitization vehicles are tied to timing of the related collateral loan asset repayments. The term of these obligations represents the rated final distribution date of the securitizations.

7. Mortgage Loans, Secured Term Loans, and Secured Revolving Credit Facilities
The following table details the mortgage loans, secured term loans, and secured revolving credit facilities secured by the Company’s real estate ($ in thousands):

	June 30, 2024			Principal Balance Outstanding
Indebtedness	Weighted Average Interest Rate(1)	Weighted Average Maturity Date (2)(3)	Maximum Facility Size	June 30, 2024	December 31, 2023
Fixed rate loans:
Fixed rate mortgages(4)	3.8%	7/28/2029	N/A	$23,245,936	$23,872,148
Variable rate loans:
Variable rate mortgages and secured term loans	+2.5%	10/27/2027	N/A	33,750,433	32,316,849
Variable rate warehouse facilities(5)	+2.0%	7/31/2025	$4,008,497	3,046,431	3,541,543
Variable rate secured revolving credit facilities	+1.9%	8/21/2027	$3,799,919	3,799,919	2,489,784
Total variable rate loans	+2.4%	8/21/2027		40,596,783	38,348,176
Total loans secured by real estate	6.3%	5/4/2028		63,842,719	62,220,324
(Discount) premium on assumed debt, net				(103,138)	(103,828)
Deferred financing costs, net				(468,078)	(422,818)
Mortgage loans, secured term loans, and secured revolving credit facilities, net				$63,271,503	$61,693,678
(1)“+” refers to the relevant floating benchmark rates, which include SOFR, Canadian Dollar Offer Rate (“CDOR”), and EURIBOR as applicable to each loan. As of June 30, 2024, the Company had outstanding interest rate swaps with an aggregate notional balance of $32.3 billion and interest rate caps with an aggregate notional balance of $10.7 billion that mitigate its exposure to potential future interest rate increases under its floating-rate debt. Total weighted average interest rate does not include the impact of derivatives.
(2)Weighted average maturity assumes maximum maturity date, including any extensions, where the Company, at its sole discretion, has one or more extension options.
(3)The majority of the Company’s mortgages contain yield or spread maintenance provisions.
(4)Includes $303.7 million and $293.3 million of loans related to investments in affordable housing properties as of June 30, 2024 and December 31, 2023, respectively. Such loans are generally from municipalities, housing authorities, and other third parties administered through government sponsored affordable housing programs. Certain of these loans may be forgiven if specific affordable housing conditions are maintained.
(5)Additional borrowings under the Company’s variable rate warehouse facilities require additional collateral, which are subject to lender approval.
The following table details the future principal payments due under the Company’s mortgage loans, secured term loans, and secured revolving credit facilities as of June 30, 2024 ($ in thousands):

Year	Amount
2024 (remaining)	$1,106,331
2025	5,010,275
2026	15,068,400
2027	19,870,218
2028	4,893,243
2029	10,279,806
Thereafter	7,614,446
Total	$63,842,719

The Company repaid certain of its loans in conjunction with the sale or refinancing of the underlying properties and incurred an aggregate realized net loss on extinguishment of debt of $21.4 million and $52.1 million for the three and six months ended June 30, 2024, respectively. The Company incurred a net realized loss on extinguishment of debt of $3.3 million and $8.5 million, for the three and six months ended June 30, 2023, respectively. Such losses primarily resulted from the acceleration of related deferred financing costs, prepayment penalties, and transaction costs.
The Company is subject to various financial and operational covenants under certain of its mortgage loans, secured term loans, and secured revolving credit facility agreements. These covenants require the Company to maintain certain financial ratios, which include leverage, debt yield, and debt service coverage, among others. As of June 30, 2024, the Company was in compliance with all of its loan covenants.

8. Secured Financings of Investments in Real Estate Debt
The Company has entered into master repurchase agreements and other financing agreements secured by certain of its investments in real estate debt. The terms of the master repurchase agreements and other financing agreements provide the lenders the ability to determine the size and terms of the financing provided based upon the particular collateral pledged by the Company from time-to-time, and may require the Company to provide additional collateral in the form of cash, securities, or other assets if the market value of such financed investments declines.
As of June 30, 2024 and December 31, 2023, the Company’s secured financings of investments in real estate debt was $3.7 billion and $4.4 billion, respectively. As of June 30, 2024, the secured financings had a weighted average maturity date of July 16, 2025, and a weighted average interest rate of +1.4% over the relevant floating benchmark rates of the applicable financings, which include SOFR, EURIBOR, and SONIA.
As of June 30, 2024 and December 31, 2023, the Company had interest rate swaps outstanding with a notional value of $0.5 billion and $0.6 billion, respectively, that effectively convert a portion of its fixed rate investments in real estate debt to floating rates to mitigate its exposure to potential future interest rate increases under its floating-rate debt. Weighted average interest rate does not include the impact of such interest rate swaps or other derivatives.
9. Unsecured Revolving Credit Facilities and Term Loans
The Company is party to unsecured credit facilities with multiple banks. The credit facilities have a weighted average maturity date of December 1, 2024, which may be extended for one year, and an interest rate of SOFR +2.5%. As of June 30, 2024 and December 31, 2023, the maximum capacity of the credit facilities was $5.7 billion and $5.6 billion, respectively. As of June 30, 2024, the aggregate outstanding balance of borrowings under these unsecured credit facilities was $500.0 million. As of December 31, 2023, there were no such outstanding borrowings.
The Company is party to unsecured term loans with multiple banks. The term loans have a weighted average maturity date of January 30, 2026 and an interest rate of SOFR +2.5%. As of both June 30, 2024 and December 31, 2023, the aggregate outstanding balance of the unsecured term loans was $1.1 billion.
The Company is party to an unsecured, uncommitted line of credit (the “Line of Credit”) up to a maximum amount of $75.0 million with an affiliate of Blackstone (the “Lender”). The Line of Credit expires on January 24, 2025, and may be extended for up to 12 months, subject to Lender approval. The interest rate is equivalent to the then-current rate offered to the Company by a third-party lender, or, if no such rate is available, SOFR +2.5%. Each advance under the Line of Credit is repayable on the earliest of (i) the expiration of the Line of Credit, (ii) Lender’s demand, and (iii) the date on which the Adviser no longer acts as the Company’s external manager, provided that the Company will have 180 days to make such repayment in the cases of clauses (i) and (ii) and 45 days to make such repayment in the case of clause (iii). As of June 30, 2024 and December 31, 2023, the Company had no outstanding borrowings under the Line of Credit.

10. Related Party Transactions
Due to Affiliates
The following table details the components of due to affiliates ($ in thousands):

	June 30, 2024	December 31, 2023
Accrued stockholder servicing fee	$753,447	$961,654
Performance participation allocation	—	—
Accrued management fee	59,220	63,505
Accrued affiliate service provider expenses	26,766	5,283
Other	903	2,641
Total	$840,336	$1,033,083
Accrued Stockholder Servicing Fee
The Company accrues the full amount of the future stockholder servicing fees payable to Blackstone Securities Partners L.P. (the “Dealer Manager”), a registered broker dealer affiliated with the Adviser, for Class S, Class T, and Class D shares, up to the 8.75% of gross proceeds limit, at the time such shares are sold. The Dealer Manager has entered into agreements with the selected dealers distributing the Company’s shares as part of its continuous public offering, that provide, among other things, for the payment of the full amount of the selling commissions and dealer manager fee, and all or a portion of the stockholder servicing fees received by the Dealer Manager to such selected dealers.
Performance Participation Allocation
The Special Limited Partner holds a performance participation interest in BREIT OP that entitles it to receive an allocation of BREIT OP’s total return. Total return is defined as distributions paid or accrued plus the change in the Company’s Net Asset Value (“NAV”), adjusted for subscriptions and repurchases. Under the BREIT OP agreement, the annual total return will be allocated solely to the Special Limited Partner only after the other unit holders have received a total return of 5% (after recouping any loss carryforward amount) and such allocation will continue until the allocation between the Special Limited Partner and all other BREIT OP unit holders is equal to 12.5% and 87.5%, respectively. Thereafter, the Special Limited Partner will receive an allocation of 12.5% of the annual total return. The allocation of the performance participation interest is ultimately measured on a calendar year basis and will be paid quarterly in certain classes of units of BREIT OP or cash, at the election of the Special Limited Partner. To date, the Special Limited Partner has always elected to be paid in a combination of Class I and Class B units, resulting in a non-cash expense.
At the end of each calendar quarter that is not also the end of a calendar year, the Special Limited Partner is entitled to a performance participation allocation as described above calculated in respect of the portion of the year to date, less any performance participation allocation received with respect to prior quarters in that year (the “Quarterly Allocation”). The performance participation allocation that the Special Limited Partner is entitled to receive at the end of each calendar year will be reduced by the cumulative amount of Quarterly Allocations that year. If a Quarterly Allocation is made and at the end of a subsequent calendar quarter in the same calendar year the Special Limited Partner is entitled to less than the previously received Quarterly Allocation(s) (a “Quarterly Shortfall”), then subsequent distributions of any Quarterly Allocations or year-end performance allocations in that calendar year will be reduced by an amount equal to such Quarterly Shortfall, until such time as no Quarterly Shortfall remains. If all or any portion of a Quarterly Shortfall remains at the end of a calendar year following the application described in the previous sentence, distributions of any Quarterly Allocations and year-end performance allocations in the subsequent four calendar years will be reduced by (i) the remaining Quarterly Shortfall plus (ii) an annual rate of 5% on the remaining Quarterly Shortfall measured from the first day of the calendar year following the year in which the Quarterly Shortfall arose and compounded quarterly (collectively, the “Quarterly Shortfall Obligation”) until such time as no Quarterly Shortfall Obligation remains; provided, that the Special Limited Partner (or its affiliate) may make a full or partial cash payment to reduce the Quarterly Shortfall Obligation at any time; provided, further, that if any Quarterly Shortfall Obligation remains following such subsequent four calendar years, then the Special Limited Partner (or its affiliate) will promptly pay BREIT OP the remaining Quarterly Shortfall Obligation in cash.

For the year ended December 31, 2022, the full year performance participation allocation was less than the previously distributed Quarterly Allocations resulting in a Quarterly Shortfall in the amount of $74.9 million (the “2022 Quarterly Shortfall”). The 2022 Quarterly Shortfall and the related interest of $4.8 million was satisfied with the $105.0 million performance participation accrual for the three months ended March 31, 2024, resulting in a net performance participation allocation payable of $25.3 million as of March 31, 2024. During the three months ended June 30, 2024, the Company issued 1.1 million Class I units of BREIT OP, valued at $15.4 million, to the Special Limited Partner as partial payment of the net performance participation allocation earned by the Special Limited Partner as of March 31, 2024.
During the three and six months ended June 30, 2024, the Company’s total return did not exceed the year-to-date hurdle amount and the 2023 loss carryforward amount, resulting in a Quarterly Shortfall with respect to the $105.0 million performance participation allocation recorded during the three months ended March 31, 2024 (the “2024 Shortfall Obligation”). As such, during the three months ended June 30, 2024, the Company reversed the $105.0 million performance participation allocation accrual recorded during the three months ended March 31, 2024. As of June 30, 2024, the 2024 Shortfall Obligation of $105.0 million, net of $9.9 million of the performance participation allocation previously earned by the Special Limited Partner but not paid by the Company, is recorded as a receivable from the Special Limited Partner and included as a component of Other Assets on the Company’s Condensed Consolidated Balance Sheets.
$105.0 millionDuring the six months ended June 30, 2024, the Company accrued interest income of $1.0 million, related to the 2022 Quarterly Shortfall. During the three months ended June 30, 2024, the Company did not record any such interest income because the 2022 Quarterly Shortfall was no longer outstanding. During the three and six months ended June 30, 2023, the Company accrued interest income of $0.9 million and $1.9 million, respectively, related to the 2022 Quarterly Shortfall. During the three and six months ended June 30, 2023, the Company’s total return did not exceed the hurdle amount and, as a result, no performance participation allocation expense was recognized.
As of August 9, 2024, Blackstone owned shares of the Company and units of BREIT OP valued at an aggregate $2.9 billion. In addition, Blackstone employees, including the Company’s executive officers, owned shares of the Company and units of BREIT OP valued at an aggregate $1.4 billion.
Accrued Management Fee
The Adviser is entitled to an annual management fee equal to 1.25% of the Company’s NAV, payable monthly, as compensation for the services it provides to the Company. The management fee can be paid, at the Adviser’s election, in cash, certain classes of shares of the Company’s common stock, or certain classes of BREIT OP units. To date, the Adviser has always elected to be paid the management fee in shares of the Company’s common stock and units of BREIT OP, resulting in a non-cash expense. During the three and six months ended June 30, 2024, the Company incurred management fees of $180.7 million, and $367.8 million, respectively. During the three and six months ended June 30, 2023, the Company incurred management fees of $213.4 million, and $434.5 million, respectively.
During the six months ended June 30, 2024, the Company issued 26.3 million units of BREIT OP to the Adviser as payment for management fees. During the six months ended June 30, 2023, the Company issued 24.8 million unregistered Class I shares, to the Adviser as payment for management fees. The Company also had a payable of $59.2 million and $63.5 million related to the management fees as of June 30, 2024 and December 31, 2023, respectively. During July 2024, the Adviser was issued 4.2 million units of BREIT OP as payment for the management fees accrued as of June 30, 2024. The shares and units issued to the Adviser for payment of the management fee were issued at the applicable NAV per share/unit at the end of each month for which the fee was earned. The Adviser did not submit any repurchase requests for shares previously issued as payment for management fees during the three and six months ended June 30, 2024 and 2023.
Accrued affiliate service provider expenses and incentive compensation awards
The Company has engaged certain portfolio companies owned by Blackstone-advised investment vehicles, to provide, as applicable, operational services (including, without limitation, construction and project management), management services, loan management services, corporate support services (including, without limitation, accounting, information technology, legal, tax and human resources) and transaction support services for certain of the Company’s properties, and any such arrangements will be at or below market rates. The Company also engaged such portfolio companies for transaction support services related to acquisitions and dispositions, and such costs were either (i) capitalized to Investments in Real Estate or (ii) included as part of the gain (loss) on sale. For further details on the Company’s relationships with its affiliated service providers, see Note 10 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Affiliate service provider expenses and incentive compensation awards are included as a component of Rental Property Operating expense and Hospitality Operating expense, as applicable, in the Company’s Condensed Consolidated Statements of Operations. Transaction support service fees were capitalized to Investments in Real Estate on the Company’s Condensed Consolidated Balance Sheets. Neither Blackstone nor the Adviser receives any fees from these arrangements.
The following tables detail the amounts incurred for affiliate service providers ($ in thousands):

	Affiliate Service Provider Expenses		Amortization of Affiliate Service Provider Incentive Compensation Awards		Capitalized Transaction Support Services
	Three Months Ended June 30,		Three Months Ended June 30,		Three Months Ended June 30,
	2024	2023	2024	2023	2024	2023
Link Logistics Real Estate Holdco LLC	$31,578	$30,381	$5,122	$2,075	$364	$400
LivCor, LLC	22,922	24,247	6,047	2,247	2,510	3,097
ShopCore Properties TRS Management LLC	8,727	7,622	112	146	1,167	328
Revantage Corporate Services, LLC	7,433	6,475	2,129	57	—	—
BRE Hotels and Resorts LLC	3,177	4,878	315	176	—	—
EQ Management, LLC	1,676	1,028	58	60	5	—
Beam Living	895	614	334	124	—	—
Longview Senior Housing, LLC	253	609	—	—	—	—
	$76,661	$75,854	$14,117	$4,885	$4,046	$3,825

	Affiliate Service Provider Expenses		Amortization of Affiliate Service Provider Incentive Compensation Awards		Capitalized Transaction Support Services
	Six Months Ended June 30,		Six Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023	2024	2023
Link Logistics Real Estate Holdco LLC	$59,110	$61,331	$11,104	$3,704	$816	$680
LivCor, LLC	50,651	50,198	11,552	4,045	4,480	5,422
ShopCore Properties TRS Management LLC	17,568	16,465	646	240	1,518	665
Revantage Corporate Services, LLC	11,028	12,207	4,404	94	—	—
BRE Hotels and Resorts LLC	6,324	9,123	824	263	—	—
EQ Management, LLC	3,258	2,351	116	106	5	29
Beam Living	1,716	1,182	729	138	—	—
Longview Senior Housing, LLC	510	1,082	—	—	—	—
	$150,165	$153,939	$29,375	$8,590	$6,819	$6,796
The Company issues incentive compensation awards to certain employees of portfolio company service providers. None of Blackstone, the Adviser, or the affiliate portfolio company service providers receive any incentive compensation from the aforementioned arrangements.
The following table details the incentive compensation awards ($ in thousands):

	December 31, 2023	For the Six Months Ended June 30, 2024			June 30, 2024
Plan Year	Unrecognized Compensation Cost	Forfeiture of unvested awards	Value of Awards Issued	Amortization of Compensation Cost	Unrecognized Compensation Cost	Remaining Amortization Period
2021	$10,872	$—	$—	$(5,408)	$5,464	0.5 years
2022	18,825	—	—	(5,360)	13,465	1.4 years
2023	36,637	—	—	(9,159)	27,478	2.0 years
2024	—	—	56,835	(9,448)	47,387	2.8 years
	$66,334	$—	$56,835	$(29,375)	$93,794
Other
As of June 30, 2024 and December 31, 2023, the Company had an outstanding balance due to the Adviser of $0.9 million and $2.6 million, respectively, related to general corporate expenses provided by unaffiliated third parties that the Adviser paid on the Company's behalf. Such expenses are reimbursed by the Company to the Adviser in the ordinary course.

Affiliate Title Service Provider
Blackstone owns Lexington National Land Services (“LNLS”), a title agent company. LNLS acts as an agent for one or more underwriters in issuing title policies and/or providing support services in connection with investments by the Company, Blackstone and their affiliates and related parties, and third-parties. LNLS focuses on transactions in rate-regulated states where the cost of title insurance is non-negotiable. LNLS will not perform services in non-regulated states for the Company, unless (i) in the context of a portfolio transaction that includes properties in rate-regulated states, (ii) as part of a syndicate of title insurance companies where the rate is negotiated by other insurers or their agents, (iii) when a third-party is paying all or a material portion of the premium, or (iv) when providing only support services to the underwriter. LNLS earns fees, which would have otherwise been paid to third parties, by providing title agency services and facilitating placement of title insurance with underwriters. Blackstone receives distributions from LNLS in connection with investments by the Company based on its equity interest in LNLS. In each case, there will be no related expense offset to the Company.
During the three and six months ended June 30, 2024, the Company paid LNLS $7.6 million and $14.5 million, respectively, for title services related to certain investments, and such costs were included in calculating net gain on dispositions of real estate on the Condensed Consolidated Statements of Operations or recorded as deferred financing costs, which is a reduction to Mortgage Loans, Secured Term Loans, and Secured Revolving Credit Facilities on the Condensed Consolidated Balance Sheets.
Captive Insurance Company
During the three months ended June 30, 2024, the Company did not contribute capital to the captive insurance company owned by it and other Blackstone-advised investment vehicles. During the six months ended June 30, 2024, the Company received a net refund of $0.3 million related to insurance premiums previously paid to the captive insurance company. The net refund was attributable to dispositions of real estate and represented the pro-rata unused period of the annual premiums incurred to insure such dispositions.
During the three and six months ended June 30, 2023, the Company contributed $3.5 million and $3.3 million, respectively, of capital to the captive insurance company. Of these amounts, $0.1 million was attributable to the fee paid to a Blackstone affiliate to provide oversight and management services to the captive insurance company.
Other
As of June 30, 2024 and December 31, 2023, the Company had a receivable of $52.5 million and $46.5 million, respectively, from certain portfolio companies owned by Blackstone-advised investment vehicles related to the prepayment of certain corporate service fees and incentive compensation awards. Such amount is included in Other Assets on the Company’s Condensed Consolidated Balance Sheets.

11. Other Assets and Other Liabilities
The following table details the components of other assets ($ in thousands):

	June 30, 2024	December 31, 2023
Interest rate and foreign currency hedging derivatives	$2,533,282	$2,160,266
Held-for-sale assets	1,652,543	453,823
Intangible assets, net	1,021,123	1,146,840
Straight-line rent receivable	744,213	665,747
Receivables, net	729,796	793,651
Single family rental homes risk retention securities	300,718	300,718
Deferred leasing costs, net	147,320	141,526
Prepaid expenses	114,509	178,140
Due from affiliate(1)	95,024	78,671
Deferred financing costs, net	57,101	62,651
Equity securities(2)	—	335,933
Other	232,051	245,260
Total	$7,627,680	$6,563,226
(1)Refer to the Performance Participation Allocation section of Note 10 for additional information.
(2)Refer to Note 4 investments in unconsolidated entities for additional information.
The following table details the components of other liabilities ($ in thousands):

	June 30, 2024	December 31, 2023
Stock repurchases payable	$808,612	$574,958
Right of use lease liability - operating leases	612,586	643,803
Accrued interest expense	395,772	395,814
Accounts payable and accrued expenses	388,056	427,744
Liabilities related to held-for-sale assets	354,013	282,350
Real estate taxes payable	347,260	327,947
Tenant security deposits	223,041	228,994
Intangible liabilities, net	210,681	244,596
Distribution payable	206,341	222,174
Prepaid rental income	131,684	232,447
Subscriptions received in advance	98,837	113,764
Right of use lease liability - financing leases	78,898	78,257
Securitized debt obligations, net	40,118	47,172
Interest rate and foreign currency hedging derivatives	22,874	34,236
Other	137,011	124,409
Total	$4,055,784	$3,978,665

12. Intangibles
The gross carrying amount and accumulated amortization of the Company’s intangible assets and liabilities consisted of the following ($ in thousands):

	June 30, 2024
	Gross Carrying Amount	Accumulated Amortization	Total Intangible Assets/Liabilities, net
Intangible assets
In-place lease intangibles	$1,331,783	$(808,117)	$523,666
Indefinite life intangibles	184,082	—	184,082
Above-market lease intangibles	59,909	(35,337)	24,572
Other intangibles	379,666	(90,863)	288,803
Total intangible assets	$1,955,440	$(934,317)	$1,021,123

Intangible liabilities
Below-market lease intangibles	419,432	(208,751)	210,681
Total intangible liabilities	$419,432	$(208,751)	$210,681

	December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Total Intangible Assets/Liabilities, net
Intangible assets
In-place lease intangibles	$1,641,489	$(1,007,698)	$633,791
Indefinite life intangibles	184,082	—	184,082
Above-market lease intangibles	61,888	(32,800)	29,088
Other intangibles	377,319	(77,440)	299,879
Total intangible assets	$2,264,778	$(1,117,938)	$1,146,840

Intangible liabilities
Below-market lease intangibles	441,391	(196,795)	244,596
Total intangible liabilities	$441,391	$(196,795)	$244,596
The estimated future amortization on the Company’s intangibles for each of the next five years and thereafter as of June 30, 2024 is as follows ($ in thousands):

	In-place Lease Intangibles	Above-market Lease Intangibles	Other Intangibles	Below-market Lease Intangibles
2024 (remaining)	$71,457	$3,447	$15,719	$(25,187)
2025	119,928	5,898	31,058	(44,846)
2026	92,130	4,529	30,013	(36,325)
2027	67,714	3,235	27,653	(25,621)
2028	51,682	2,386	26,016	(19,568)
2029	37,828	1,730	23,379	(14,648)
Thereafter	82,927	3,347	134,965	(44,486)
Total	$523,666	$24,572	$288,803	$(210,681)

13. Derivatives
The Company uses derivative financial instruments to minimize the risks and/or costs associated with the Company’s investments and financing transactions. These derivatives may or may not qualify as net investment, cash flow, or fair value hedges under the hedge accounting requirements of ASC 815 - “Derivatives and Hedging.” Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to interest rate movements, fluctuations in foreign exchange rates, and other identified risks.
The use of derivative financial instruments involves certain risks, including the risk that the counterparties to these contractual arrangements do not perform as agreed. To mitigate this risk, the Company enters into derivative financial instruments with counterparties it believes to have appropriate credit ratings and that are major financial institutions with which the Company and its affiliates may also have other financial relationships.
Interest Rate Contracts
Certain of the Company’s transactions expose the Company to interest rate risks, which include exposure to variable interest rates on certain loans secured by the Company’s real estate in addition to its secured financings of investments in real estate debt. The Company uses derivative financial instruments, which includes interest rate swaps and caps, and may also include options, floors, and other interest rate derivative contracts, to limit the Company’s exposure to the future variability of interest rates. The Company has the right of offset for certain derivatives, and presents them net on its consolidated financial statements.

The following tables detail the Company’s outstanding interest rate derivatives (notional amount in thousands):

	June 30, 2024
Interest Rate Derivatives	Number of Instruments	Notional Amount	Weighted Average Strike	Index	Weighted Average Maturity (Years)
Derivatives designated as hedging instruments
Interest rate swaps - property debt	20	$6,317,707	2.6%	SOFR	4.1
Derivatives not designated as hedging instruments
Interest rate caps - property debt	164	10,694,706	7.7%	SOFR	0.9
Interest rate swaps - property debt	51	26,015,600	1.4%	SOFR, EURIBOR	3.5
Interest rate swaps - secured financings of investments in real estate debt	15	495,415	3.6%	SOFR	6.1
Total		$37,205,721
	December 31, 2023
Interest Rate Derivatives	Number of Instruments	Notional Amount	Weighted Average Strike	Index	Weighted Average Maturity (Years)
Derivatives designated as hedging instruments
Interest rate swaps - property debt	21	$6,386,770	2.6%	SOFR	4.6
Derivatives not designated as hedging instruments
Interest rate caps - property debt	153	9,580,354	5.8%	SOFR	0.5
Interest rate swaps - property debt	51	26,015,600	1.6%	SOFR, EURIBOR	4.5
Interest rate swaps - secured financings of investments in real estate debt	17	581,915	3.4%	SOFR	6.6
Total		$36,177,869

Foreign Currency Forward Contracts

Certain of the Company’s international investments expose it to fluctuations in foreign currency exchange rates and interest rates. These fluctuations may impact the value of the Company’s cash receipts and payments in terms of its functional currency, the U.S. dollar. The Company uses foreign currency forward contracts to protect the value or fix the amount of certain investments or cash flows in terms of the U.S. dollar.

The following table details the Company’s outstanding foreign currency forward contracts that were non-designated hedges of foreign currency risk (notional amount in thousands):

	June 30, 2024		December 31, 2023
Foreign Currency Forward Contracts	Number of Instruments	Notional Amount	Number of Instruments	Notional Amount
Buy USD / Sell EUR Forward	7	€77,145	9	€139,913
Buy USD / Sell GBP Forward	6	£45,832	9	£57,377
Buy EUR / Sell USD Forward	3	€5,738	2	€10,421
Buy GBP / Sell USD Forward	2	£835	—	£—
Valuation and Financial Statement Impact
The following table details the fair value of the Company’s derivative financial instruments ($ in thousands):

	Fair Value of Derivatives in an Asset(1) Position		Fair Value of Derivatives in a Liability(2) Position
	June 30, 2024	December 31, 2023	June 30, 2024	December 31, 2023
Derivatives designated as hedging instruments
Interest rate swaps - property debt	$355,466	$246,350	$—	$1,320
Total derivatives designated as hedging instruments	355,466	246,350	—	1,320
Derivatives not designated as hedging instruments
Interest rate caps - property debt(3)	26,638	31,134	16,689	17,020
Interest rate swaps - property debt	2,137,781	1,874,065	—	—
Interest rate swaps - secured financings of investments in real estate debt	12,204	8,643	5,556	12,210
Foreign currency forward contracts	1,193	74	629	3,686
Total derivatives not designated as hedging instruments	2,177,816	1,913,916	22,874	32,916
Total interest rate and foreign currency hedging derivatives	$2,533,282	$2,160,266	$22,874	$34,236
(1)Included in Other Assets in the Company’s Condensed Consolidated Balance Sheets.
(2)Included in Other Liabilities in the Company’s Condensed Consolidated Balance Sheets.
(3)Includes interest rate caps presented on a net basis with an aggregate fair value of $194.4 million and $189.7 million as of June 30, 2024 and December 31, 2023, respectively.

The following tables detail the effect of the Company’s derivative financial instruments on the Condensed Consolidated Statements of Operations and Condensed Consolidated Statements of Comprehensive Income (Loss) ($ in thousands):

Type of Derivative	Realized/Unrealized Gain (Loss)	Location of Gain (Loss) Recognized	Three Months Ended June 30,
			2024	2023
Included in Net Income (Loss)
Interest rate swap – property debt	Unrealized (loss) gain	(1)	$(41,792)	$546,438
Interest rate caps – property debt	Unrealized loss	(1)	(6,094)	(10,202)
Interest rate caps – property debt	Realized gain	(1)	31	—
Interest rate swap – secured financings of investments in real estate debt	Unrealized loss	(1)	(4,782)	(47,662)
Foreign currency forward contract	Realized gain (loss)	(2)	801	(1,960)
Foreign currency forward contract	Unrealized gain	(2)	40	411
Total			$(51,796)	$487,025
Included in Other Comprehensive Income
Interest rate swap – property debt(3)	Unrealized gain		3,946	172,012
Total			$(47,850)	$659,037

Type of Derivative	Realized/Unrealized Gain (Loss)	Location of Gain (Loss) Recognized	Six Months Ended June 30,
			2024	2023
Included in Net Loss
Interest rate swap – property debt	Unrealized gain (loss)	(1)	$268,419	$(11,242)
Interest rate caps – property debt	Unrealized loss	(1)	(16,972)	(72,772)
Interest rate caps – property debt	Realized gain	(1)	542	—
Interest rate swaps – secured financings of investments in real estate debt	Unrealized gain (loss)	(1)	10,573	(69,573)
Foreign currency forward contract	Realized gain (loss)	(2)	799	(17,094)
Foreign currency forward contract	Unrealized gain	(2)	4,162	9,977
Total			$267,523	$(160,704)
Included in Other Comprehensive Income
Interest rate swap – property debt(3)	Unrealized gain		105,299	20,757
Total			$372,822	$(139,947)
(1)Included in (loss) income from interest rate derivatives in the Company’s Condensed Consolidated Statements of Operations.
(2)Included in income from investments in real estate debt in the Company’s Condensed Consolidated Statements of Operations.
(3)During the three and six months ended June 30, 2024, net gain of $45.6 million and $91.2 million, respectively, was reclassified from accumulated other comprehensive income into net income.

Credit-Risk Related Contingent Features
The Company has entered into agreements with certain of its derivative counterparties that contain provisions whereby if the Company were to default on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, the Company may also be declared in default under its derivative obligations. In addition, certain of the Company’s agreements with its derivative counterparties require the Company to post collateral based on a percentage of derivative notional amounts and/or to secure net liability positions.
As of June 30, 2024, the Company was in a net liability position and posted collateral of $3.9 million with one of its counterparties as required under the derivative contracts. As of December 31, 2023, the Company was in a net liability position and posted collateral of $23.4 million with three of its counterparties as required under the derivatives contracts.

14. Equity and Redeemable Non-controlling Interest
Authorized Capital
As of June 30, 2024, the Company had the authority to issue 12,100,000,000 shares, consisting of the following:

	Number of Shares (in thousands)	Par Value Per Share
Preferred Stock	100,000	$0.01
Class S Shares	3,000,000	$0.01
Class I Shares	6,000,000	$0.01
Class T Shares	500,000	$0.01
Class D Shares	1,500,000	$0.01
Class C Shares	500,000	$0.01
Class F Shares	500,000	$0.01
Total	12,100,000
Common Stock
The following tables detail the movement in the Company’s outstanding shares of common stock (in thousands):

	Three Months Ended June 30, 2024(1)
	Class S	Class I	Class T	Class D	Class C	Total
March 31, 2024	1,437,425	2,312,708	55,050	151,324	2,246	3,958,753
Common stock issued(2)	6,012	36,352	(2,234)	1,324	493	41,947
Distribution reinvestment	7,327	11,484	340	838	—	19,989
Common stock repurchased	(64,738)	(151,382)	(2,662)	(9,162)	(13)	(227,957)
June 30, 2024	1,386,026	2,209,162	50,494	144,324	2,726	3,792,732
	Six Months Ended June 30, 2024(1)
	Class S	Class I	Class T	Class D	Class C	Total
December 31, 2023	1,488,197	2,402,959	59,246	154,794	2,136	4,107,332
Common stock issued(2)	8,719	72,480	(4,512)	1,572	603	78,862
Distribution reinvestment	14,855	23,302	702	1,694	—	40,553
Common stock repurchased	(125,745)	(289,579)	(4,942)	(13,736)	(13)	(434,015)
June 30, 2024	1,386,026	2,209,162	50,494	144,324	2,726	3,792,732
(1)As of June 30, 2024, no Class F shares were issued and outstanding.
(2)Includes conversion of shares from Class S, Class T and Class D to Class I during the six months ended June 30, 2024.
Share and Unit Repurchases
The Company has adopted a Share Repurchase Plan (the “Repurchase Plan”), which is approved and administered by the Company’s board of directors, whereby, subject to certain limitations, stockholders may request on a monthly basis that the Company repurchases all or any portion of their shares. The Repurchase Plan will be limited to no more than 2% of the Company’s aggregate NAV per month (measured using the aggregate NAV as of the end of the immediately preceding month) and no more than 5% of the Company’s aggregate NAV per calendar quarter (measured using the average aggregate NAV as of the end of the immediately preceding three months). For the avoidance of doubt, both of these limits are assessed during each month in a calendar quarter. The Company has in the past received, and may in the future receive, repurchase requests that exceed the limits under the Repurchase Plan, and the Company has in the past repurchased less than the full amount of shares requested, resulting in the repurchase of shares on a pro rata basis.
Should repurchase requests, in the board of directors’ judgment, place an undue burden on its liquidity, adversely affect its operations or risk having an adverse impact on the Company as a whole, or should the board of directors otherwise determine that investing its liquid assets in real properties or other investments rather than repurchasing its shares is in the best interests of the Company as a whole, the Company’s board of directors may determine to repurchase fewer shares than have been requested to be repurchased (including relative to the 2% monthly limit and 5% quarterly limit under the Repurchase Plan), or none at all. Further, the Company’s board of directors has in the past made exceptions to the limitations in the Repurchase Plan and may in the future, in certain circumstances, make exceptions to such repurchase limitations (or repurchase fewer shares than such repurchase limitations), or modify or suspend the Repurchase Plan if, in its reasonable judgement, it deems such action to be in the Company’s best interest and the best interest of its stockholders. In the event that the Company receives repurchase requests in excess of the 2% or 5% limits, then repurchase requests will be satisfied on a pro rata basis after the Company has repurchased all shares for which repurchase has been requested due to death, disability or divorce and other limited exceptions. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the Repurchase Plan, as applicable.
For the six months ended June 30, 2024, the Company repurchased 434.0 million shares of common stock and 7.7 million units of BREIT OP for a total of $6.2 billion. During the months ended May 31, 2024 and June 30, 2024, the Company received repurchase requests that exceeded the applicable monthly and quarterly repurchase limits, respectively, under the Repurchase Plan, in each case by 0.9%. The Company’s majority independent board of directors exercised its discretion and approved repurchase requests exceeding the Repurchase Plan’s 2% of NAV monthly and 5% of NAV quarterly limits, as described above, and the Company fulfilled all repurchase requests for the months ended May 31, 2024 and June 30, 2024.
Distributions

The Company considers a variety of factors when determining its distributions, including cash flows from operations, Funds Available for Distribution, net asset value, and total return, and in any case, generally intends to distribute substantially all of its taxable income to its stockholders each year to comply with the REIT provisions of the Internal Revenue Code. Taxable income does not equal net income as calculated in accordance with GAAP.
Each class of common stock receives the same gross distribution per share. The net distribution varies for each class based on the applicable stockholder servicing fee, which is deducted from the monthly distribution per share and paid directly to the applicable distributor. Class C shares currently have no distribution amount presented as the class is generally an accumulating share class whereby its share of income will accrete into its NAV.
The following table details the aggregate distributions declared for each applicable class of common stock:(1)

	Three Months Ended June 30, 2024
	Class S	Class I	Class T	Class D
Aggregate gross distributions declared per share of common stock	$0.1653	$0.1653	$0.1653	$0.1653
Stockholder servicing fee per share of common stock	(0.0300)	—	(0.0296)	(0.0086)
Net distributions declared per share of common stock	$0.1353	$0.1653	$0.1357	$0.1567

	Six Months Ended June 30, 2024
	Class S	Class I	Class T	Class D
Aggregate gross distributions declared per share of common stock	$0.3307	$0.3307	$0.3307	$0.3307
Stockholder servicing fee per share of common stock	(0.0601)	—	(0.0592)	(0.0173)
Net distributions declared per share of common stock	$0.2706	$0.3307	$0.2715	$0.3134
(1) Class C shares currently have no distribution amount presented as the class is generally an accumulating share class whereby its share of income will accrete into its NAV.
Redeemable Non-controlling Interest
In connection with its performance participation interest, the Special Limited Partner holds Class I units in BREIT OP. See Note 10 for further details of the Special Limited Partner’s performance participation interest. Because the Special Limited Partner has the ability to redeem its Class I units for Class I shares in the Company or cash, at the election of the Special Limited Partner, the Company has classified these Class I units as Redeemable Non-controlling Interest in mezzanine equity on the Company’s Condensed Consolidated Balance Sheets.

The following table details the redeemable non-controlling interest activity related to the Special Limited Partner for the six months ended June 30, 2024 and 2023 ($ in thousands):

	Six Months Ended June 30,
	2024	2023
Balance at the beginning of the year	$351	$344,145
Settlement of prior quarter(s) performance participation allocation	15,370	—
Conversion to Class I and Class B units	—	(278,990)
Conversion to Class I and Class C shares	—	(65,313)
GAAP income allocation	(124)	1,919
Distributions	(60)	(1,300)
Fair value allocation	216	(104)
Ending balance	$15,753	$357
In addition to the Special Limited Partner’s interest noted above, certain of the Company’s third party joint ventures also have a redeemable non-controlling interest in such joint ventures. As of June 30, 2024 and December 31, 2023, $168.0 million and $197.2 million, respectively, related to such third party joint ventures was included in Redeemable Non-controlling Interests on the Company’s Condensed Consolidated Balance Sheets.
The Redeemable Non-controlling Interests are recorded at the greater of (i) their carrying amount, adjusted for their share of the allocation of GAAP net income (loss) and distributions, or (ii) their redemption value, which is equivalent to the fair value of such interests at the end of each measurement period. Accordingly, the Company recorded an allocation adjustment between Additional Paid-in Capital and Redeemable Non-controlling Interest of $19.2 million and $20.1 million, during the three and six months ended June 30, 2024, respectively, and $7.3 million and $21.6 million, during the three and six months ended June 30, 2023, respectively, to reflect their redemption value.

15. Leases
Lessor
The Company’s rental revenue primarily consists of rent earned from operating leases at the Company’s rental housing, industrial, net lease, data centers, self storage, retail, and office properties. Leases at the Company’s industrial, data centers, retail, and office properties generally include a fixed base rent, and certain leases also contain a variable rent component. The variable component of the Company’s operating leases at its industrial, data centers, retail, and office properties primarily consist of the reimbursement of operating expenses such as real estate taxes, insurance, and common area maintenance costs. Rental revenue earned from leases at the Company’s rental housing properties primarily consist of a fixed base rent, and certain leases contain a variable component that allows for the pass-through of certain operating expenses such as utilities. Rental revenue earned from leases at the Company’s self storage properties primarily consist of a fixed base rent only.
Rental revenue from leases at the Company’s net lease properties consists of a fixed annual rent that escalates annually throughout the term of the applicable leases, and the tenant is generally responsible for all property-related expenses, including taxes, insurance, and maintenance. The Company’s net lease properties are leased to a single tenant. The Company assessed the lease classification of the net lease properties and determined the leases were each operating leases. The Company’s assessment included the consideration of the present value of the applicable lease payments over the lease terms and the residual value of the leased assets.
Leases at the Company’s industrial, net lease, data centers, retail, and office properties are generally longer term (greater than 12 months in length), and may contain extension and termination options at the lessee’s election. Often, these leases have annual escalations that are tied to the CPI index. Leases at the Company’s rental housing and self storage properties are short term in nature, generally not greater than 12 months in length.
The following table details the components of operating lease income from leases in which the Company is the lessor ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Fixed lease payments	$1,765,926	$1,826,835	$3,580,530	$3,694,361
Variable lease payments	146,618	117,806	295,079	238,345
Rental revenue	$1,912,544	$1,944,641	$3,875,609	$3,932,706
The following table presents the undiscounted future minimum rents the Company expects to receive for its industrial, net lease, data centers, retail, and office properties as of June 30, 2024 ($ in thousands). Leases at the Company’s rental housing and self storage properties are short term, generally 12 months or less, and are therefore not included.

Year	Future Minimum Rents
2024 (remaining)	$910,933
2025	1,783,124
2026	1,646,575
2027	1,438,424
2028	1,215,884
2029	1,010,732
Thereafter	14,897,160
Total	$22,902,832

Lessee
Certain of the Company’s investments in real estate are subject to ground leases. The Company’s ground leases are classified as either operating leases or financing leases based on the characteristics of each lease. As of June 30, 2024, the Company had 94 ground leases classified as operating and three ground leases classified as financing. Each of the Company’s ground leases were acquired as part of the acquisition of real estate, and no incremental costs were incurred for such ground leases. The Company’s ground leases are non-cancelable and certain operating leases contain renewal options.
The following table details the future lease payments due under the Company’s ground leases as of June 30, 2024 ($ in thousands):

	Operating Leases	Financing Leases
2024 (remaining)	$19,820	$2,215
2025	36,293	4,386
2026	36,456	4,509
2027	36,772	4,635
2028	37,070	4,764
2029	37,199	5,164
Thereafter	2,098,046	554,168
Total undiscounted future lease payments	2,301,656	579,841
Difference between undiscounted cash flows and discounted cash flows	(1,689,070)	(500,943)
Total lease liability	$612,586	$78,898
The Company utilized its incremental borrowing rate at the time of entering such leases, which was between 5% and 7%, to determine its lease liabilities. As of June 30, 2024, the weighted average remaining lease term of the Company’s operating leases and financing leases was 59 years and 77 years, respectively.
Payments under the Company’s ground leases primarily contain fixed payment components that may include periodic increases based on an index or periodic fixed percentage escalations. Three of the Company’s ground leases contains a variable component based on a percentage of revenue.
The following table details the fixed and variable components of the Company’s operating leases ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Fixed ground rent expense	$3,724	$3,820	$7,672	$7,848
Variable ground rent expense	8,084	6,831	16,319	12,825
Total cash portion of ground rent expense	11,808	10,651	23,991	20,673
Straight-line ground rent expense	5,352	5,520	10,686	10,923
Total operating lease costs	$17,160	$16,171	$34,677	$31,596
The following table details the fixed and variable components of the Company’s financing leases ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Interest on lease liabilities	$1,040	$1,024	$2,131	$2,048
Amortization of right-of-use assets	317	320	616	639
Total financing lease costs	$1,357	$1,344	$2,747	$2,687

16. Segment Reporting
The Company operates in nine reportable segments: Rental Housing, Industrial, Net Lease, Office, Hospitality, Retail, Data Centers, Self Storage properties, and Investments in Real Estate Debt. The Company allocates resources and evaluates results based on the performance of each segment individually. The Company believes that Segment Net Operating Income is the key performance metric that captures the unique operating characteristics of each segment.
The following table details the total assets by segment ($ in thousands):

	June 30, 2024	December 31, 2023
Rental Housing	$62,602,988	$64,665,680
Industrial	19,469,787	20,050,095
Net Lease	8,067,369	8,117,528
Office	2,866,234	2,945,455
Hospitality	2,791,268	2,867,166
Data Centers	2,440,729	2,927,807
Retail	2,281,566	2,505,146
Self Storage	734,161	739,743
Investments in Real Estate Debt and Real Estate Loans Held by Consolidated Securitization Vehicles, at Fair Value	21,887,275	23,264,164
Other (Corporate)	2,668,211	2,715,011
Total assets	$125,809,588	$130,797,795

The following table details the financial results by segment for the three months ended June 30, 2024 ($ in thousands):

	Rental Housing	Industrial	Net Lease	Office	Hospitality	Data Centers	Retail	Self Storage	Investments in Real Estate Debt	Total
Revenues:
Rental revenue	$1,276,380	$356,620	$150,384	$42,733	$—	$13,356	$55,491	$17,580	$—	$1,912,544
Hospitality revenue	—	—	—	—	150,129	—	—	—	—	150,129
Other revenue	85,375	5,212	—	2,698	—	—	1,194	1,395	—	95,874
Total revenues	1,361,755	361,832	150,384	45,431	150,129	13,356	56,685	18,975	—	2,158,547
Expenses:
Rental property operating	732,169	119,108	660	15,643	—	2,594	23,533	9,004	—	902,711
Hospitality operating	—	—	—	—	101,969	—	—	—	—	101,969
Total expenses	732,169	119,108	660	15,643	101,969	2,594	23,533	9,004	—	1,004,680
(Loss) income from unconsolidated entities	(5,513)	(30,452)	—	7,743	(800)	(8,396)	(580)	—	—	(37,998)
Income from investments in real estate debt	—	—	—	—	—	—	—	—	157,075	157,075
Changes in net assets of consolidated securitization vehicles	—	—	—	—	—	—	—	—	41,013	41,013
Income from investments in equity securities(1)	4,509	—	—	—	—	—	—	—	—	4,509
GAAP segment net income	$628,582	$212,272	$149,724	$37,531	$47,360	$2,366	$32,572	$9,971	$198,088	$1,318,466

Depreciation and amortization	$(570,934)	$(183,749)	$(51,878)	$(23,060)	$(22,990)	$(5,541)	$(24,529)	$(6,653)	$—	$(889,334)

General and administrative										(17,950)
Management fee										(180,655)
Performance participation allocation										104,966
Impairment of investments in real estate										(118,044)
Loss from interest rate derivatives										(52,637)
Net gain on dispositions of real estate										175,890
Interest expense, net										(857,855)
Loss on extinguishment of debt										(21,404)
Other expense(1)										(43,450)
Net loss										$(582,007)
Net loss attributable to non-controlling interests in third party joint ventures										$37,386
Net loss attributable to non-controlling interests in BREIT OP unitholders										26,122
Net loss attributable to BREIT stockholders										$(518,499)
(1) Included within Other (expense) income on the Condensed Consolidated Statements of Operations is $3.8 million of net unrealized/realized gain related to equity securities.

The following table details the financial results by segment for the three months ended June 30, 2023 ($ in thousands):

	Rental Housing	Industrial	Net Lease	Office	Hospitality	Data Centers	Retail	Self Storage	Investments in Real Estate Debt	Total
Revenues:
Rental revenue	$1,268,987	$351,188	$150,385	$48,001	$—	$12,959	$57,449	$55,672	$—	$1,944,641
Hospitality revenue	—	—	—	—	217,744	—	—	—	—	217,744
Other revenue	91,833	5,917	—	1,904	4,524	—	1,086	5,406	—	110,670
Total revenues	1,360,820	357,105	150,385	49,905	222,268	12,959	58,535	61,078	—	2,273,055
Expenses:
Rental property operating	717,790	107,869	774	14,362	—	2,524	23,969	29,710	12	897,010
Hospitality operating	—	—	—	—	147,589	—	—	—	—	147,589
Total expenses	717,790	107,869	774	14,362	147,589	2,524	23,969	29,710	12	1,044,599
(Loss) income from unconsolidated entities	(2,647)	89,214	—	5,837	1,674	(4,967)	855	—	—	89,966
Income from investments in real estate debt	—	—	—	—	—	—	—	—	224,838	224,838
Changes in net assets of consolidated securitization vehicles	—	—	—	—	—	—	—	—	62,685	62,685
Income from investments in equity securities(1)	30,927	—	—	—	—	—	—	—	—	30,927
GAAP segment net income	$671,310	$338,450	$149,611	$41,380	$76,353	$5,468	$35,421	$31,368	$287,511	$1,636,872

Depreciation and amortization	$(628,409)	$(193,248)	$(51,878)	$(24,971)	$(32,185)	$(5,470)	$(34,197)	$(17,278)	$—	$(987,636)

General and administrative										(17,122)
Management fee										(213,365)
Impairment of investments in real estate										(105,216)
Income from interest rate derivatives										488,574
Net gain on dispositions of real estate										668,824
Interest expense, net										(739,289)
Loss on extinguishment of debt										(3,283)
Other expense(1)										(19,409)
Net income										$708,950
Net loss attributable to non-controlling interests in third party joint ventures										$69,255
Net income attributable to non-controlling interests in BREIT OP unit holders										(23,271)
Net income attributable to BREIT stockholders										$754,934
(1) Included within Other (expense) income on the Condensed Consolidated Statements of Operations is $27.1 million of net unrealized gain related to equity securities.

The following table details the financial results by segment for the six months ended June 30, 2024 ($ in thousands):

	Rental Housing	Industrial	Net Lease	Office	Hospitality	Data Centers	Retail	Self Storage	Investments in Real Estate Debt	Total
Revenues:
Rental revenue	$2,590,537	$723,678	$300,769	$85,842	$—	$26,436	$113,082	$35,265	$—	$3,875,609
Hospitality revenue	—	—	—	—	283,306	—	—	—	—	283,306
Other revenue	168,805	9,042	—	5,137	—	—	2,690	2,872	—	188,546
Total revenues	2,759,342	732,720	300,769	90,979	283,306	26,436	115,772	38,137	—	4,347,461
Expenses:
Rental property operating	1,473,115	241,602	1,326	30,205	—	5,003	47,601	17,315	—	1,816,167
Hospitality operating	—	—	—	—	193,884	—	—	—	—	193,884
Total expenses	1,473,115	241,602	1,326	30,205	193,884	5,003	47,601	17,315	—	2,010,051
(Loss) income from unconsolidated entities	(14,124)	(53,276)	—	13,588	(5,105)	(1,711)	(1,728)	—	—	(62,356)
Income from investments in real estate debt	—	—	—	—	—	—	—	—	425,268	425,268
Changes in net assets of consolidated securitization vehicles	—	—	—	—	—	—	—	—	116,426	116,426
Income from investments in equity securities(1)	61,482	—	—	—	—	—	—	—	—	61,482
GAAP segment net income	$1,333,585	$437,842	$299,443	$74,362	$84,317	$19,722	$66,443	$20,822	$541,694	$2,878,230

Depreciation and amortization	$(1,157,124)	$(371,767)	$(103,756)	$(47,748)	$(45,666)	$(11,082)	$(52,138)	$(13,261)	$—	$(1,802,542)

General and administrative										(34,300)
Management fee										(367,776)
Impairment of investments in real estate										(183,758)
Income from interest rate derivatives										262,562
Net gain on dispositions of real estate										282,444
Interest expense, net										(1,689,570)
Loss on extinguishment of debt										(52,052)
Other expense(1)										(45,315)
Net loss										$(752,077)
Net loss attributable to non-controlling interests in third party joint ventures										$69,059
Net loss attributable to non-controlling interests in BREIT OP unit holders										31,506
Net loss attributable to BREIT stockholders										$(651,512)

(1) Included within Other (expense) income on the Condensed Consolidated Statements of Operations is $58.8 million of net unrealized/realized gain related to equity securities.

The following table details the financial results by segment for the six months ended June 30, 2023 ($ in thousands):

	Rental Housing	Industrial	Net Lease	Office	Hospitality	Data Centers	Retail	Self Storage	Investments in Real Estate Debt	Total
Revenues:
Rental revenue	$2,580,964	$700,781	$300,769	$96,289	$—	$25,686	$117,871	$110,346	$—	$3,932,706
Hospitality revenue	—	—	—	—	418,965	—	—	—	—	418,965
Other revenue	175,686	13,030	—	3,781	7,686	—	2,247	6,894	—	209,324
Total revenues	2,756,650	713,811	300,769	100,070	426,651	25,686	120,118	117,240	—	4,560,995
Expenses:
Rental property operating	1,425,594	224,930	1,244	28,201	—	4,738	49,299	55,181	12	1,789,199
Hospitality operating	—	—	—	—	281,412	—	—	—	—	281,412
Total expenses	1,425,594	224,930	1,244	28,201	281,412	4,738	49,299	55,181	12	2,070,611
(Loss) income from unconsolidated entities	(15,147)	177,509	432,528	(14,093)	(714)	(45,084)	(375)	—	—	534,624
Income from investments in real estate debt	—	—	—	—	—	—	—	—	388,803	388,803
Changes in net assets of consolidated securitization vehicles	—	—	—	—	—	—	—	—	91,939	91,939
Income from investments in equity securities(1)	30,937	—	—	—	—	—	—	—	—	30,937
GAAP segment net income	$1,346,846	$666,390	$732,053	$57,776	$144,525	$(24,136)	$70,444	$62,059	$480,730	$3,536,687

Depreciation and amortization	$(1,263,750)	$(384,524)	$(103,756)	$(49,904)	$(65,033)	$(11,023)	$(73,203)	$(35,828)	$—	$(1,987,021)

General and administrative										(34,298)
Management fee										(434,503)
Impairment of investments in real estate										(117,715)
Loss from interest rate derivatives										(153,587)
Net gain on dispositions of real estate										789,827
Interest expense, net										(1,527,881)
Loss on extinguishment of debt										(8,541)
Other expense(1)										(46,479)
Net income										$16,489
Net loss attributable to non-controlling interests in third party joint ventures										$143,613
Net income attributable to non-controlling interests in BREIT OP unit holders										(6,223)
Net income attributable to BREIT stockholders										$153,879
(1) Included within Other (expense) income on the Condensed Consolidated Statements of Operations is $23.4 million of net unrealized gain related to equity securities.

17. Commitments and Contingencies
Litigation
From time to time, the Company may be involved in various claims and legal actions arising in the ordinary course of business. As of June 30, 2024 and December 31, 2023, the Company was not involved in any material legal proceedings.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References herein to “Blackstone Real Estate Income Trust,” “BREIT,” the “Company,” “we,” “us,” or “our” refer to Blackstone Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.
The following discussion should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto appearing elsewhere in this quarterly report on Form 10-Q.
Forward-Looking Statements
This quarterly report on Form 10-Q contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “identify” or other similar words or the negatives thereof. These may include our financial estimates and their underlying assumptions, statements about plans, objectives, intentions and expectations with respect to positioning, including the impact of macroeconomic trends and market forces, future operations, repurchases, acquisitions, future performance, and statements identified but not yet disclosed acquisitions. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in our prospectus and our Annual Report on Form 10-K for the year ended December 31, 2023, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document (or our prospectus and other filings). Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.
Website Disclosure
We use our website (www.breit.com) as a channel of distribution of company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor this channel, in addition to following our press releases and SEC filings. The contents of our website are not, however, a part of this Quarterly Report on Form 10-Q.
Overview
We invest primarily in stabilized, income-generating commercial real estate in the United States and to a lesser extent, outside the United States. We also, to a lesser extent, invest in real estate debt investments. We are the sole general partner and majority limited partner of BREIT Operating Partnership L.P. (“BREIT OP”), a Delaware limited partnership, and we own substantially all of our assets through BREIT OP. We are externally managed by BX REIT Advisors L.L.C. (the “Adviser”). The Adviser is part of the real estate group of Blackstone Inc. (“Blackstone”), a leading investment manager. We currently operate our business in nine reportable segments: Rental Housing, Industrial, Net Lease, Data Centers, Hospitality, Self Storage, Retail, and Office Properties, and Investments in Real Estate Debt. Rental Housing includes multifamily and other types of rental housing such as manufactured, student, affordable, and single family rental housing, as well as senior living. Net Lease includes the real estate assets of The Bellagio Las Vegas (the “Bellagio”) and The Cosmopolitan of Las Vegas (the “Cosmopolitan”). Unconsolidated interests are included in the respective property segment.
BREIT is a non-listed, perpetual life real estate investment trust (“REIT”) that qualifies as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent we annually distribute all of our net taxable income to stockholders and maintain our qualification as a REIT.
As of August 9, 2024, we had received cumulative net proceeds of $76.3 billion from the sale of 5.9 billion shares of our Class S, Class I, Class T, Class D and Class C common stock in our continuous public offering and private offerings, and units of BREIT OP. We contributed the net proceeds from the sale of shares to BREIT OP in exchange for a corresponding number of Class S, Class I, Class T, Class D and Class C units. As of August 9, 2024, there are no Class F shares or Class F units outstanding. BREIT OP has primarily used the net proceeds to make investments in real estate and real estate debt and for other general corporate purposes (including to fund repurchase requests under our share repurchase plan (the “Share Repurchase Plan”) from time to time) as further described below under “Investment Portfolio.” We intend to continue selling shares of our common stock on a monthly basis through our continuous public offering and private offerings.

Q2 2024 Highlights
Operating Results:
•Declared monthly net distributions totaling $0.6 billion for the three months ended June 30, 2024. The details of the average annualized distribution rates and total returns are shown in the following table:

	Class S	Class I	Class T	Class D
Average Annualized Distribution Rate(1)	3.8%	4.7%	3.9%	4.5%
Year-to-Date Total Return, without upfront selling commissions(2)	1.9%	2.4%	1.9%	2.2%
Year-to-Date Total Return, assuming maximum upfront selling commissions(2)	(1.5)%	n/a	(1.5)%	0.7%
Inception-to-Date Total Return, without upfront selling commissions(2)	9.2%	10.2%	9.4%	10.0%
Inception-to-Date Total Return, assuming maximum upfront selling commissions(2)	8.7%	n/a	8.9%	9.7%
Investments
•Sold 21 rental housing properties, 17 industrial properties and nine retail properties for total net proceeds of $1.2 billion. We recognized a net realized gain of $57.9 million, net of the impairments recorded during the quarter, related to the disposition of such properties.
•Formed a joint venture alongside another Blackstone-advised investment vehicle that acquired all of the outstanding common shares of Tricon Residential Inc. (“Tricon”) for a total equity transaction value of $3.5 billion. As part of the transaction, we converted our prior investment in common and preferred stock of Tricon to an interest in the newly formed joint venture, which is recorded under investments in unconsolidated entities, and maintained our 11.6% ownership stake in Tricon.
Capital and Financing Activity:
•Raised $0.9 billion from the sale of shares of our common stock and units of BREIT OP during the three months ended June 30, 2024. Repurchased $3.3 billion of our shares and units from investors during the three months ended June 30, 2024.
•Repaid a net $0.2 billion of financings during the three months ended June 30, 2024.
Current Portfolio:
•Our portfolio as of June 30, 2024 consisted of investments in real estate (94% based on fair value) and investments in real estate debt (6%).
•Our 4,733 properties(3) as of June 30, 2024 consisted primarily of Rental Housing (52% based on fair value), Industrial (25%), Data Centers (10%) and Net Lease (5%), and our real estate portfolio was primarily concentrated in the following regions: South (38%), West (30%) and East (19%).
•Our investments in real estate debt as of June 30, 2024 consisted of a diversified portfolio of CMBS, RMBS, mortgage and mezzanine loans, and other real estate-related debt. For further details on credit rating and underlying real estate collateral, refer to “Investment Portfolio – Investments in Real Estate Debt” below.

(1)The annualized distribution rate is calculated by averaging each of the three months’ annualized distribution, divided by the prior month’s net asset value, which is inclusive of all fees and expenses. We believe the annualized distribution rate is a useful measure of our overall investment performance.
(2)Total return is calculated as the change in NAV per share during the respective periods plus any distributions per share declared in the period, and assumes any distributions are reinvested under our distribution reinvestment plan. Total return for periods greater than one year are annualized. We believe total return is a useful measure of our overall investment performance.
(3)Excludes 64,324 single family rental homes. Such single family rental homes are included in the fair value amounts.

Investment Portfolio
Portfolio Summary
The following chart allocates our investments in real estate and real estate debt based on fair value as of June 30, 2024:

Investment Allocation[1]

Real Estate Debt
6%
Real Estate
94%

Real Estate Investments
The following charts further describe the diversification of our investments in real estate based on fair value as of June 30, 2024:
(1) “Real estate investments” include wholly-owned property investments, BREIT’s share of property investments held through joint ventures and equity in public and private real estate-related companies. “Real estate debt” includes BREIT’s investments in CMBS, RMBS, mortgage loans, and other debt secured by real estate and real estate related assets, and excludes the impact of consolidating the loans that serve as collateral for certain of our debt securities on our Condensed Consolidated Generally Accepted Accounting Principles (“GAAP”) Balance Sheets. “Property Sector” weighting is measured as the asset value of real estate investments for each sector category divided by the asset value of all real estate investments, excluding the value of any third-party interests in such real estate investments. “Region Concentration” represents regions as defined by the National Council of Real Estate Fiduciaries (“NCREIF”) and the weighting is measured as the asset value of our real estate properties for each regional category divided by the asset value of all real estate properties, excluding the value of any third-party interests in such real estate properties. “Non-U.S.” reflects investments in Europe and Canada.

The following map identifies the top markets of our real estate portfolio composition based on fair value as of June 30, 2024:

The select states highlighted represent BREIT’s top 4 states by portfolio weighting. Portfolio weighting is measured as the asset value of real estate properties for each state divided by the total asset value of all real estate properties, excluding the value of any third-party interests in such real estate investments. BREIT is invested in additional states that are not highlighted above.
As of June 30, 2024, we owned, in whole or in part, a diversified portfolio of income producing assets comprising 4,733 properties and 64,324 single family rental homes concentrated in growth markets primarily focused in Rental Housing, Industrial, Data Centers and Net Lease properties, and to a lesser extent Self Storage, Hospitality, Retail, and Office properties.

The following table provides a summary of our portfolio by segment as of June 30, 2024:

						Segment Revenue For the Six Months ended June 30,(6)
Segment	Number of Properties(1)	Sq. Feet (in thousands)/ Units/Keys(2)	Occupancy Rate(3)	Average Effective Annual Base Rent Per Leased Square Foot/Units/Keys(4)	Gross Asset Value(5) ($ in thousands)	2024 ($ in thousands)	2023 ($ in thousands)
Rental Housing(7)	1,046	296,570 units	94%	$20,273	$61,906,894	$2,806,194	$2,876,268
Industrial	3,163	435,082 sq. ft.	94%	$6.26	29,901,630	914,340	886,647
Data Centers	111	12,123 sq. ft.	100%	$14.98	11,931,458	249,852	214,594
Net Lease	2	15,409 sq. ft.	100%	N/A	5,538,697	300,769	301,745
Office	14	5,164 sq. ft.	99%	$42.21	3,273,545	140,429	146,103
Hospitality	248	33,897 keys	73%	$188.50/$138.41	2,967,657	340,242	486,854
Retail	69	9,734 sq. ft.	97%	$20.27	2,654,219	125,723	128,823
Self Storage	80	5,133 sq. ft.	87%	$14.24	852,152	38,137	117,240
Total	4,733		94%		$119,026,252	$4,915,686	$5,158,274

(1)Includes properties owned by unconsolidated entities. Single family rental homes are included in rental housing units and are not reflected in the number of properties.
(2)Excludes land under development related to our industrial investments and rental housing investments.
(3)For our industrial, net lease, data centers, retail and office investments, occupancy includes all leased square footage as of June 30, 2024. For our multifamily, student housing and affordable housing investments, occupancy is defined as the percentage of actual rent divided by gross potential rent (defined as actual rent for occupied units and market rent for vacant units) for the three months ended June 30, 2024. For our single family rental housing investments, the occupancy rate includes occupied homes as of June 30, 2024. For our self storage, manufactured housing and senior living investments, the occupancy rate includes occupied square footage, occupied sites and occupied units, respectively, as of June 30, 2024. The average occupancy rate for our hospitality investments includes paid occupied rooms for the 12 months ended June 30, 2024. Hospitality investments owned less than 12 months are excluded from the average occupancy rate calculation. Total occupancy weighting is measured as the gross asset value of real estate investments for each segment divided by the gross asset value of all real estate investments. Unconsolidated investments are excluded from occupancy rate calculations.
(4)For multifamily and rental housing properties other than manufactured housing, average effective annual base rent represents the base rent for the three months ended June 30, 2024 per leased unit, and excludes tenant recoveries, straight-line rent, and above-market and below-market lease amortization. For manufactured housing, industrial, net lease, data centers, self storage, office, and retail properties, average effective annual base rent represents the annualized June 30, 2024 base rent per leased square foot or unit and excludes tenant recoveries, straight-line rent, and above-market and below-market lease amortization. For hospitality properties, average effective annual base rent represents Average Daily Rate (“ADR”) and Revenue Per Available Room (“RevPAR”), respectively, for the 12 months ended June 30, 2024. Hospitality investments owned less than 12 months are excluded from the ADR and RevPAR calculations.
(5)Measured as the total fair value of real estate investments for each sector, excluding the value of any third-party interests in such real estate investments.
(6)Segment revenue is determined in accordance with GAAP for the six months ended June 30, 2024 and includes our allocable share of revenues generated by unconsolidated entities.
(7)Rental Housing includes multifamily and other types of rental housing such as student, affordable, manufactured and single family rental housing, as well as senior living. Rental Housing units include multifamily units, student housing units, affordable housing units, manufactured housing sites, single family rental homes and senior living units.

Real Estate
The following table provides information regarding our real estate portfolio as of June 30, 2024:

Segment and Investment	Number of Properties(1)	Location	Acquisition Date	Ownership Interest(2)	Sq. Feet (in thousands)/Units/Keys(3)	Occupancy Rate(4)
Rental Housing:
TA Multifamily Portfolio	2	Palm Beach Gardens, FL & Gurnee, IL	April 2017	100%	959 units	95%
Emory Point	1	Atlanta, GA	May 2017	100%	750 units	92%
Nevada West Multifamily	3	Las Vegas, NV	May 2017	100%	972 units	93%
Mountain Gate & Trails Multifamily	2	Las Vegas, NV	June 2017	100%	539 units	94%
Elysian West Multifamily	1	Las Vegas, NV	July 2017	100%	466 units	95%
Gilbert Multifamily	2	Gilbert, AZ	Sept. 2017	90%	748 units	94%
ACG II Multifamily	3	Various	Sept. 2017	94%	740 units	94%
Olympus Multifamily	3	Jacksonville, FL	Nov. 2017	95%	1,032 units	92%
Amberglen West Multifamily	1	Hillsboro, OR	Nov. 2017	100%	396 units	95%
Aston Multifamily Portfolio	3	Various	Various	100%	576 units	93%
Talavera and Flamingo Multifamily	2	Las Vegas, NV	Dec. 2017	100%	674 units	94%
Montair Multifamily	1	Thornton, CO	Dec. 2017	100%	320 units	93%
Signature at Kendall Multifamily	2	Miami, FL	Dec. 2017	100%	546 units	94%
Wave Multifamily Portfolio	4	Various	May 2018	100%	1,728 units	93%
ACG III Multifamily	2	Gresham, OR & Turlock, CA	May 2018	95%	475 units	93%
Carroll Florida Multifamily	1	Jacksonville & Orlando, FL	May 2018	100%	320 units	92%
Solis at Flamingo	1	Las Vegas, NV	June 2018	95%	524 units	94%
Velaire at Aspera	1	Phoenix, AZ	July 2018	100%	286 units	93%
Coyote Multifamily Portfolio	6	Phoenix, AZ	Aug. 2018	100%	1,752 units	94%
Avanti Apartments	1	Las Vegas, NV	Dec. 2018	100%	414 units	89%
Gilbert Heritage Apartments	1	Phoenix, AZ	Feb. 2019	90%	256 units	95%
Roman Multifamily Portfolio	10	Various	Feb. 2019	100%	2,675 units	94%
Elevation Plaza Del Rio	1	Phoenix, AZ	April 2019	90%	333 units	93%
Courtney at Universal Multifamily	1	Orlando, FL	April 2019	100%	355 units	92%
Citymark Multifamily 2-Pack	2	Las Vegas, NV & Lithia Springs, GA	April 2019	100%	608 units	92%
Raider Multifamily Portfolio	4	Las Vegas, NV	Various	100%	1,514 units	95%
Bridge II Multifamily Portfolio	6	Various	Various	100%	2,363 units	90%
Miami Doral 2-Pack	2	Miami, FL	May 2019	100%	720 units	94%
Davis Multifamily 2-Pack	2	Raleigh, NC & Jacksonville, FL	May 2019	100%	454 units	93%
Slate Savannah	1	Savannah, GA	May 2019	90%	272 units	95%
Amara at MetroWest	1	Orlando, FL	May 2019	95%	411 units	93%
Colorado 3-Pack	1	Denver, CO	May 2019	100%	300 units	93%
Edge Las Vegas	1	Las Vegas, NV	June 2019	95%	296 units	91%
ACG IV Multifamily	2	Woodland, CA & Puyallup, WA	June 2019	95%	606 units	94%
Perimeter Multifamily 3-Pack	3	Atlanta, GA	June 2019	100%	691 units	93%
Anson at the Lakes	1	Charlotte, NC	June 2019	100%	694 units	94%
San Valiente Multifamily	1	Phoenix, AZ	July 2019	95%	604 units	94%
Edgewater at the Cove	1	Oregon City, OR	Aug. 2019	100%	248 units	93%
Haven 124 Multifamily	1	Denver, CO	Sept. 2019	100%	562 units	91%
Villages at McCullers Walk Multifamily	1	Raleigh, NC	Oct. 2019	100%	412 units	94%
Canopy at Citrus Park Multifamily	1	Largo, FL	Oct. 2019	90%	318 units	94%
Ridge Multifamily Portfolio	4	Las Vegas, NV	Oct. 2019	90%	1,220 units	93%
Charleston on 66th Multifamily	1	Tampa, FL	Nov. 2019	95%	258 units	93%
Evolve at Timber Creek Multifamily	1	Garner, NC	Nov. 2019	100%	304 units	95%
Arches at Hidden Creek Multifamily	1	Chandler, AZ	Nov. 2019	98%	432 units	94%
Arium Multifamily Portfolio	3	Various	Dec. 2019	100%	972 units	95%
Easton Gardens Multifamily	1	Columbus, OH	Feb. 2020	95%	1,064 units	93%
Acorn Multifamily Portfolio	16	Various	Feb. & May 2020	98%	6,636 units	94%
Indigo West Multifamily	1	Orlando, FL	March 2020	100%	456 units	91%
The Sixes Multifamily	1	Holly Springs, GA	Sept. 2020	100%	340 units	94%
Park & Market Multifamily	1	Raleigh, NC	Oct. 2020	100%	409 units	93%
Cortland Lex Multifamily	1	Alpharetta, GA	Oct. 2020	100%	360 units	95%
The Palmer Multifamily	1	Charlotte, NC	Oct. 2020	90%	318 units	95%
Grizzly Multifamily Portfolio	1	Atlanta, GA	Oct. 2020	100%	425 units	96%
Jaguar Multifamily Portfolio	8	Various	Nov. & Dec. 2020	100%	2,950 units	93%
Kansas City Multifamily Portfolio	2	Overland Park & Olathe, KS	Dec. 2020	100%	620 units	96%

Segment and Investment	Number of Properties(1)	Location	Acquisition Date	Ownership Interest(2)	Sq. Feet (in thousands)/Units/Keys(3)	Occupancy Rate(4)
The View at Woodstock Multifamily	1	Woodstock, GA	Jan. 2021	100%	320 units	93%
Cortona South Tampa Multifamily	1	Tampa, FL	April 2021	100%	300 units	94%
Crest at Park Central Multifamily	1	Dallas, TX	April 2021	100%	387 units	95%
Rosery Multifamily Portfolio	1	Largo, FL	April 2021	100%	224 units	93%
Encore Tessera Multifamily	1	Phoenix, AZ	May 2021	80%	240 units	94%
Acorn 2.0 Multifamily Portfolio	16	Various	Various	98%	6,409 units	94%
Vue at Centennial Multifamily	1	Las Vegas, NV	June 2021	100%	372 units	90%
Charlotte Multifamily Portfolio	2	Various	June & Aug. 2021	100%	576 units	94%
Haven by Watermark Multifamily	1	Denver, CO	June 2021	100%	206 units	89%
Legacy North Multifamily	1	Plano, TX	Aug. 2021	100%	1,675 units	93%
The Brooke Multifamily	1	Atlanta, GA	Aug. 2021	100%	537 units	91%
One Boynton Multifamily	1	Boynton Beach, FL	Aug. 2021	100%	494 units	92%
Town Lantana Multifamily	1	Lantana, FL	Sept. 2021	90%	360 units	95%
Ring Multifamily Portfolio	12	Various	Sept. 2021	100%	3,030 units	94%
Villages at Pecan Grove Multifamily	1	Holly Springs, NC	Nov. 2021	100%	336 units	95%
Cielo Morrison Multifamily Portfolio	2	Charlotte, NC	Nov. 2021	90%	419 units	94%
FiveTwo at Highland Multifamily	1	Austin, TX	Nov. 2021	90%	390 units	94%
Roman 2.0 Multifamily Portfolio	20	Various	Dec. 2021 & Jan. 2022	100%	6,342 units	93%
Kapilina Beach Homes Multifamily	1	Ewa Beach, HI	Dec. 2021	100%	1,459 units	92%
SeaTac Multifamily Portfolio	2	Edgewood & Everett, WA	Dec. 2021	90%	480 units	94%
Villages at Raleigh Beach Multifamily	1	Raleigh, NC	Jan. 2022	100%	392 units	94%
Raider 2.0 Multifamily Portfolio	3	Las Vegas & Henderson, NV	March & April 2022	100%	1,390 units	94%
Dallas Multifamily Portfolio	2	Irving & Fort Worth, TX	April 2022	90%	759 units	95%
Carlton at Bartram Park Multifamily	1	Jacksonville, FL	April 2022	100%	750 units	92%
Overlook Multifamily Portfolio	2	Malden & Revere, MA	April 2022	100%	1,386 units	93%
Harper Place at Bees Ferry Multifamily	1	Charleston, SC	April 2022	100%	195 units	96%
Rapids Multifamily Portfolio	37	Various	May 2022	100%	11,245 units	93%
8 Spruce Street Multifamily	1	New York, NY	May 2022	100%	900 units	94%
Pike Multifamily Portfolio(5)	43	Various	June 2022	100%	11,839 units	93%
ACG V Multifamily	2	Stockton, CA	Sept. 2022	95%	449 units	94%
Tricon - Multifamily(6)	11	Various	May 2024	Various(6)	1,789 units	(4)
Highroads MH	2	Phoenix, AZ	April 2018	99.6%	198 units	95%
Evergreen Minari MH	2	Phoenix, AZ	June 2018	99.6%	115 units	96%
Southwest MH	10	Various	June 2018	99.6%	2,249 units	91%
Hidden Springs MH	1	Desert Hot Springs, CA	July 2018	99.6%	317 units	87%
SVPAC MH	2	Phoenix, AZ	July 2018	99.6%	233 units	100%
Riverest MH	1	Tavares, FL	Dec. 2018	99.6%	130 units	97%
Angler MH Portfolio	4	Phoenix, AZ	April 2019	99.6%	770 units	90%
Florida MH 4-Pack	4	Various	April & July 2019	99.6%	799 units	93%
Impala MH	3	Phoenix & Chandler, AZ	July 2019	99.6%	333 units	96%
Clearwater MHC 2-Pack	2	Clearwater, FL	March & Aug. 2020	99.6%	207 units	92%
Legacy MH Portfolio	7	Various	April 2020	99.6%	1,896 units	90%
May Manor MH	1	Lakeland, FL	June 2020	99.6%	297 units	82%
Royal Oaks MH	1	Petaluma, CA	Nov. 2020	99.6%	94 units	99%
Southeast MH Portfolio	22	Various	Dec. 2020	99.6%	5,934 units	90%
Redwood Village MH	1	Santa Rosa, CA	July 2021	99.6%	67 units	99%
Courtly Manor MH	1	Hialeah, FL	Oct. 2021	99.6%	525 units	100%
Crescent Valley MH	1	Newhall, CA	Nov. 2021	99.6%	85 units	92%
EdR Student Housing Portfolio	20	Various	Sept. 2018	95%	3,460 units	99%
Mercury 3100 Student Housing	1	Orlando, FL	Feb. 2021	100%	228 units	98%
Signal Student Housing Portfolio	8	Various	Aug. 2021	96%	1,749 units	97%
Standard at Fort Collins Student Housing	1	Fort Collins, CO	Nov. 2021	97%	237 units	97%
Intel Student Housing Portfolio	4	Reno, NV	Various	98%	805 units	91%
Signal 2.0 Student Housing Portfolio	2	Buffalo, NY & Athens, GA	Dec. 2021	97%	366 units	94%
Robin Student Housing Portfolio	8	Various	March 2022	98%	1,703 units	88%
Legacy on Rio Student Housing	1	Austin, TX	March 2022	97%	149 units	94%
Mark at Tucson Student Housing	1	Mountain, AZ	April 2022	97%	154 units	98%
Legacy at Baton Rouge Student Housing	1	Baton Rouge, LA	May 2022	97%	300 units	97%
American Campus Communities	146	Various	Aug. 2022	69%	34,626 units	94%
Home Partners of America(7)	N/A(1)	Various	Various	Various(7)	27,072 units	94%
Tricon - Single Family Rental(8)	N/A(1)	Various	May 2024	Various(8)	37,252 units	(4)

Segment and Investment	Number of Properties(1)	Location	Acquisition Date	Ownership Interest(2)	Sq. Feet (in thousands)/Units/Keys(3)	Occupancy Rate(4)
Quebec Independent Living Portfolio	11	Quebec, Canada	Aug. 2021 & Aug. 2022	100%	3,233 units	92%
Ace Affordable Housing Portfolio(9)	430	Various	Dec. 2021	Various(9)	58,189 units	93%
Florida Affordable Housing Portfolio	43	Various	Various	100%	10,965 units	97%
Palm Park Affordable Housing	1	Boynton Beach, FL	May 2022	100%	160 units	100%
Wasatch 2-Pack	2	Spring Valley, CA & Midvale, UT	Oct. 2022	100%	350 units	95%
Total Rental Housing	1,046				296,570 units

Industrial:
HS Industrial Portfolio	33	Various	April 2017	100%	5,573 sq. ft.	94%
Fairfield Industrial Portfolio	11	Fairfield, NJ	Sept. 2017	100%	578 sq. ft.	95%
Southeast Industrial Portfolio	3	Various	Nov. 2017	100%	1,167 sq. ft.	66%
Kraft Chicago Industrial Portfolio	3	Aurora, IL	Jan. 2018	100%	1,693 sq. ft.	100%
Canyon Industrial Portfolio	132	Various	March 2018	100%	19,704 sq. ft.	93%
HP Cold Storage Industrial Portfolio	6	Various	May 2018	100%	2,259 sq. ft.	100%
Meridian Industrial Portfolio	73	Various	Nov. 2018	100%	9,855 sq. ft.	93%
Summit Industrial Portfolio	8	Atlanta, GA	Dec. 2018	100%	631 sq. ft.	93%
4500 Westport Drive	1	Harrisburg, PA	Jan. 2019	100%	179 sq. ft.	100%
Minneapolis Industrial Portfolio	34	Minneapolis, MN	April 2019	100%	2,459 sq. ft.	96%
Atlanta Industrial Portfolio	61	Atlanta, GA	May 2019	100%	3,779 sq. ft.	98%
Patriot Park Industrial Portfolio	2	Durham, NC	Sept. 2019	100%	323 sq. ft.	100%
Denali Industrial Portfolio	18	Various	Sept. 2019	100%	4,098 sq. ft.	98%
Jupiter 12 Industrial Portfolio	290	Various	Sept. 2019	100%	54,834 sq. ft.	97%
2201 Main Street	1	San Diego, CA	Oct. 2019	100%	260 sq. ft.	N/A
Triangle Industrial Portfolio	24	Greensboro, NC	Jan. 2020	100%	2,554 sq. ft.	99%
Midwest Industrial Portfolio	27	Various	Feb. 2020	100%	5,940 sq. ft.	88%
Pancal Industrial Portfolio	12	Various	Feb. & April 2020	100%	2,109 sq. ft.	93%
Diamond Industrial	1	Pico Rivera, CA	Aug. 2020	100%	243 sq. ft.	100%
Inland Empire Industrial Portfolio	2	Etiwanda & Fontana, CA	Sept. 2020	100%	404 sq. ft.	100%
Shield Industrial Portfolio	13	Various	Dec. 2020	100%	2,079 sq. ft.	100%
7520 Georgetown Industrial	1	Indianapolis, IN	Dec. 2020	100%	425 sq. ft.	100%
WC Infill Industrial Portfolio(10)	18	Various	Jan. & Aug. 2021	85%	2,692 sq. ft.	N/A
Vault Industrial Portfolio(10)	35	Various	Jan. 2021	46%	6,592 sq. ft.	N/A
Chicago Infill Industrial Portfolio	7	Various	Feb. 2021	100%	1,058 sq. ft.	100%
Greensboro Industrial Portfolio	19	Various	April 2021	100%	2,068 sq. ft.	87%
NW Corporate Center Industrial Portfolio	3	El Paso, TX	July 2021	100%	692 sq. ft.	100%
I-85 Southeast Industrial Portfolio	4	Various	July & Aug. 2021	100%	739 sq. ft.	100%
Alaska Industrial Portfolio(10)	27	Various UK	July & Oct. 2021	22%	8,735 sq. ft.	(4)
Stephanie Industrial Portfolio	2	Henderson, NV	Sept. 2021	100%	338 sq. ft.	100%
Capstone Industrial Portfolio	2	Brooklyn Park, MN	Sept. 2021	100%	219 sq. ft.	86%
Winston Industrial Portfolio(11)	124	Various	Oct. 2021	Various(11)	33,807 sq. ft.	96%
Tempe Industrial Center	1	Tempe, AZ	Oct. 2021	100%	175 sq. ft.	100%
Procyon Distribution Center Industrial	1	Las Vegas, NV	Oct. 2021	100%	122 sq. ft.	46%
Northborough Industrial Portfolio	2	Marlborough, MA	Oct. 2021	100%	600 sq. ft.	100%
Coldplay Logistics Portfolio(10)	17	Various Germany	Oct. 2021	10%	1,735 sq. ft.	(4)
Canyon 2.0 Industrial Portfolio	101	Various	Nov. 2021	99%	14,928 sq. ft.	88%
Tropical Sloane Las Vegas Industrial	1	Las Vegas, NV	Nov. 2021	100%	171 sq. ft.	100%
Explorer Industrial Portfolio(10)	326	Various	Nov. 2021	12%	69,885 sq. ft.	(4)
Evergreen Industrial Portfolio(10)	12	Various Europe	Dec. 2021	10%	6,005 sq. ft.	(4)
Maplewood Industrial	14	Various	Dec. 2021	100%	3,169 sq. ft.	79%
Meadowland Industrial Portfolio	3	Las Vegas, NV	Dec. 2021	100%	1,138 sq. ft.	92%
Bulldog Industrial Portfolio	7	Suwanee, GA	Dec. 2021	100%	512 sq. ft.	95%
SLC NW Commerce Industrial	3	Salt Lake City, UT	Dec. 2021	100%	529 sq. ft.	100%
Bluefin Industrial Portfolio(10)	68	Various	Dec. 2021	23%	10,146 sq. ft.	(4)
73 Business Center Industrial Portfolio	1	Greensboro, NC	Dec. 2021	100%	218 sq. ft.	100%
Amhurst Industrial Portfolio	8	Waukegan, IL	March 2022	100%	1,280 sq. ft.	86%
Shoals Logistics Center Industrial	1	Austell, GA	April 2022	100%	254 sq. ft.	(4)
Durham Commerce Center Industrial	1	Durham, NC	April 2022	100%	132 sq. ft.	100%
Mileway Industrial Portfolio(10)	1,599	Various Europe	Various	15%	145,997 sq. ft.	(4)
Total Industrial	3,163				435,082 sq. ft.

Segment and Investment	Number of Properties(1)	Location	Acquisition Date	Ownership Interest(2)	Sq. Feet (in thousands)/Units/Keys(3)	Occupancy Rate(4)
Data Centers:
D.C. Powered Shell Warehouse Portfolio	9	Ashburn & Manassas, VA	June & Dec. 2019	90%	1,471 sq. ft.	100%
Highpoint Powered Shell Portfolio	2	Sterling, VA	June 2021	100%	430 sq. ft.	100%
QTS Data Centers(10)	97	Various	Aug. 2021	33.5%	9,430 sq. ft.	(4)
Atlantic Powered Shell Portfolio	3	Sterling, VA	April 2022	100%	792 sq. ft.	100%
Total Data Centers	111				12,123 sq. ft.

Net Lease:
Bellagio Net Lease	1	Las Vegas, NV	Nov. 2019	49%	8,507 sq. ft.	100%
Cosmopolitan Net Lease	1	Las Vegas, NV	May 2022	80%	6,902 sq. ft.	100%
Total Net Lease	2				15,409 sq. ft.

Office:
EmeryTech Office	1	Emeryville, CA	Oct. 2019	100%	228 sq. ft.	95%
Coleman Highline Office	1	San Jose, CA	Oct. 2020	100%	357 sq. ft.	100%
Atlanta Tech Center Office	1	Atlanta, GA	May 2021	100%	361 sq. ft.	100%
Atlantic Complex Office	3	Toronto, Canada	Nov. 2021	97%	259 sq. ft.	99%
One Manhattan West(10)	1	New York, NY	March 2022	49%	2,081 sq. ft.	(4)
One Culver Office	1	Culver City, CA	March 2022	90%	373 sq. ft.	100%
Montreal Office Portfolio	2	Various	March 2022	98%	412 sq. ft.	95%
Atlanta Tech Center 2.0 Office	1	Atlanta, GA	June 2022	100%	318 sq. ft.	100%
Pike Office Portfolio(5)	2	Various	June 2022	100%	258 sq. ft.	100%
Adare Office	1	Dublin, Ireland	Aug. 2022	75%	517 sq. ft.	100%
Total Office	14				5,164 sq. ft.

Hospitality:
Hyatt Place UC Davis	1	Davis, CA	Jan. 2017	100%	127 keys	68%
Hyatt Place San Jose Downtown	1	San Jose, CA	June 2017	100%	240 keys	67%
Florida Select-Service 4-Pack	1	Tampa, FL	July 2017	100%	113 keys	78%
Hyatt House Downtown Atlanta	1	Atlanta, GA	Aug. 2017	100%	150 keys	73%
Boston/Worcester Select-Service 3-Pack	3	Boston & Worcester, MA	Oct. 2017	100%	374 keys	81%
Henderson Select-Service 2-Pack	2	Henderson, NV	May 2018	100%	228 keys	81%
Orlando Select-Service 2-Pack	2	Orlando, FL	May 2018	100%	254 keys	85%
Corporex Select Service Portfolio	2	Various	Aug. 2018	100%	225 keys	81%
Hampton Inn & Suites Federal Way	1	Seattle, WA	Oct. 2018	100%	142 keys	72%
Courtyard Kona	1	Kailua-Kona, HI	March 2019	100%	455 keys	77%
Raven Select Service Portfolio	14	Various	June 2019	100%	1,649 keys	75%
Urban 2-Pack	1	Chicago, IL	July 2019	100%	337 keys	70%
Hyatt Regency Atlanta	1	Atlanta, GA	Sept. 2019	100%	1,260 keys	66%
RHW Select Service Portfolio	6	Various	Nov. 2019	100%	557 keys	72%
Key West Select Service Portfolio	4	Key West, FL	Oct. 2021	100%	519 keys	83%
Sunbelt Select Service Portfolio	3	Various	Dec. 2021	100%	716 keys	70%
HGI Austin University Select Service	1	Austin, TX	Dec. 2021	100%	214 keys	69%
Sleep Extended Stay Hotel Portfolio(10)	196	Various	July 2022	30%	24,934 keys	(4)
Halo Select Service Portfolio	7	Various	Aug. & Oct. 2022	100%	1,403 keys	72%
Total Hospitality	248				33,897 keys

Retail:
Bakers Centre	1	Philadelphia, PA	March 2017	100%	238 sq. ft.	100%
Plaza Del Sol Retail	1	Burbank, CA	Oct. 2017	100%	166 sq. ft.	100%
Vista Center	1	Miami, FL	Aug. 2018	100%	89 sq. ft.	98%
El Paseo Simi Valley	1	Simi Valley, CA	June 2019	100%	197 sq. ft.	93%
Towne Center East	1	Signal Hill, CA	Sept. 2019	100%	163 sq. ft.	99%
Plaza Pacoima	1	Pacoima, CA	Oct. 2019	100%	204 sq. ft.	100%
Canarsie Plaza	1	Brooklyn, NY	Dec. 2019	100%	274 sq. ft.	98%
SoCal Grocery Portfolio	6	Various	Jan. 2020	100%	687 sq. ft.	98%
Northeast Tower Center	1	Philadelphia, PA	Aug. 2021	100%	301 sq. ft.	100%
Southeast Retail Portfolio(10)	6	Various	Oct. 2021	50%	1,229 sq. ft.	(4)
Bingo Retail Portfolio	12	Various	Dec. 2021	100%	2,150 sq. ft.	99%
Pike Retail Portfolio(5)(12)	37	Various	June 2022	Various(12)	4,036 sq. ft.	96%
Total Retail	69				9,734 sq. ft.

Segment and Investment	Number of Properties(1)	Location	Acquisition Date	Ownership Interest(2)	Sq. Feet (in thousands)/Units/Keys(3)	Occupancy Rate(4)
Self Storage:
East Coast Storage Portfolio	21	Various	Aug. 2019	98%	1,334 sq. ft.	88%
Phoenix Storage 2-Pack	2	Phoenix, AZ	March 2020	98%	111 sq. ft.	86%
Cactus Storage Portfolio	18	Various	Sept. & Oct. 2020	98%	1,084 sq. ft.	85%
Caltex Storage Portfolio	4	Various	Nov. & Dec. 2020	98%	241 sq. ft.	89%
Florida Self Storage Portfolio	2	Cocoa & Rockledge, FL	Dec. 2020	98%	158 sq. ft.	87%
Pace Storage Portfolio	1	Pace, FL	Dec. 2020	98%	71 sq. ft.	86%
Flamingo Self Storage Portfolio	6	Various	Various	98%	375 sq. ft.	87%
Alpaca Self Storage Portfolio	26	Various	April 2022	98%	1,759 sq. ft.	87%
Total Self Storage	80				5,133 sq. ft.

Total Investments in Real Estate	4,733
(1)Rental Housing includes multifamily and other types of rental housing such as student, affordable, manufactured and single family rental housing, as well as senior living. Rental Housing units include multifamily units, student housing units, affordable housing units, manufactured housing sites, single family rental homes and senior living units. Single family rental homes are accounted for in rental housing units and are not reflected in the number of properties.
(2)Certain of our joint venture agreements provide the seller or the other partner a profits interest based on achieving certain internal rate of return hurdles. Such investments are consolidated by us and any profits interest due to the other partners is reported within non-controlling interests. The table above also includes properties owned by unconsolidated entities.
(3)Excludes land under development related to our industrial and rental housing investments.
(4)For our industrial, net lease, data centers, retail and office investments, occupancy includes all leased square footage as of June 30, 2024. For our multifamily, student housing and affordable housing investments, occupancy is defined as the percentage of actual rent divided by gross potential rent (defined as actual rent for occupied units and market rent for vacant units) for the three months ended June 30, 2024. For our single family rental housing investments, the occupancy rate includes occupied homes for the three months ended June 30, 2024. For our self storage, manufactured housing and senior living investments, the occupancy rate includes occupied square footage, occupied sites and occupied units, respectively, as of June 30, 2024. The average occupancy rate for our hospitality investments includes paid occupied rooms for the 12 months ended June 30, 2024. Hospitality investments owned less than 12 months are excluded from the average occupancy rate calculation. Unconsolidated investments are excluded from occupancy rate calculations.
(5)Represents acquisition of Preferred Apartment Communities (“PAC”).
(6)Includes various ownership interests in 11 unconsolidated multifamily units.
(7)Includes a 100% interest in 16,529 consolidated single family rental homes, a 44% interest in 8,764 unconsolidated single family rental homes, and a 12% interest in 1,779 unconsolidated single family rental homes.
(8)Includes various ownership interests in 37,252 unconsolidated single family rental homes.
(9)Includes various ownership interests in 420 consolidated affordable housing units and 10 unconsolidated affordable housing units.
(10)Investment is unconsolidated.
(11)Includes various ownership interests in 99 consolidated industrial properties and 25 unconsolidated industrial properties.
(12)Includes 36 wholly-owned retail properties and a 50% interest in one unconsolidated retail property.

Lease Expirations
The following schedule details the expiring leases at our consolidated industrial, net lease, data centers, retail, and office properties by annualized base rent and square footage as of June 30, 2024 ($ and square feet data in thousands). The table below excludes our rental housing and self-storage properties as substantially all leases at such properties expire within 12 months:

Year	Number of Expiring Leases	Annualized Base Rent(1)	% of Total Annualized Base Rent Expiring	Square Feet	% of Total Square Feet Expiring
2024 (remaining)	354	$65,586	4%	20,182	10%
2025	666	146,520	8%	22,048	11%
2026	704	209,899	11%	33,277	17%
2027	756	232,627	13%	31,881	16%
2028	643	220,006	12%	31,197	16%
2029	443	179,904	10%	22,272	11%
2030	156	119,284	6%	13,270	6%
2031	113	40,918	2%	4,918	2%
2032	63	43,778	2%	3,662	2%
2033	72	33,669	2%	2,152	1%
Thereafter	167	558,526	30%	16,121	8%
Total	4,137	$1,850,717	100%	200,980	100%
(1)Annualized base rent is determined from the annualized base rent per leased square foot as of June 30, 2024 and excludes tenant recoveries, straight-line rent, and above-market and below-market lease amortization.

Investments in Real Estate Debt
The following charts further describe the diversification of our investments in real estate debt by credit rating and collateral type, based on fair value as of June 30, 2024:

Credit Rating[1]

A
1%
BBB
11%
Private
CRE Loans
13%
Not Rated²
49%
B
13%
BB
13%

Collateral Type[1]

Other
2%
Diversified
1%
Office
5%
Hospitality
7%
Industrial
34%
Net Lease
12%
Rental Housing
39%

(1)Includes our investments in CMBS, RMBS, mortgage loans, and other debt secured by real estate assets, and excludes the impact of consolidating the loans that serve as collateral for certain of our debt securities on our Condensed Consolidated GAAP Balance Sheets.
(2)Not rated positions have a weighted-average LTV at origination of 59%, are primarily composed of 46% industrial and 50% rental housing assets, and include interest-only securities with a fair value of $21.0 million.

The following table details our investments in real estate debt as of June 30, 2024 ($ in thousands):

	June 30, 2024
Type of Security/Loan(1)	Weighted Average Coupon(2)	Weighted Average Maturity Date(3)	Face Amount	Cost Basis	Fair Value
CMBS(4)	+4.2%	10/4/2033	$5,978,797	$5,891,997	$5,582,816
RMBS	4.1%	1/17/2059	207,486	202,765	152,827
Corporate bonds	4.9%	6/7/2028	55,699	56,092	50,931
Total real estate securities	9.1%	5/19/2034	6,241,982	6,150,854	5,786,574
Commercial real estate loans	+6.4%	5/17/2027	903,106	904,636	895,049
Other investments(5)(6)	5.7%	9/21/2029	388,055	364,090	377,578
Total investments in real estate debt	9.0%	3/30/2033	$7,533,143	$7,419,580	$7,059,201
(1)Includes our investments in CMBS, RMBS, mortgage loans, and other debt secured by real estate assets, and exclude the impact of consolidating the loans that serve as collateral for certain of our debt securities on our Condensed Consolidated GAAP Balance Sheets.
(2)The symbol “+” refers to the relevant floating benchmark rates, which include Secured Overnight Financing Rate (“SOFR”), Sterling Overnight Index Average (“SONIA”), and Euro Interbank Offer Rate (“EURIBOR”), as applicable to each security and loan. Fixed rate CMBS and commercial real estate loans are reflected as a spread over the relevant floating benchmark rates as of June 30, 2024 for purposes of the weighted-averages. Weighted average coupon for CMBS does not include zero-coupon securities. As of June 30, 2024, we have interest rate swaps outstanding with a notional value of $0.5 billion that effectively convert a portion of our fixed rate investments in real estate debt to floating rates. Total weighted average coupon does not include the impact of such interest rate swaps or other derivatives.
(3)Weighted average maturity date is based on the fully extended maturity date of the instrument.
(4)Face amount excludes interest-only securities with a notional amount of $4.1 billion as of June 30, 2024. In addition, CMBS includes zero-coupon securities of $0.4 billion as of June 30, 2024.
(5)Includes interests in unconsolidated joint ventures that hold investments in real estate debt.
(6)Weighted average coupon rate and weighted average maturity date exclude our investment in a joint venture with the Federal Deposit Insurance Corporation (“FDIC”).

Results of Operations
The following table sets forth information regarding our consolidated results of operations for the three months ended June 30, 2024 and 2023 ($ in thousands, except per share data):

	Three Months Ended June 30,		Change
	2024	2023	$
Revenues
Rental revenue	$1,912,544	$1,944,641	$(32,097)
Hospitality revenue	150,129	217,744	(67,615)
Other revenue	95,874	110,670	(14,796)
Total revenues	2,158,547	2,273,055	(114,508)
Expenses
Rental property operating	902,711	897,010	5,701
Hospitality operating	101,969	147,589	(45,620)
General and administrative	17,950	17,122	828
Management fee	180,655	213,365	(32,710)
Performance participation allocation	(104,966)	—	(104,966)
Impairment of investments in real estate	118,044	105,216	12,828
Depreciation and amortization	889,334	987,636	(98,302)
Total expenses	2,105,697	2,367,938	(262,241)
Other income (expense)
(Loss) income from unconsolidated entities	(37,998)	89,966	(127,964)
Income from investments in real estate debt	157,075	224,838	(67,763)
Change in net assets of consolidated securitization vehicles	41,013	62,685	(21,672)
(Loss) income from interest rate derivatives	(52,637)	488,574	(541,211)
Net gain on dispositions of real estate	175,890	668,824	(492,934)
Interest expense, net	(857,855)	(739,289)	(118,566)
Loss on extinguishment of debt	(21,404)	(3,283)	(18,121)
Other (expense) income	(38,941)	11,518	(50,459)
Total other income (expense)	(634,857)	803,833	(1,438,690)
Net (loss) income	$(582,007)	$708,950	$(1,290,957)
Net loss attributable to non-controlling interests in third party joint ventures	$37,386	$69,255	$(31,869)
Net loss (income) attributable to non-controlling interests in BREIT OP	26,122	(23,271)	49,393
Net (loss) income attributable to BREIT stockholders	$(518,499)	$754,934	$(1,273,433)
Net (loss) income per share of common stock — basic and diluted	$(0.13)	$0.17	$(0.30)
Rental Revenue
During the three months ended June 30, 2024, rental revenue decreased $32.1 million as compared to the three months ended June 30, 2023. The decrease can primarily be attributed to a $126.2 million decrease in Non-Same Property revenues due to the real estate dispositions we made from April 1, 2023 to June 30, 2024, partially offset by a $94.1 million increase in Same Property revenues. See “Same Property NOI” section for further details of the increase in Same Property revenues.
Hospitality Revenue
During the three months ended June 30, 2024, hospitality revenue decreased $67.6 million as compared to the three months ended June 30, 2023. The decrease can primarily be attributed to a $73.8 million decrease in Non-Same Property revenues due to the real estate dispositions we made from April 1, 2023 to June 30, 2024, partially offset by a $6.2 million increase in Same Property revenues. See “Same Property NOI” section for further details of the increase in Same Property revenues.

Other Revenue
During the three months ended June 30, 2024, other revenue decreased $14.8 million as compared to the three months ended June 30, 2023. The decrease can primarily be attributed to a $12.3 million decrease in Non-Same Property revenues due to the real estate dispositions we made from April 1, 2023 to June 30, 2024 and a $2.5 million decrease in Same Property Revenues. See “Same Property NOI” section for further details of the decrease in Same Property revenues.
Rental Property Operating Expenses
During the three months ended June 30, 2024, rental property operating expenses increased $5.7 million as compared to the three months ended June 30, 2023. The increase can primarily be attributed to a $32.8 million increase in Same Property operating expenses, partially offset by a $27.1 million decrease in Non-Same Property operating expenses due to the real estate dispositions we made from April 1, 2023 to June 30, 2024. See “Same Property NOI” section for further details of the increase in Same Property operating expenses.
Hospitality Operating Expenses
During the three months ended June 30, 2024, hospitality operating expenses decreased $45.6 million as compared to the three months ended June 30, 2023. The decrease can primarily be attributed to a $51.0 million decrease in Non-Same Property expenses due to the real estate dispositions we made from April 1, 2023 to June 30, 2024, partially offset by a $5.4 million increase in Same Property operating expenses. See “Same Property NOI” section for further details of the increase in Same Property hospitality operating expenses.
General and Administrative Expenses
During the three months ended June 30, 2024, general and administrative expenses increased $0.8 million compared to the three months ended June 30, 2023. The increase was due to an increase in various corporate level expenses during the three months ended June 30, 2024 as compared to the three months ended June 30, 2023.
Management Fee
During the three months ended June 30, 2024, the management fee decreased $32.7 million compared to the three months ended June 30, 2023. The decrease was due to a lower average NAV during the three months ended June 30, 2024 as compared to the three months ended June 30, 2023.
Performance Participation Allocation
During the three months ended June 30, 2024, the performance participation allocation expense decreased $105.0 million compared to the three months ended June 30, 2023. The decrease was primarily due to the result of a lower total return during the three months ended June 30, 2024 as compared to the three months ended June 30, 2023.
Impairment of Investments in Real Estate

During the three months ended June 30, 2024, impairments of investments in real estate increased $12.8 million compared to the three months ended June 30, 2023. During the three months ended June 30, 2024, we recognized an aggregate $118.0 million of impairment charges including (i) $75.6 million related to certain properties as a result of updates to the undiscounted cash flow assumptions to account for a shorter hold period, and (ii) $42.4 million related to certain held-for-sale real estate investments where their GAAP carrying amount exceeded their fair value, less estimated closing costs. During the three months ended June 30, 2023, we recognized impairments of $105.2 million related to certain properties as a result of updates to the undiscounted cash flow assumptions to account for a shorter hold period.
Depreciation and Amortization
During the three months ended June 30, 2024, depreciation and amortization decreased $98.3 million compared to the three months ended June 30, 2023. The decrease was primarily driven by the impact of disposition activity from April 1, 2023 through June 30, 2024 and the full amortization of certain intangible assets.

(Loss) Income from Unconsolidated Entities
During the three months ended June 30, 2024, income from unconsolidated entities decreased $128.0 million compared to the three months ended June 30, 2023. The decrease was primarily attributable to a decrease of $115.4 million related to the change in the fair value of unconsolidated entities carried at fair value.
Income from Investments in Real Estate Debt
During the three months ended June 30, 2024, income from investments in real estate debt decreased $67.8 million compared to the three months ended June 30, 2023. The decrease was primarily attributable to a decrease of $42.0 million in net unrealized/realized gains on our investments in real estate debt and related derivatives and a decrease of $25.8 million in interest income.
Change in Net Assets of Consolidated Securitization Vehicles
During the three months ended June 30, 2024, the change in net assets of consolidated securitization vehicles decreased $21.7 million compared to the three months ended June 30, 2023. The decrease was primarily attributable to a decrease of $24.3 million in net unrealized/realized gains, partially offset by an increase of $2.6 million in interest income due to an increase in floating rates on our net investments in these securitization vehicles.
(Loss) Income from Interest Rate Derivatives
During the three months ended June 30, 2024, income from interest rate derivatives decreased $541.2 million compared to the three months ended June 30, 2023. The decrease was primarily attributable to a decrease in the fair value of derivatives.
Net Gain on Dispositions of Real Estate
During the three months ended June 30, 2024, net gain on dispositions of real estate decreased $492.9 million compared to the three months ended June 30, 2023. During the three months ended June 30, 2024, we recorded $175.9 million of net gains from the disposition of 21 rental housing properties, 17 industrial properties and nine retail properties. During the three months ended June 30, 2023, we recorded $668.8 million of net gains from the disposition of 31 rental housing properties, 53 single family rental homes, eight industrial properties, three retail properties, and two hospitality properties.7312
Interest Expense, Net
During the three months ended June 30, 2024, net interest expense increased $118.6 million compared to the three months ended June 30, 2023. The increase was primarily due to the incremental borrowings outstanding as well as, to a lesser degree, an increase in floating interest rates.
Loss on Extinguishment of Debt
During the three months ended June 30, 2024, loss on extinguishment of debt increased $18.1 million compared to the three months ended June 30, 2023. The increase was primarily due to the impact of refinancing and disposition activity during the three months ended June 30, 2024 as compared to the three months ended June 30, 2023.
Other (Expense) Income
During the three months ended June 30, 2024, other (expense) income decreased $50.5 million compared to the three months ended June 30, 2023. The decrease was partially due to a decrease of $23.3 million in net unrealized/realized gains on our investments in equity securities. Additionally, we incurred realized losses of $34.3 million on exchanges of certain partnership interests during the three months ended June 30, 2024.

The following table sets forth information regarding our consolidated results of operations for the six months ended June 30, 2024 and 2023 ($ in thousands, except per share data):

	Six Months Ended June 30,		Change
	2024	2023	$
Revenues
Rental revenue	$3,875,609	$3,932,706	$(57,097)
Hospitality revenue	283,306	418,965	(135,659)
Other revenue	188,546	209,324	(20,778)
Total revenues	4,347,461	4,560,995	(213,534)
Expenses
Rental property operating	1,816,167	1,789,199	26,968
Hospitality operating	193,884	281,412	(87,528)
General and administrative	34,300	34,298	2
Management fee	367,776	434,503	(66,727)
Impairment of investments in real estate	183,758	117,715	66,043
Depreciation and amortization	1,802,542	1,987,021	(184,479)
Total expenses	4,398,427	4,644,148	(245,721)
Other income (expense)
(Loss) income from unconsolidated entities	(62,356)	534,624	(596,980)
Income from investments in real estate debt	425,268	388,803	36,465
Change in net assets of consolidated securitization vehicles	116,426	91,939	24,487
Income (loss) from interest rate derivatives	262,562	(153,587)	416,149
Net gain on dispositions of real estate	282,444	789,827	(507,383)
Interest expense, net	(1,689,570)	(1,527,881)	(161,689)
Loss on extinguishment of debt	(52,052)	(8,541)	(43,511)
Other income (expense)	16,167	(15,542)	31,709
Total other income (expense)	(701,111)	99,642	(800,753)
Net (loss) income	$(752,077)	$16,489	$(768,566)
Net loss attributable to non-controlling interests in third party joint ventures	$69,059	$143,613	$(74,554)
Net loss (income) attributable to non-controlling interests in BREIT OP unit holders	31,506	(6,223)	37,729
Net (loss) income attributable to BREIT stockholders	$(651,512)	$153,879	$(805,391)
Net (loss) income per share of common stock — basic and diluted	$(0.17)	$0.03	$(0.20)
Rental Revenue
During the six months ended June 30, 2024, rental revenue decreased $57.1 million as compared to the six months ended June 30, 2023. The decrease can primarily be attributed to a $249.7 million decrease in Non-Same Property revenues due to the real estate dispositions from January 1, 2023 to June 30, 2024, partially offset by a $192.6 million increase in Same Property revenues. See “Same Property NOI” section for further details of the increase in Same Property revenues.
Hospitality Revenue
During the six months ended June 30, 2024, hospitality revenue decreased $135.7 million as compared to the six months ended June 30, 2023. The decrease can primarily be attributed to a $141.4 million decrease in Non-Same Property revenues due to the real estate dispositions from January 1, 2023 to June 30, 2024, partially offset by a $5.7 million increase in Same Property revenues. See “Same Property NOI” section for further details of the increase in Same Property revenues.
Other Revenue
During the six months ended June 30, 2024, other revenue decreased $20.8 million as compared to the six months ended June 30, 2023. The decrease can primarily be attributed to an $18.9 million decrease in Non-Same Property revenues due to the real estate dispositions from January 1, 2023 to June 30, 2024 and a $1.9 million decrease in Same Property revenues. See “Same Property NOI” section for further details of the decrease in Same Property revenues.

Rental Property Operating Expenses
During the six months ended June 30, 2024, rental property operating expenses increased $27.0 million as compared to the six months ended June 30, 2023. The increase can primarily be attributed to a $72.8 million increase in Same Property operating expenses, partially offset by a $45.8 million decrease in Non-Same Property operating expenses due to the real estate dispositions from January 1, 2023 to June 30, 2024. See “Same Property NOI” section for further details of the increase in Same Property operating expenses.
Hospitality Operating Expenses
During the six months ended June 30, 2024, hospitality operating expenses decreased $87.5 million as compared to the six months ended June 30, 2023. The decrease can primarily be attributed to a $97.2 million decrease in Non-Same Property expenses due to the real estate dispositions we made from January 1, 2023 to June 30, 2024, partially offset by a $9.7 million increase in Same Property operating expenses. See “Same Property NOI” section for further details of the increase in Same Property hospitality operating expenses.
Management Fee
During the six months ended June 30, 2024, the management fee decreased $66.7 million compared to the six months ended June 30, 2023. The decrease was due to a lower average NAV during the six months ended June 30, 2024 as compared to the six months ended June 30, 2023.
Impairment of Investments in Real Estate

During the six months ended June 30, 2024, impairments of investments in real estate increased $66.0 million compared to the six months ended June 30, 2023. During the six months ended June 30, 2024, we recognized an aggregate $183.8 million of impairment charges including (i) $112.1 million related to certain properties as a result of updates to the undiscounted cash flow assumptions to account for a shorter hold period, and (ii) $71.7 million related to certain held-for-sale real estate investments where their GAAP carrying amount exceeded their fair value, less estimated closing costs. During the six months ended June 30, 2023, we recognized an aggregate $117.7 million of impairment charges including (i) $105.2 million related to certain properties as a result of updates to the undiscounted cash flow assumptions to account for a shorter hold period, and (ii) $12.5 million related to certain held-for-sale real estate investments where their GAAP carrying amount exceeded their fair value, less estimated closing costs.
Depreciation and Amortization
During the six months ended June 30, 2024, depreciation and amortization decreased $184.5 million compared to the six months ended June 30, 2023. The decrease was primarily driven by the impact of disposition activity from January 1, 2023 through June 30, 2024 and the full amortization of certain intangible assets.
Income (Loss) from Unconsolidated Entities
During the six months ended June 30, 2024, income (loss) from unconsolidated entities decreased $597.0 million compared to the six months ended June 30, 2023. The decrease was primarily attributable to a $430.4 million realized gain on the sale of MGM Grand Las Vegas & Mandalay Bay during the six months ended June 30, 2023 and a decrease of $120.1 million related to the change in the fair value of unconsolidated entities carried at fair value.
Income from Investments in Real Estate Debt
During the six months ended June 30, 2024, income from investments in real estate debt increased $36.5 million compared to the six months ended June 30, 2023. The increase was primarily attributable to an increase of $37.0 million in net unrealized/realized gains on our investments in real estate debt and related derivatives.
Change in Net Assets of Consolidated Securitization Vehicles
During the six months ended June 30, 2024, the change in net assets of consolidated securitization vehicles increased $24.5 million compared to the six months ended June 30, 2023. The increase was primarily attributable to an increase of $24.0 million in net unrealized/realized gains.

Income (Loss) from Interest Rate Derivatives
During the six months ended June 30, 2024, income from interest rate derivatives increased $416.1 million compared to the six months ended June 30, 2023. The increase was primarily attributable to an increase in the fair value of derivatives.
Net Gain on Dispositions of Real Estate
During the six months ended June 30, 2024, net gain on dispositions of real estate decreased $507.4 million compared to the six months ended June 30, 2023. During the six months ended June 30, 2024, we recorded $282.4 million of net gains from the disposition of 54 rental housing properties, 31 industrial properties, and ten retail properties. During the six months ended June 30, 2023, we recorded $789.8 million of net gains from the disposition of 73 rental housing properties, 238 single family rental homes, 12 industrial properties, four retail properties, and seven hospitality properties.
Interest Expense, Net
During the six months ended June 30, 2024, net interest expense increased $161.7 million compared to the six months ended June 30, 2023. The increase was primarily due to the incremental borrowings outstanding as well as, to a lesser degree, an increase in floating interest rates.
Loss on Extinguishment of Debt
During the six months ended June 30, 2024, loss on extinguishment of debt increased $43.5 million compared to the six months ended June 30, 2023. The increase was primarily due to the impact of refinancing and disposition activity during the six months ended June 30, 2024 as compared to the six months ended June 30, 2023.
Other Income (Expense)
During the six months ended June 30, 2024, other income (expense) increased $31.7 million compared to the six months ended June 30, 2023. The increase was due to an increase of $35.4 million in net unrealized/realized gains on our investments in equity securities.

Same Property NOI
Net Operating Income (“NOI”) is a supplemental non-GAAP measure of our property operating results that we believe is meaningful because it enables management to evaluate the impact of occupancy, rents, leasing activity, and other controllable property operating results at our real estate. We define NOI as operating revenues less operating expenses, which exclude (i) impairment of investments in real estate, (ii) depreciation and amortization, (iii) straight-line rental income and expense, (iv) amortization of above- and below-market lease intangibles, (v) amortization of accumulated unrealized gains on derivatives previously recognized in other comprehensive income, (vi) lease termination fees, (vii) property expenses not core to the operations of such properties, and (viii) other non-property related revenue and expense items such as (a) general and administrative expenses, (b) management fee, (c) performance participation allocation, (d) incentive compensation awards, (e) income (loss) from investments in real estate debt, (f) change in net assets of consolidated securitization vehicles, (g) income (loss) from interest rate derivatives, (h) net gain on dispositions of real estate, (i) interest expense, net, (j) loss on extinguishment of debt, (k) other income (expense), and (l) similar adjustments for NOI attributable to non-controlling interests and unconsolidated entities.
We evaluate our consolidated results of operations on a Same Property basis, which allows us to analyze our property operating results excluding acquisitions and dispositions during the periods under comparison. Properties in our portfolio are considered Same Property if they were owned for the full periods presented, otherwise they are considered Non-Same Property. Recently developed properties are not included in Same Property results until the properties have achieved stabilization for both full periods presented. We define stabilization for the property as the earlier of (i) achieving 90% occupancy, (ii) 12 months after receiving a certificate of occupancy, or (iii) for Data Centers, 12 months after receiving a certificate of occupancy and greater than 50% of its critical IT capacity has been built. Certain assets are excluded from Same Property results and are considered Non-Same Property, including (i) properties held-for-sale, (ii) properties that are being redeveloped, (iii) properties identified for future sale, and (iv) interests in unconsolidated entities under contract for sale with hard deposit or other factors ensuring the buyer’s performance. We do not consider our investments in the real estate debt segment or equity securities to be Same Property.
Same Property NOI assists in eliminating disparities in net income due to the acquisition, disposition, development, or redevelopment of properties during the periods presented, and therefore we believe it provides a meaningful performance measure for the comparison of the operating performance of our properties, which we believe is useful to investors. Our Same Property NOI may not be comparable to that of other companies and should not be considered to be more relevant or accurate in evaluating our operating performance than our GAAP net income (loss).

For the three months ended June 30, 2024 and June 30, 2023, our Same Property portfolio consisted of 960 rental housing, 3,076 industrial, two net lease, 35 data centers, 248 hotel, 80 self storage, 69 retail, and 14 office properties. The following table reconciles GAAP net (loss) income to Same Property NOI for the three months ended June 30, 2024 and June 30, 2023 ($ in thousands):

	Three Months Ended June 30,		Change
	2024	2023	$
Net (loss) income	$(582,007)	$708,950	$(1,290,957)
Adjustments to reconcile to Same Property NOI
General and administrative	17,950	17,122	828
Management fee	180,655	213,365	(32,710)
Performance participation allocation	(104,966)	—	(104,966)
Impairment of investments in real estate	118,044	105,216	12,828
Depreciation and amortization	889,334	987,636	(98,302)
Loss (income) from unconsolidated entities	37,998	(89,966)	127,964
Income from investments in real estate debt	(157,075)	(224,838)	67,763
Change in net assets of consolidated securitization vehicles	(41,013)	(62,685)	21,672
Loss (income) from interest rate derivatives	52,637	(488,574)	541,211
Net gain on dispositions of real estate	(175,890)	(668,824)	492,934
Interest expense, net	857,855	739,289	118,566
Loss on extinguishment of debt	21,404	3,283	18,121
Other expense (income)	38,941	(11,518)	50,459
Non-core property expenses	167,128	167,489	(361)
Incentive compensation awards(1)	17,573	7,394	10,179
Lease termination fees	(1,055)	(670)	(385)
Amortization of above and below-market lease intangibles	(11,494)	(16,260)	4,766
Straight-line rental income and expense	(39,210)	(44,323)	5,113
NOI from unconsolidated entities	215,063	199,269	15,794
NOI attributable to non-controlling interests in third party joint ventures	(113,391)	(74,620)	(38,771)
NOI attributable to BREIT stockholders	1,388,481	1,466,735	(78,254)
Less: Non-Same Property NOI attributable to BREIT stockholders	100,081	235,740	(135,659)
Same Property NOI attributable to BREIT stockholders	$1,288,400	$1,230,995	$57,405
(1) Included in rental property operating and hospitality operating expense on our Condensed Consolidated Statements of Operations.
The following table details the components of Same Property NOI for the three months ended June 30, 2024 and June 30, 2023 ($ in thousands):

	Three Months Ended June 30,		Change
	2024	2023	$	%
Same Property NOI
Rental revenue	$1,750,950	$1,656,854	$94,096	6%
Hospitality revenue	150,047	143,829	6,218	4%
Other revenue	63,049	65,517	(2,468)	(4)%
Total revenues	1,964,046	1,866,200	97,846	5%

Rental property operating	642,701	609,898	32,803	5%
Hospitality operating	94,509	89,078	5,431	6%
Total expenses	737,210	698,976	38,234	5%

Same Property NOI attributable to non-controlling interests in third party joint ventures	(104,844)	(98,220)	(6,624)	7%
Consolidated Same Property NOI attributable to BREIT stockholders	1,121,992	1,069,004	52,988	5%
Same Property NOI from unconsolidated entities	166,408	161,991	4,417	3%
Same Property NOI attributable to BREIT stockholders	$1,288,400	$1,230,995	$57,405	5%

Same Property – Rental Revenue
Same Property rental revenue increased $94.1 million for the three months ended June 30, 2024 compared to the three months ended June 30, 2023. The increase was due to a $65.0 million increase in base rental revenue, a $14.0 million increase in tenant reimbursement income, and a $15.1 million decrease in our bad debt reserve. Our bad debt reserve represents the amount of rental revenue we anticipate we will not be able to collect from our tenants.
The following table details the changes in base rental revenue period over period ($ in thousands):

			Change
	Three Months Ended June 30,		Change in Base Rental Revenue	Change in Occupancy Rate	Change in Average Effective Annual Base Rent Per Leased Square Foot/Unit
	2024	2023
Rental Housing	$1,137,471	$1,091,778	$45,693	—%	+4%
Industrial	253,700	238,940	14,760	(2)%	+9%
Net Lease	117,639	115,332	2,307	—%	+2%
Retail	38,803	36,707	2,096	+1%	+5%
Office	32,640	31,729	911	—%	+3%
Self Storage	16,946	17,842	(896)	(4)%	(1)%
Data Centers	10,095	9,930	165	—%	+2%
Total base rental revenue	$1,607,294	$1,542,258	$65,036
Same Property – Hospitality Revenue
Same Property hospitality revenue increased $6.2 million for the three months ended June 30, 2024 compared to the three months ended June 30, 2023. The increase in hospitality revenue was primarily due to an increase in food and beverage revenue at our hotels during three months ended June 30, 2024.
Same Property – Other Revenue
Same Property other revenue decreased $2.5 million for the three months ended June 30, 2024 compared to the three months ended June 30, 2023. The decrease was primarily due to decreased ancillary income at our rental housing and industrial properties during the three months ended June 30, 2024.
Same Property – Rental Property Operating Expenses
Same Property rental property operating expenses increased $32.8 million during the three months ended June 30, 2024, compared to the three months ended June 30, 2023. The increase in rental property operating expenses was primarily the result of increased insurance, real estate taxes, and general operating expenses at our rental housing properties during the three months ended June 30, 2024.
Same Property – Hospitality Operating Expenses
Same Property hospitality operating expenses increased $5.4 million during the three months ended June 30, 2024, compared to the three months ended June 30, 2023. The increase in hospitality operating expenses was primarily the result of increased operating expenses resulting from increased insurance, food and beverage expense, and general operating expenses during the three months ended June 30, 2024.

For the six months ended June 30, 2024 and 2023, our Same Property portfolio consisted of 951 rental housing, 3,076 industrial, two net lease, 33 data centers, 248 hotel, 80 self storage, 69 retail, and 14 office properties. The following table reconciles GAAP net (loss) income to Same Property NOI for the six months ended June 30, 2024 and 2023 ($ in thousands):

	Six Months Ended June 30,		Change
	2024	2023	$
Net (loss) income	$(752,077)	$16,489	$(768,566)
Adjustments to reconcile to Same Property NOI
General and administrative	34,300	34,298	2
Management fee	367,776	434,503	(66,727)
Performance participation allocation	—	—	—
Impairment of investments in real estate	183,758	117,715	66,043
Depreciation and amortization	1,802,542	1,987,021	(184,479)
Loss (income) from unconsolidated entities	62,356	(534,624)	596,980
Income from investments in real estate debt	(425,268)	(388,803)	(36,465)
Change in net assets of consolidated securitization vehicles	(116,426)	(91,939)	(24,487)
(Income) loss from interest rate derivatives	(262,562)	153,587	(416,149)
Net gain on dispositions of real estate	(282,444)	(789,827)	507,383
Interest expense, net	1,689,570	1,527,881	161,689
Loss on extinguishment of debt	52,052	8,541	43,511
Other (income) expense	(16,167)	15,542	(31,709)
Non-core property expenses	326,045	328,190	(2,145)
Incentive compensation awards(1)	36,703	13,886	22,817
Lease termination fees	(2,349)	(2,270)	(79)
Amortization of above and below-market lease intangibles	(24,382)	(31,829)	7,447
Straight-line rental income and expense	(79,071)	(88,758)	9,687
NOI from unconsolidated entities	407,144	393,160	13,984
NOI attributable to non-controlling interests in consolidated joint ventures	(240,613)	(161,056)	(79,557)
NOI attributable to BREIT stockholders	2,760,887	2,941,707	(180,820)
Less: Non-Same Property NOI attributable to BREIT stockholders	206,267	491,168	(284,901)
Same Property NOI attributable to BREIT stockholders	$2,554,620	$2,450,539	$104,081
(1) Included in rental property operating and hospitality operating expense on our Condensed Consolidated Statements of Operations.
The following table details the components of Same Property NOI for the six months ended June 30, 2024 and 2023 ($ in thousands):

	Six Months Ended June 30,		Change
	2024	2023	$	%
Same Property NOI
Rental revenue	$3,521,547	$3,328,993	$192,554	6%
Hospitality revenue	283,125	277,421	5,704	2%
Other revenue	122,457	124,359	(1,902)	(2)%
Total revenues	3,927,129	3,730,773	196,356	5%

Rental property operating	1,285,000	1,212,203	72,797	6%
Hospitality operating	184,031	174,337	9,694	6%
Total expenses	1,469,031	1,386,540	82,491	6%

Same Property NOI attributable to non-controlling interests in consolidated joint ventures	(222,897)	(207,659)	(15,238)	7%
Consolidated Same Property NOI attributable to BREIT stockholders	2,235,201	2,136,574	98,627	5%
Same Property NOI from unconsolidated entities	319,419	313,965	5,454	2%
Same Property NOI attributable to BREIT stockholders	$2,554,620	$2,450,539	$104,081	4%

Same Property – Rental Revenue
Same Property rental revenue increased $192.6 million for the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The increase was due to a $132.9 million increase in base rental revenue, a $29.7 million increase in tenant reimbursement income as a result of higher operating expenses, and a $30.0 million decrease in our bad debt reserve. Our bad debt reserve represents the amount of rental revenue we anticipate we will not be able to collect from our tenants.
The following table details the changes in base rental revenue period over period ($ in thousands):(1)

	Six Months Ended June 30,		Change
			Change in Base Rental Revenue	Change in Occupancy Rate	Change in Average Effective Annual Base Rent Per Leased Square Foot/Unit
	2024	2023
Rental Housing	$2,295,656	$2,203,521	$92,135	—%	+4%
Industrial	504,924	472,942	31,982	(2)%	+8%
Net Lease	234,938	230,331	4,607	—%	+2%
Retail	77,901	74,069	3,832	+1%	+4%
Office	65,095	63,215	1,880	—%	+3%
Self Storage	34,137	35,901	(1,764)	(5)%	—%
Data Centers	19,976	19,797	179	—%	+1%
Total base rental revenue	$3,232,627	$3,099,776	$132,851

(1) Excludes our investments in unconsolidated entities.
Same Property – Hospitality Revenue
Same Property hospitality revenue increased $5.7 million for the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The increase in hospitality revenue was primarily due to an increase in food and beverage revenue at our hotels during the six months ended June 30, 2024.
Same Property – Other Revenue
Same Property other revenue decreased $1.9 million for the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The decrease was primarily due to decreased ancillary income at our rental housing and industrial properties during the six months ended June 30, 2024.
Same Property – Rental Property Operating Expenses
Same Property rental property operating expenses increased $72.8 million during the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The increase in rental property operating expenses was primarily the result of increased insurance, real estate taxes, and general operating expenses at our rental housing properties during the six months ended June 30, 2024.
Same Property – Hospitality Operating Expenses
Same Property hospitality operating expenses increased $9.7 million during the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The increase in hospitality operating expenses was primarily the result of increased insurance, food and beverage expense, and other operating expenses at our hotels during the six months ended June 30, 2024.

Funds from Operations, Adjusted Funds from Operations and Funds Available for Distribution
We believe Funds from Operations (“FFO”) is a meaningful non-GAAP supplemental measure of our operating results. Our condensed consolidated financial statements are presented using historical cost accounting which, among other things, requires depreciation of real estate investments. As a result, our operating results imply that the value of our real estate investments have decreased over time. However, we believe that the value of our real estate investments will fluctuate over time based on market conditions and, as such, depreciation under historical cost accounting may be less informative as a measure of our performance. FFO is an operating measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”) that is broadly used in the REIT industry. FFO, as defined by NAREIT and presented below, is calculated as net income or loss (computed in accordance with GAAP), excluding (i) depreciation and amortization, (ii) impairment of investments in real estate, (iii) net gains or losses from sales of real estate, (iv) net gains or losses from change in control, and (v) similar adjustments for non-controlling interests and unconsolidated entities.
We also believe that Adjusted FFO (“AFFO”) is an additional meaningful non-GAAP supplemental measure of our operating results. AFFO further adjusts FFO to reflect the performance of our portfolio by adjusting for items we believe are not directly attributable to our operations. Our adjustments to FFO to arrive at AFFO include removing the impact of (i) the performance participation allocation to our Special Limited Partner or other incentive compensation awards that are based on our Net Asset Value, which includes unrealized gains and losses not recorded in GAAP net income (loss), and that are paid in shares or BREIT OP units, even if subsequently repurchased by us, (ii) gains or losses on extinguishment of debt, (iii) changes in fair value of financial instruments, (iv) amortization of accumulated unrealized gains on derivatives previously recognized in other comprehensive income, (v) straight-line rental income and expense, (vi) amortization of deferred financing costs, (vii) amortization of restricted stock awards, (viii) amortization of mortgage premium/discount, (ix) organization costs, (x) severance costs, (xi) net forfeited investment deposits, (xii) amortization of above- and below-market lease intangibles, (xiii) gain or loss on involuntary conversion, and adding (xiv) proceeds from interest rate contract receivables, and (xv) similar adjustments for non-controlling interests and unconsolidated entities.
We also believe that Funds Available for Distribution (“FAD”) is an additional meaningful non-GAAP supplemental measure of our operating results. FAD provides useful information for considering our operating results and certain other items relative to the amount of our distributions. Further, FAD is a metric, among others, that is considered by our board of directors and executive officers when determining the amount of our dividend to stockholders, and we believe is therefore meaningful to stockholders. FAD is calculated as AFFO adjusted for (i) management fees paid in shares or BREIT OP units, even if subsequently repurchased by us, (ii) recurring tenant improvements, leasing commissions, and other capital expenditures, (iii) stockholder servicing fees paid during the period, (iv) realized gains or losses on financial instruments, and (v) similar adjustments for non-controlling interests and unconsolidated entities. FAD is not indicative of cash available to fund our cash needs and does not represent cash flows from operating activities in accordance with GAAP, as FAD is adjusted for stockholder servicing fees and recurring tenant improvements, leasing commission, and other capital expenditures, which are not considered when determining cash flows from operations. Furthermore, FAD excludes (i) adjustments for working capital items and (ii) amortization of discounts and premiums on investments in real estate debt. Cash flows from operating activities in accordance with GAAP would generally be adjusted for such items.
FFO, AFFO, and FAD should not be considered more relevant or accurate than GAAP net income (loss) in evaluating our operating performance. In addition, FFO, AFFO, and FAD should not be considered as alternatives to net income (loss) as indications of our performance or as alternatives to cash flows from operating activities as indications of our liquidity, but rather should be reviewed in conjunction with these and other GAAP measurements. Further, FFO, AFFO, and FAD are not intended to be used as liquidity measures indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. In addition, our methodology for calculating AFFO and FAD may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported AFFO and FAD may not be comparable to the AFFO and FAD reported by other companies.

The following table presents a reconciliation of net loss attributable to BREIT stockholders to FFO, AFFO and FAD attributable to BREIT stockholders ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss attributable to BREIT stockholders	$(518,499)	$754,934	$(651,512)	$153,879
Adjustments to arrive at FFO:
Depreciation and amortization	985,618	1,072,114	1,989,320	2,154,210
Impairment of investments in real estate	118,065	105,216	183,893	117,715
Net gain on dispositions of real estate	(212,994)	(694,918)	(304,668)	(1,250,535)
Net loss on change in control	34,290	3,339	29,587	3,932
Amount attributable to non-controlling interests for above adjustments	(112,872)	(88,561)	(242,478)	(198,687)
FFO attributable to BREIT stockholders	293,608	1,152,124	1,004,142	980,514
Adjustments to arrive at AFFO:
Performance participation allocation	(104,966)	—	—	—
Incentive compensation awards	19,702	9,045	41,108	18,276
Loss on extinguishment of debt	24,366	3,283	55,014	8,541
Changes in fair value of financial instruments(1)	121,985	(693,664)	(363,879)	(91,085)
Straight-line rental income and expense	(46,146)	(49,830)	(91,795)	(102,104)
Amortization of deferred financing costs	65,877	62,431	124,896	125,453
Amortization of restricted stock awards	18,504	8,186	29,087	14,620
Other	(2,681)	(7,284)	(8,574)	4,077
Amount attributable to non-controlling interests for above adjustments	(4,009)	17,631	19,659	2,303
AFFO attributable to BREIT stockholders	386,240	501,922	809,658	960,595
Adjustments to arrive at FAD:
Management fee	180,655	213,365	367,776	434,503
Recurring tenant improvements, leasing commissions, and other capital expenditures(2)	(158,968)	(144,493)	(286,073)	(270,031)
Stockholder servicing fees	(44,767)	(51,982)	(91,266)	(105,885)
Realized (gains) losses on financial instruments(1)	(54,471)	(40,430)	(100,868)	(18,297)
Amount attributable to non-controlling interests for above adjustments	884	1,743	1,111	(1,572)
FAD attributable to BREIT stockholders	$309,573	$480,125	$700,338	$999,313
(1)Unrealized (gains) losses from changes in fair value of financial instruments primarily relates to mark-to-market changes on our investments in real estate debt, change in net assets of consolidated securitization vehicles, investments in equity securities, and derivatives. Realized (gains) losses on financial instruments primarily results from the sale of our investments in real estate debt and equity securities, and derivatives.
(2)Recurring tenant improvements and leasing commissions are generally related to second-generation leases and other capital expenditures required to maintain our investments. Other capital expenditures exclude projects that we believe will enhance the value of our investments.

The following table presents a reconciliation of net loss attributable to BREIT stockholders and OP unit holders to FFO, AFFO and FAD attributable to BREIT stockholders and OP unit holders ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss attributable to BREIT stockholders	$(518,499)	$754,934	$(651,512)	$153,879
Net loss attributable to OP unit holders	(26,122)	23,271	(31,506)	6,223
Net loss attributable to BREIT stockholders and OP unit holders	(544,621)	778,205	(683,018)	160,102
Adjustments to arrive at FFO:
Depreciation and amortization	985,618	1,072,114	1,989,320	2,154,210
Impairment of investments in real estate	118,065	105,216	183,893	117,715
Net gain on dispositions of real estate	(212,994)	(694,918)	(304,668)	(1,250,535)
Net loss on change in control	34,290	3,339	29,587	3,932
Amount attributable to non-controlling interests for above adjustments	(78,916)	(82,276)	(170,042)	(181,159)
FFO attributable to BREIT stockholders and OP unit holders	301,442	1,181,680	1,045,072	1,004,265
Adjustments to arrive at AFFO:
Performance participation allocation	(104,966)	—	—	—
Incentive compensation awards	19,702	9,045	41,108	18,276
Loss on extinguishment of debt	24,366	3,283	55,014	8,541
Changes in fair value of financial instruments(1)	121,985	(693,664)	(363,879)	(91,085)
Straight-line rental income and expense	(46,146)	(49,830)	(91,795)	(102,104)
Amortization of deferred financing costs	65,877	62,431	124,896	125,453
Amortization of restricted stock awards	18,504	8,186	29,087	14,620
Other	(2,681)	(7,284)	(8,574)	4,077
Amount attributable to non-controlling interests for above adjustments	3,038	1,134	10,709	3,131
AFFO attributable to BREIT stockholders and OP unit holders	401,121	514,981	841,638	985,174
Adjustments to arrive at FAD:
Management fee	180,655	213,365	367,776	434,503
Recurring tenant improvements, leasing commissions, and other capital expenditures(2)	(158,968)	(144,493)	(286,073)	(270,031)
Stockholder servicing fees	(44,767)	(51,982)	(91,266)	(105,885)
Realized (gains) losses on financial instruments(1)	(54,471)	(40,430)	(100,868)	(18,297)
Amount attributable to non-controlling interests for above adjustments	3,887	4,395	9,765	6,071
FAD attributable to BREIT stockholders and OP unit holders	$327,457	$495,836	$740,972	$1,031,535
(1)Unrealized (gains) losses from changes in fair value of financial instruments primarily relates to mark-to-market changes on our investments in real estate debt, change in net assets of consolidated securitization vehicles, investments in equity securities, and derivatives. Realized (gains) losses on financial instruments primarily results from the sale of our investments in real estate debt and equity securities, and derivatives.
(2)Recurring tenant improvements and leasing commissions are generally related to second-generation leases and other capital expenditures required to maintain our investments. Other capital expenditures exclude projects that we believe will enhance the value of our investments.

Net Asset Value
Our board of directors, including a majority of our independent directors, has adopted valuation guidelines that contain a comprehensive set of methodologies to be used by our Adviser in connection with our NAV calculation. These guidelines are designed to produce a fair and accurate estimate of the price that would be received for our investments in an arm’s-length transaction between a willing buyer and a willing seller in possession of all material information about our investments.
The calculation of our NAV is intended to be a calculation of the fair value of our assets less our outstanding liabilities as described below and will likely differ materially from the book value of our equity reflected in our financial statements. As a public company, we are required to issue financial statements based on historical cost determined in accordance with GAAP. To calculate our NAV for the purpose of establishing a purchase and repurchase price for our shares, we have adopted a model, as explained below, that adjusts the value of our assets and liabilities from historical cost to fair value generally in accordance with the GAAP principles set forth in FASB Accounting Standards Codification Topic 820, Fair Value Measurements. Our Adviser will calculate the fair value of our real estate properties monthly based in part on values provided by third-party independent appraisers and such calculation will be reviewed by an independent valuation advisor as further discussed below.
Because these fair value calculations involve significant professional judgment in the application of both observable and unobservable attributes, the calculated fair value of our assets may differ from their actual realizable value or future fair value. While we believe our NAV calculation methodologies are consistent with standard industry practices, there is no rule or regulation that requires us to calculate NAV in a certain way. As a result, other public REITs may use different methodologies or assumptions to determine NAV. In addition, NAV is not a measure determined under GAAP and the valuations of, and certain adjustments made to, our assets and liabilities used in the determination of NAV will differ materially from comparable historical cost amounts determined in accordance with GAAP. You should not consider NAV to be equivalent to stockholders’ equity or any other measure determined in accordance with GAAP.
The following valuation methods are used for purposes of calculating the significant components of our NAV:
•Consolidated properties are initially valued at cost, which we expect to represent fair value at the time of acquisition. Subsequently, consolidated properties are primarily valued using the discounted cash flow methodology (income approach), whereby a property’s value is calculated by discounting the estimated cash flows and the anticipated terminal value of the subject property by the assumed new buyer’s normalized weighted average cost of capital for the subject property. Consistent with industry practices, the income approach also incorporates subjective judgments regarding comparable rental and operating expense data, capitalization or discount rate, and projections of future rent and expenses based on appropriate evidence as well as the residual value of the asset as components in determining value. Other methodologies that may also be used to value properties include sales comparisons and replacement cost approaches. We believe the discount rate and exit capitalization rate are the key assumptions utilized in the discounted cash flow methodology. Below the tables that set forth our NAV calculation is a sensitivity analysis of the weighted average discount rates and exit capitalization rates for our property investments.
•Investments in real estate debt consist of CMBS and RMBS, which are securities backed by one or more mortgage loans secured by real estate assets, as well as corporate bonds, term loans, mortgage loans, mezzanine loans, and other investments in debt issued by real estate-related companies or secured by real estate assets. The Company generally determines the fair value of its investments in real estate debt by utilizing third-party pricing service providers whenever available. In determining the fair value of a particular investment, pricing service providers may use broker-dealer quotations, reported trades or valuation estimates from their internal pricing models to determine the reported price. The pricing service providers’ internal models for securities such as real estate debt generally consider the attributes applicable to a particular class of the security (e.g., credit rating, seniority), current market data, and estimated cash flows for each security, and incorporate specific collateral performance, as applicable. Certain of the Company’s investments in real estate debt, such as mortgage loans, mezzanine loans and other investments, are unlikely to have readily available market quotations. In such cases, the Company will generally determine the initial value based on the acquisition price of such investment if acquired by the Company or the par value of such investment if originated by the Company. Following the initial measurements, the Company engaged third party service providers to perform valuations for such investments. The service providers will determine fair value by utilizing or reviewing certain of the following (i) market yield data, (ii) discounted cash flow modeling, (iii) collateral asset performance, (iv) local or macro real estate performance, (v) capital market conditions, (vi) debt yield or loan-to-value ratios, and (vii) borrower financial condition and performance. Refer to “Fair Value Measurements” section of Note 2 to our Consolidated Financial Statements for additional details on the Company’s investments in real estate debt.

•The Company separately values the assets and liabilities of the investments in unconsolidated entities. To determine the fair value of the real estate assets of the investments in unconsolidated entities, the Company utilizes a discounted cash flow methodology or market comparable methodology, taking into consideration various factors including discount rate, exit capitalization rate and multiples of comparable companies. The Company utilizes third party service providers to perform valuations of the indebtedness of the investments in unconsolidated entities. The fair value of the indebtedness of the investments in unconsolidated entities is determined by modeling the cash flows required by the debt agreements and discounting them back to the present value using weighted average cost of capital. Additionally, current market rates and conditions are considered by evaluating similar borrowing agreements with comparable loan-to-value ratios and credit profiles. After the fair value of the assets and liabilities are determined, the Company applies its ownership interest to the net asset value and reflects this amount as its investments in unconsolidated entities at fair value.
•Mortgage loans, secured term loans, secured revolving credit facilities, secured financings on investments in real estate debt, and unsecured revolving credit facilities are estimated by modeling the cash flows required by the Company’s debt agreements and discounting them back to the present value using an estimated market yield. Additionally, current market rates and conditions are considered by evaluating similar borrowing agreements with comparable loan-to-value ratios and credit profiles. The Company utilizes third party service providers to perform these valuations.
NAV and NAV Per Share Calculation
Each share class has an undivided interest in our assets and liabilities, other than class-specific stockholder servicing fees. In accordance with the valuation guidelines, our NAV per share for each share class as of the last calendar day of each month is calculated using a process that reflects several components, including the estimated fair value of (1) each of our properties, (2) our investments in real estate debt, (3) our investments in unconsolidated entities, (4) our mortgage loans, secured term loans, secured revolving credit facilities, secured financings on investments in real estate debt, and unsecured revolving credit facilities, and (5) our other assets and liabilities.
At the end of each month, our change in NAV for each share class is calculated as follows:
•Shares are issued for subscriptions received and distribution reinvestments to each respective share class, as applicable, and are effective on the first day of each month. The proceeds received through subscriptions and distribution reinvestments for each share class are additions to the prior month ending aggregate NAV for each respective share class (including OP units). Additionally, the NAV of each share class is reduced by the respective repurchases for such month. The result represents the aggregate NAV per share class effective as of the first calendar day of the current month.
•Any change in our aggregate NAV (whether an increase or decrease) is allocated among each class of shares (including OP units) based on each class’s relative percentage of the total aggregate NAV effective on the first calendar day of the current month (as described in the previous bullet). Changes in our aggregate NAV include, but are not limited to, net portfolio income from investments, interest expense, realized and unrealized net real estate and debt appreciation, general and administrative expenses, management fee and performance participation allocation. Unrealized net real estate appreciation includes any change in the fair market value of our investments in real estate, investments in real estate debt, investments in unconsolidated entities, mortgage loans, term loans, revolving credit facilities and secured financings in real estate debt.
•Net distributions are typically declared on the last day of each month and are a reduction to the NAV of each respective share class. As a result of the allocation of stockholder servicing fees, the net distributions per share will differ by share class. The monthly stockholder servicing fee is calculated as a percentage of each applicable class of shares’ NAV (Class S, Class T, and Class D). Class I, Class C, and Class F shares are not subject to the stockholder servicing fee.
•NAV per share for each class is calculated by dividing such class’s NAV at the end of each month by the number of shares outstanding for that class at the end of such month.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the prospectus for the Current Offering (as defined below) for further details on how our NAV is determined.

Our total NAV presented in the following tables includes the NAV of our Class S, Class I, Class T, Class D, and Class C shares, as well as the partnership interests of BREIT OP held by parties other than the Company. The following table provides a breakdown of the major components of our NAV as of June 30, 2024 ($ and shares/units in thousands):

Components of NAV	June 30, 2024
Investments in real estate (1)	$107,722,924
Investments in real estate debt	7,059,201
Investments in unconsolidated entities (2)	12,326,500
Cash and cash equivalents	1,629,851
Restricted cash	957,101
Other assets	4,495,075
Mortgage loans, term loans, and revolving credit facilities, net	(64,124,997)
Secured financings of investments in real estate debt	(3,697,400)
Subscriptions received in advance	(98,836)
Other liabilities	(3,333,778)
Accrued performance participation allocation	—
Management fee payable	(59,220)
Accrued stockholder servicing fees(3)	(14,598)
Non-controlling interests in joint ventures	(6,184,339)
Net Asset Value	$56,677,484
Number of outstanding shares/units(4)	4,024,904

(1)Investments in real estate reflects the entire value of our consolidated real estate properties, including the $96.3 billion allocable to us and $11.4 billion allocable to third-party joint venture interests in such investments as of June 30, 2024.
(2)Investments in unconsolidated entities reflects the value of our net equity investment in entities we do not consolidate. As of June 30, 2024, our allocable share of the gross real estate asset value held by such entities was $22.7 billion.
(3)Stockholder servicing fees only apply to Class S, Class T, and Class D shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis as such fee is paid. Under GAAP, we accrue the full cost of the stockholder servicing fee as an offering cost at the time we sell Class S, Class T and Class D shares. As of June 30, 2024, the Company has accrued under GAAP $0.8 billion of stockholder servicing fees payable to the Dealer Manager related to the Class S, Class T and Class D shares sold. The Dealer Manager does not retain any of these fees, all of which are retained by, or re-allowed (paid), to participating broker-dealers.
(4)As of June 30, 2024, no Class F shares were outstanding.
The following table provides a breakdown of our total NAV and NAV per share/unit by class as of June 30, 2024 ($ and shares/units in thousands, except per share/unit data):

NAV Per Share	Class S Shares	Class I Shares	Class T Shares	Class D Shares	Class C Shares	Third-party Operating Partnership Units (1)	Total
Net asset value	$19,529,028	$31,146,176	$700,104	$1,987,773	$41,087	$3,273,316	$56,677,484
Number of outstanding shares/units(2)	1,386,026	2,209,162	50,494	144,324	2,726	232,172	4,024,904
NAV Per Share/Unit as of June 30, 2024	$14.0899	$14.0986	$13.8651	$13.7730	$15.0742	$14.0986
(1)Includes the partnership interests of BREIT OP held by BREIT Special Limited Partner, Class B unit holders, and other BREIT OP interests held by parties other than the Company.
(2)As of June 30, 2024, no Class F shares were outstanding.

The following table details the weighted average discount rate and exit capitalization rate by property type, which are the key assumptions used in the discounted cash flow valuations as of June 30, 2024:

Property Type	Discount Rate	Exit Capitalization Rate
Rental Housing	7.3%	5.5%
Industrial	7.5%	5.9%
Net Lease	7.2%	5.6%
Hospitality	10.5%	9.1%
Data Centers	7.5%	6.1%
Self Storage	8.0%	6.7%
Office	7.0%	5.3%
Retail	7.7%	6.5%
These assumptions are determined by our Adviser, and reviewed by our independent valuation advisor. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all else equal, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Rental Housing Investment Values	Industrial Investment Values	Net Lease Investment Values	Hospitality Investment Values	Data Center Investment Values	Self Storage Investment Values	Office Investment Values	Retail Investment Values
Discount Rate	0.25% decrease	+1.9%	+2.0%	+1.8%	+1.7%	+0.8%	+1.8%	+1.9%	+1.8%
(weighted average)	0.25% increase	(1.9)%	(1.9)%	(1.8)%	(1.6)%	(0.6)%	(1.7)%	(1.9)%	(1.8)%
Exit Capitalization Rate	0.25% decrease	+3.0%	+3.2%	+2.7%	+1.5%	+0.9%	+2.2%	+3.4%	+2.4%
(weighted average)	0.25% increase	(2.7)%	(3.0)%	(2.5)%	(1.4)%	(0.8)%	(2.0)%	(3.1)%	(2.3)%
The following table reconciles stockholders’ equity and BREIT OP partners’ capital per our Condensed Consolidated Balance Sheets to our NAV ($ in thousands):

June 30, 2024
Stockholders’ equity	$30,155,073
Non-controlling interests attributable to BREIT OP	2,817,072
Redeemable non-controlling interest	15,753
Total BREIT stockholders’ equity and BREIT OP partners’ capital under GAAP	32,987,898
Adjustments:
Accrued stockholder servicing fees	738,849
Accrued affiliate incentive compensation awards	(36,319)
Accumulated depreciation and amortization under GAAP	12,679,446
Unrealized net real estate and real estate debt appreciation	10,307,610
NAV	$56,677,484
The following details the adjustments to reconcile total GAAP stockholders’ equity of BREIT and partners’ capital of BREIT OP to our NAV:
–Accrued stockholder servicing fees represent the accrual for the cost of the stockholder servicing fees for Class S, Class T, and Class D shares. Under GAAP, we accrued the full cost of the stockholder servicing fees payable over the life of each share (assuming such share remains outstanding the length of time required to pay the maximum stockholder servicing fee) as an offering cost at the time we sold the Class S, Class T, and Class D shares. Refer to Note 10 to our condensed consolidated financial statements for further details of the GAAP treatment regarding the stockholder servicing fees. For purposes of calculating NAV, we recognize the stockholder servicing fees as a reduction to NAV on a monthly basis when such fees are paid.
–Under GAAP, the affiliate incentive compensation awards are valued as of grant date and compensation expense is recognized over the service period on a straight-line basis with an offset to equity, resulting in no impact to Stockholders’ Equity. For purposes of calculating NAV, we value the awards based on performance in the applicable period and deduct such value from NAV.
–We depreciate our investments in real estate and amortize certain other assets and liabilities in accordance with GAAP. Such depreciation and amortization is not recorded for purposes of calculating our NAV.

–Our investments in real estate are presented at their depreciated cost basis in our GAAP condensed consolidated financial statements. Additionally, our mortgage loans, secured and unsecured term loans, secured and unsecured revolving credit facilities, and repurchase agreements (collectively, “Debt”) are presented at their amortized cost basis in our condensed consolidated GAAP financial statements. As such, any increases or decreases in the fair market value of our investments in real estate or our Debt are not included in our GAAP results. For purposes of calculating our NAV, our investments in real estate and our Debt are recorded at fair value.

Distributions
Beginning in March 2017, we have declared monthly distributions for each class of our common stock and OP units, which are generally paid 20 days after month-end. We have paid distributions consecutively each month since that time. Each class of our common stock and OP units received the same aggregate gross distribution of $0.3307 per share/unit for the six months ended June 30, 2024. Class C shares currently have no distribution amount presented as the class is generally an accumulating share class whereby its share of income will accrete into its NAV. As of June 30, 2024, there were no Class F shares outstanding. The net distribution varies for each class based on the applicable stockholder servicing fee, which is deducted from the monthly distribution per share/unit and paid directly to the applicable distributor. The table below details the net distribution for each of our share classes and OP units for the six months ended June 30, 2024:

Record Date	Class S Shares	Class I Shares	Class T Shares	Class D Shares	OP Units
January 31, 2024	$0.0451	$0.0553	$0.0452	$0.0524	$0.0553
February 28, 2024	0.0451	0.0547	0.0453	0.0519	0.0547
March 31, 2024	0.0451	0.0554	0.0453	0.0524	0.0554
April 30, 2024	0.0451	0.0551	0.0453	0.0522	0.0551
May 31, 2024	0.0451	0.0553	0.0452	0.0524	0.0553
June 30, 2024	0.0451	0.0549	0.0452	0.0521	0.0549
Total	$0.2706	$0.3307	$0.2715	$0.3134	$0.3307
The following table summarizes our sources of distributions declared to BREIT stockholders and OP unit holders during the six months ended June 30, 2024 and 2023 ($ in thousands):

	Six Months Ended June 30, 2024		Six Months Ended June 30, 2023
	Amount	Percentage	Amount	Percentage
Sources of Distributions
Cash flows from operating activities(1)	$1,277,434	100%	$1,463,676	100%
Net gains from investment realizations	—	—	—	—
Indebtedness	—	—	—	—
Total sources of distributions	$1,277,434	100%	$1,463,676	100%

Year-to-date cash flows from operating activities	$1,152,317		$1,506,050
Net gain on dispositions(2)	$60,336		$654,754
(1)Includes our inception to date cash flows from operating activities, which have funded 100% of our distributions to BREIT stockholders and OP unitholders.
(2)Net gain on dispositions includes (i) net gains and losses on dispositions of real estate, (ii) net realized gains and losses on sale of investments in real estate debt, and (iii) impairments of investments in real estate, which amounts are not included in cash flows from operating activities.
The following table summarizes our distributions declared to BREIT stockholders during the six months ended June 30, 2024 and 2023 ($ in thousands):

	Six Months Ended June 30, 2024		Six Months Ended June 30, 2023
	Amount	Percentage	Amount	Percentage
Distributions
Payable in cash	$638,774	53%	$754,097	53%
Reinvested in shares	565,105	47%	665,420	47%
Total distributions(1)	$1,203,879	100%	$1,419,517	100%

Funds from Operations(2)	$1,004,142		$980,514
Adjusted Funds from Operations(2)	$809,658		$960,595
Funds Available for Distribution(2)	$700,338		$999,313
(1)Excludes cash paid to third party joint venture partners classified as non-controlling interest under GAAP.

(2)Reflects amounts allocable to BREIT stockholders. See “Funds from Operations, Adjusted Funds from Operations and Funds Available for Distribution” above for descriptions of Funds from Operations (FFO), Adjusted Funds from Operations (AFFO), and Funds Available for Distribution (FAD), for reconciliations of them to GAAP net loss attributable to BREIT stockholders, and for considerations on how to review these metrics.
The following table summarizes our distributions declared to BREIT stockholders and OP unitholders during the six months ended June 30, 2024 and 2023 ($ in thousands):

	Six Months Ended June 30, 2024		Six Months Ended June 30, 2023
	Amount	Percentage	Amount	Percentage
Distributions
Payable in cash	$660,596	52%	$779,583	53%
Reinvested in shares and units	616,838	48%	684,093	47%
Total distributions(1)	$1,277,434	100%	$1,463,676	100%

Funds from Operations(2)	$1,045,072		$1,004,265
Adjusted Funds from Operations(2)	$841,638		$985,174
Funds Available for Distribution(2)	$740,972		$1,031,535
(1)Excludes cash paid to third party joint venture partners classified as non-controlling interest under GAAP.
(2)Reflects amounts allocable to BREIT stockholders and OP unit holders. See “Funds from Operations, Adjusted Funds from Operations and Funds Available for Distribution” above for descriptions of Funds from Operations (FFO), Adjusted Funds from Operations (AFFO), and Funds Available for Distribution (FAD), for reconciliations of them to GAAP net loss attributable to BREIT stockholders and OP unitholders, and for considerations on how to review these metrics.

Liquidity and Capital Resources
Liquidity

We believe we have sufficient liquidity to operate our business, with $6.9 billion of liquidity as of August 8, 2024. When we refer to our liquidity, this includes amounts available under our undrawn revolving credit facilities of $5.7 billion as well as unrestricted cash and cash equivalents of $1.2 billion. We also generate incremental liquidity through our operating cash flows, which were $1.2 billion for the six months ended June 30, 2024. We may also generate incremental liquidity through the sale of our real estate debt investments, which were carried at their estimated fair value of $7.1 billion as of June 30, 2024. In addition, we remain moderately leveraged (50% as of June 30, 2024) and can generate additional liquidity through incurring additional indebtedness secured by our real estate and real estate debt investments, unsecured financings, and other forms of indebtedness. Our leverage ratio is measured by dividing (i) consolidated property-level and entity-level debt net of cash and debt-related restricted cash, by (ii) the asset value of real estate investments (measured using the greater of fair market value and cost) plus the equity in our settled real estate debt investments. Indebtedness incurred (i) in connection with funding a deposit in advance of the closing of an investment or (ii) as other working capital advances will not be included as part of the calculation above. Our leverage ratio would be higher if the indebtedness on our real estate debt investments and pro rata share of debt within our unconsolidated investments were taken into account.
In addition to our current liquidity, we obtain incremental liquidity through the sale of shares of our common stock in our continuous public offering and private offerings, and units of BREIT OP, from which we have received cumulative net proceeds of $76.3 billion as of August 8, 2024.

Capital Resources
As of June 30, 2024, our indebtedness included loans secured by our properties, secured financings of our investments in real estate debt, and unsecured revolving credit facilities and term loans.
The following table is a summary of our indebtedness as of June 30, 2024 ($ in thousands):

	June 30, 2024			Principal Balance as of
Indebtedness	Weighted Average Interest Rate(1)	Weighted Average Maturity Date(2)	Maximum Facility Size	June 30, 2024	December 31, 2023
Fixed rate loans secured by our properties:
Fixed rate mortgages(3)	3.8%	7/28/2029	N/A	$23,245,936	$23,872,148
Variable rate loans secured by our properties:
Variable rate mortgages and term loans	+2.5%	10/27/2027	N/A	33,750,433	32,316,849
Variable rate warehouse facilities(4)	+2.0%	7/31/2025	$4,008,497	3,046,431	3,541,543
Variable rate secured revolving credit facilities	+1.9%	8/21/2027	$3,799,919	3,799,919	2,489,784
Total variable rate loans	2.4%	8/21/2027		40,596,783	38,348,176
Total loans secured by our properties	6.3%	5/4/2028		63,842,719	62,220,324

Secured financings of investments in real estate debt:
Secured financings of investments in real estate debt	+1.4%	7/16/2025	N/A	3,697,400	4,368,269

Unsecured loans:
Unsecured term loans	+2.5%	1/30/2026	N/A	1,126,923	1,126,923
Unsecured variable rate revolving credit facilities	+2.5%	12/1/2025	$5,723,077	500,000	—
Affiliate revolving credit facility	+2.5%	1/24/2025	75,000	—	—
Total unsecured loans			$5,798,077	1,626,923	1,126,923

Total indebtedness				$69,167,042	$67,715,516

(1)“+” refers to the relevant floating benchmark rates, which include SOFR, Canadian Dollar Offer Rate (“CDOR”), EURIBOR, and SONIA as applicable to each loan or secured financing. As of June 30, 2024, we had outstanding interest rate swaps with an aggregate notional balance of $32.8 billion and interest rate caps with an aggregate notional balance of $10.7 billion that mitigate our exposure to potential future interest rate increases under our floating-rate debt.
(2)Weighted average maturity assumes maximum maturity date, including any extensions, where the Company, at its sole discretion, has one or more extension options.
(3)Includes $303.7 million and $293.3 million of loans related to investments in affordable housing properties as of June 30, 2024 and December 31, 2023, respectively. Such loans are generally from municipalities, housing authorities, and other third parties administered through government sponsored affordable housing programs. Certain of these loans may be forgiven if specific affordable housing conditions are maintained.
(4)Additional borrowings under the Company's variable rate warehouse facilities require additional collateral, which are subject to lender approval.

The table above excludes consolidated senior CMBS positions owned by third-parties, which are reflected in our consolidated GAAP balance sheets, as these liabilities are non-recourse to us and can only be satisfied by repayment of the collateral loans underlying such securitizations.

The following table is a summary of the impact of derivatives on our weighted average interest rate as of June 30, 2024:

June 30, 2024
Weighted average interest rate of loans secured by our properties	6.3%
Impact of interest rate swaps, caps and other derivatives	(1.9)%
Net weighted average interest rate of loans secured by our properties	4.4%
We registered with the Securities and Exchange Commission (the “SEC”), an offering of up to $60.0 billion in shares of common stock, consisting of up to $48.0 billion in shares in its primary offering and up to $12.0 billion in shares pursuant to its distribution reinvestment plan, which we began using to offer shares of our common stock in March 2022 (the “Current Offering”).

As of August 9, 2024, we have received cumulative net proceeds of $15.0 billion from selling an aggregate of 1.0 billion shares of our common stock in the Current Offering, including shares converted from operating partnership units by the Special Limited Partner (consisting of 384.0 million Class S shares, 490.0 million Class I shares, 20.0 million Class T shares, and 125.0 million Class D shares).
Capital Uses
During periods when we are selling more shares than we are repurchasing, we primarily use our capital to acquire our investments, which we also fund with other capital resources. During periods when we are repurchasing more shares than we are selling, we primarily use our capital to fund repurchases. During the months ended May 31, 2024 and June 30, 2024, we received repurchase requests that exceeded the applicable monthly and quarterly repurchase limits, respectively, under our Share Repurchase Plan, in each case by 0.9%. Our majority independent board of directors exercised its discretion and approved repurchase requests exceeding our Share Repurchase Plan’s 2% of NAV monthly and 5% of NAV quarterly limits, and we fulfilled all repurchase requests for the months ended May 31, 2024 and June 30, 2024. We continue to believe that our current liquidity position is sufficient to meet the needs of our business.
In addition, we may have other funding obligations, which we expect to satisfy with the cash flows generated from our investments and our capital resources described above. Such obligations may include distributions to our stockholders, operating expenses, capital expenditures, repayment of indebtedness, and debt service on our outstanding indebtedness. Our operating expenses include, among other things, the management fee we pay to the Adviser and the performance participation allocation that BREIT OP pays to the Special Limited Partner, both of which will impact our liquidity to the extent the Adviser or the Special Limited Partner elects to receive such payments in cash, or subsequently redeem shares or OP units previously issued to them. To date, the Adviser and the Special Limited Partner have both always elected to be paid in a combination of shares and OP units, resulting in a non-cash expense.
Cash Flows
The following table provides a breakdown of the net change in our cash and cash equivalents and restricted cash ($ in thousands):

	Six Months Ended June 30,
	2024	2023
Cash flows provided by operating activities	$1,152,317	$1,506,050
Cash flows provided by investing activities	3,782,616	4,317,391
Cash flows used in financing activities	(5,041,471)	(5,421,766)
Net increase in cash and cash equivalents and restricted cash	$(106,538)	$401,675
Cash flows provided by operating activities decreased $0.4 billion during the six months ended June 30, 2024 compared to the six months ended June 30, 2023 due to decreased cash flows from the operations of income from our investments in real estate and of our investments in real estate debt.
Cash flows provided by investing activities decreased $0.5 billion during the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The decrease was primarily due to (i) a decrease of $1.0 billion in return of capital distributions received from unconsolidated entities and (ii) a decrease of $0.8 billion in proceeds from disposition of real estate. This was partially offset by (i) an increase of $0.8 billion in proceeds from the realization of investments in real estate debt securities, (ii) a net increase of $0.3 billion in proceeds from repayments of real estate loans held by consolidated securitization vehicles, and (iii) a decrease of $0.2 billion in capital improvements to real estate.

Cash flows from financing activities increased $0.4 billion during the six months ended June 30, 2024 compared to the six months ended June 30, 2023. The increase was primarily due to (i) a net increase of $5.0 billion in borrowings and (ii) a decrease of $0.2 billion in repurchases of common stock. This was offset by (i) a decrease of $4.5 billion in proceeds from issuance of common stock and (ii) an increase of $0.3 billion in repayments of senior obligations of consolidated securitization vehicles.
Recent Accounting Pronouncements
See Note 2 — “Summary of Significant Accounting Policies” to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for a discussion concerning recent accounting pronouncements.
Critical Accounting Estimates
Our discussion and analysis of our financial condition and results of operations is based upon our condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of the financial statements in accordance with
GAAP involve significant judgments and assumptions and require estimates about matters that are inherently uncertain. There have been no material changes to our Critical Accounting Policies, including significant accounting policies that we believe are the most affected by our judgments, estimates, and assumptions, which are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Commitments and Contingencies
The following table aggregates our contractual obligations and commitments with payments due subsequent to June 30, 2024 ($ in thousands).

Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Indebtedness(1)	$81,572,763	$10,570,667	$37,335,641	$20,624,568	$13,041,887
Ground leases	2,881,497	40,145	81,856	83,654	2,675,842
Total	$84,454,260	$10,610,812	$37,417,497	$20,708,222	$15,717,729

(1)The allocation of our indebtedness includes both principal and interest payments based on the fully extended maturity date and interest rates in effect at June 30, 2024. The table above excludes consolidated senior CMBS positions owned by third-parties, as these liabilities are non-recourse to us and can only be satisfied by repayment of the collateral loans underlying such securitizations.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed to interest rate risk with respect to our variable-rate indebtedness such that an increase in interest rates would result in higher net interest expense. We seek to manage our exposure to interest rate risk by utilizing a mix of fixed and floating rate financings with staggered maturities, and through interest rate hedging agreements to fix or cap a majority of our variable rate debt. As of June 30, 2024, the outstanding principal balance of our variable rate indebtedness was $45.9 billion and consisted of mortgage loans, secured and unsecured term loans, secured and unsecured revolving credit facilities, and secured financings on investments in real estate debt.
Certain of our mortgage loans, secured and unsecured term loans, secured and unsecured revolving credit facilities, and secured financings are variable rate and indexed to SOFR, SONIA, EURIBOR, CDOR, and other similar benchmark rates (collectively, the “Reference Rates”). We have executed interest rate swaps with an aggregate net notional amount of $32.8 billion and interest rate caps with an aggregate net notional balance of $10.7 billion as of June 30, 2024 to hedge the risk of increasing interest rates. For the three and six months ended June 30, 2024, an increase of 25 basis points in each of the Reference Rates would have resulted in increased interest expense of $5.3 million and $10.6 million, respectively, net of the impact of our interest rate swaps and caps. Our exposure to interest rate risk may vary in future periods as the amount and terms of our interest rate hedging agreements change over time as we implement our hedging program. See “Part I. Item 1A. Risk Factors — Risks Related to Investments in Real Estate Debt — We utilize derivatives, which involve numerous risks” and “Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations and financial condition” and “Part I. Item 1A. Risk Factors — General Risk Factors — We will face risks associated with hedging transactions” for more information on risks associated with our use of derivatives and hedging transactions of our Annual Report on Form 10-K for the year ended December 31, 2023 for more information.

Investments in Real Estate Debt
As of June 30, 2024, we held $7.1 billion of investments in real estate debt, which excludes the impact of consolidating the underlying loans that serve as collateral for certain securitizations on our Consolidated Balance Sheets. Our investments in real estate debt are primarily floating-rate and indexed to the Reference Rates, and as such, exposed to interest rate risk. Our net income will increase or decrease depending on interest rate movements. While we cannot predict factors that may or may not affect interest rates, a decrease of 25 basis points in the Reference Rates would have resulted in a decrease to income from investments in real estate debt of $3.7 million and $7.4 million for the three and six months ended June 30, 2024, respectively.
We may also be exposed to market risk with respect to our investments in real estate debt due to changes in the fair value of our investments. We seek to manage our exposure to market risk with respect to our investments in real estate debt by making investments in real estate debt backed by different types of collateral and varying credit ratings. The fair value of our investments may fluctuate, therefore the amount we will realize upon any sale of our investments in real estate debt is unknown.

ITEM 4. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures
The Company maintains “disclosure controls and procedures” (as that term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), that are designed to ensure that information required to be disclosed in the Company’s reports under the Exchange Act is recorded, processed, and summarized and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. Our management, including our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures under the Exchange Act as of the end of the period covered by this report. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of the period covered by this report, our disclosure controls and procedures were effective at the reasonable assurance level to accomplish their objectives of ensuring that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.
Changes in Internal Controls over Financial Reporting
No change in our “internal control over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) occurred during our most recent quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION
ITEM 1. LEGAL PROCEEDINGS
From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business. As of June 30, 2024, we were not involved in any material legal proceedings.
ITEM  1A. RISK FACTORS
For information regarding factors that could affect our results of operations, financial condition and liquidity, see the risk factors discussed in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and under the heading “Risk Factors” in our prospectus dated April 16, 2024, as supplemented.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
Unregistered Sales of Equity Securities
During the six months ended June 30, 2024, we issued equity securities that were not registered under the Securities Act. As described in Note 10 to our consolidated financial statements, the Adviser is entitled to an annual management fee payable monthly in cash, shares of common stock, or BREIT OP Units, in each case at the Adviser’s election. For the three months ended June 30, 2024, the Adviser elected to receive its management fee in Class B units of BREIT OP, and we issued 12.9 million Class B units of BREIT OP to the Adviser in satisfaction of the 2024 management fee through May 2024. Additionally, we issued 4.2 million Class B units of BREIT OP to the Adviser in July 2024 in satisfaction of the June 2024 management fee. The issuance of such shares in satisfaction of the management fee was exempt from the registration provisions of the Securities Act by virtue of Section 4(a)(2).
We have also sold Class I and Class C shares to feeder vehicles created primarily to hold Class I and Class C shares and offer indirect interests in such shares to non-U.S. persons. During the three months ended June 30, 2024, we received $115.8 million from selling 8.1 million unregistered Class I and Class C shares to such vehicles. The offer and sale of Class I and Class C shares to the feeder vehicles was exempt from the registration provisions of the Securities Act by virtue of Section 4(a)(2) and Regulation S thereunder. We intend to use the net proceeds from such sales for the purposes set forth in the prospectus for our offering and in a manner within the investment guidelines approved by our board of directors, who serve as fiduciaries to our stockholders.
Share Repurchases
Under our Share Repurchase Plan, to the extent we choose to repurchase shares in any particular month, we will only repurchase shares as of the opening of the last calendar day of that month (each such date, a “Repurchase Date”). Repurchases will be made at the transaction price in effect on the Repurchase Date (which will generally be equal to our prior month’s NAV per share), except that shares that have not been outstanding for at least one year will be repurchased at 98% of the transaction price (the “Early Repurchase Deduction”) subject to certain limited exceptions. Settlements of share repurchases will generally be made within three business days of the Repurchase Date. The Early Repurchase Deduction will not apply to shares acquired through our distribution reinvestment plan.
The aggregate NAV of total repurchases of Class S shares, Class I shares, Class T shares, Class D shares, Class C and Class F shares (including repurchases at certain non-U.S. investor access funds primarily created to hold shares of the Company, but excluding any Early Repurchase Deduction applicable to the repurchased shares) is limited to no more than 2% of our aggregate NAV per month (measured using the aggregate NAV attributable to stockholders as of the end of the immediately preceding month) and no more than 5% of our aggregate NAV per calendar quarter (measured using the average aggregate NAV attributable to stockholders as of the end of the immediately preceding three months). For the avoidance of doubt, both of these limits are assessed during each month in a calendar quarter. We have in the past received, and may in the future receive, repurchase requests that exceed the limits under our Share Repurchase Plan, and we have in the past repurchased less than the full amount of shares requested, resulting in the repurchase of shares on a pro rata basis. During the months ended May 31, 2024 and June 30, 2024, we received repurchase requests that exceeded the applicable monthly and quarterly limits, respectively, under our Share Repurchase Plan, in each case by 0.9%. Our majority independent board of directors exercised its discretion and approved repurchase requests exceeding our Share Repurchase Plan’s 2% of NAV monthly and 5% of NAV quarterly limits, and we fulfilled all repurchase requests for the months ended May 31, 2024 and June 30, 2024.
Should repurchase requests, in our board of directors’ judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the Company as a whole, or should our board of directors otherwise determine that investing our liquid assets in real properties or other investments rather than repurchasing our shares is in the best interests of the Company as a whole, our board of directors may determine to repurchase fewer shares than have been requested to be repurchased (including relative to the 2% monthly limit and 5% quarterly limit under our Share Repurchase Plan), or none at all. Further, our board of directors has in the past made exceptions to the limitations in our Share Repurchase Plan and may in the future, in certain circumstances, make exceptions to such repurchase limitations (or repurchase fewer shares than such repurchase limitations), or modify or suspend our Share Repurchase Plan if, in its reasonable judgement, it deems such action to be in our best interest and the best interest of our stockholders. In the event that we determine to repurchase some but not all of the shares submitted for repurchase during any month, shares repurchased at the end of the month will be repurchased on a pro rata basis after we have repurchased all shares for which repurchase has been requested due to death, disability or divorce and other limited exceptions. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the Share Repurchase Plan, as applicable.
If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no repurchase requests will be accepted for such month and stockholders who wish to have their shares repurchased the following month must resubmit their repurchase requests.

During the three months ended June 30, 2024, we repurchased shares of our common stock in the following amounts:

Month of:	Total Number of Shares Repurchased	Average Price Paid per Share	Total Number of Shares Repurchased as Part of Publicly Announced Plans or Programs	Repurchases as a Percentage of NAV(1)	Maximum Number of Shares Pending Repurchase Pursuant to Publicly Announced Plans or Program(2)
April 2024	57,372,649	$14.16	57,372,649	1.5%	—
May 2024	113,633,386	$14.17	113,633,386	2.9%	—
June 2024	56,951,454	$14.12	56,951,454	1.5%	—
Total	227,957,489	$14.16	227,957,489	5.9%	—
(1)Represents aggregate NAV of the shares repurchased under our Share Repurchase Plan over aggregate NAV of all shares outstanding, in each case, based on the NAV as of the last calendar day of the prior month.
(2)During the months ended May 31, 2024 and June 30, 2024, we received repurchase requests that exceeded the applicable monthly and quarterly repurchase limits, respectively, under our Share Repurchase Plan, in each case by 0.9%. Our majority independent board of directors exercised its discretion and approved repurchase requests exceeding our Share Repurchase Plan’s 2% of NAV monthly and 5% of NAV quarterly limits, as described above, and we fulfilled all repurchase requests for the months ended May 31, 2024 and June 30, 2024.

The Special Limited Partner continues to hold 1,117,347 Class I units in BREIT OP. The redemption of Class I units and Class B units and shares held by the Adviser acquired as payment of the Adviser’s management fee are not subject to our Share Repurchase Plan.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES
None.
ITEM 4. MINE SAFETY DISCLOSURES
Not applicable.

ITEM  5. OTHER INFORMATION
Section 13(r) Disclosure
Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012, which added Section 13(r) of the Exchange Act, we hereby incorporate by reference herein Exhibit 99.1 of this report, which includes disclosures regarding activities at Mundys S.p.A. (formerly “Atlantia S.p.A.”), which may be, or may have been at the time considered to be, an affiliate of Blackstone and, therefore, our affiliate.

ITEM 6.    EXHIBITS

Exhibit Number	Exhibit Description
3.1	Second Articles of Amendment and Restatement of the Company (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 27, 2017 and incorporated herein by reference)

3.2
Articles of Amendment of Blackstone Real Estate Income Trust, Inc., dated August 15, 2019 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 16, 2019 and incorporated herein by reference)

3.3
Articles of Amendment of Blackstone Real Estate Income Trust, Inc., dated March 27, 2020 (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 15, 2020 and incorporated herein by reference)

3.4
Articles of Amendment of Blackstone Real Estate Income Trust, Inc., dated December 30, 2022 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 6, 2023 and incorporated herein by reference)

3.5
Articles Supplementary Designating Class C Common Stock of Blackstone Real Estate Income Trust, Inc., dated December 30, 2022 (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on January 6, 2023 and incorporated herein by reference)

3.6
Articles of Amendment of Blackstone Real Estate Income Trust, Inc., dated May 12, 2023 (filed as Exhibit 3.2 to the Registrant’s Post-Effective Amendment No. 7 to its Registration Statement on Form S-11 filed on May 15, 2023 and incorporated herein by reference)

3.7
Certificate of Correction of Articles of Amendment of Blackstone Real Estate Income Trust, Inc., dated May 11, 2023 (filed as Exhibit 3.1 to the Registrant’s Post-Effective Amendment No. 7 to its Registration Statement on Form S-11 filed on May 15, 2023 and incorporated herein by reference)

3.8
Articles Supplementary of Blackstone Real Estate Income Trust, Inc., dated May 12, 2023 (filed as Exhibit 3.3 to the Registrant’s Post-Effective Amendment No. 7 to its Registration Statement on Form S-11 filed on May 15, 2023 and incorporated herein by reference)

3.9
Amended and Restated Bylaws of Blackstone Real Estate Income Trust, Inc. (filed as Exhibit 3.2 to Pre-Effective Amendment No. 1 to Registrant's Registration Statement on Form S-11 filed on August 30, 2016 and incorporated herein by reference).

31.1	Certification of Chief Executive Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of Chief Financial Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Chief Executive Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification of Chief Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

99.1	Section 13(r) Disclosure

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

The agreements and other documents filed as exhibits to this report are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose. In particular, any representations and warranties made by us in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual state of affairs as of the date they were made or at any other time.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

August 9, 2024	/s/ Frank Cohen
Date	Frank Cohen
Chief Executive Officer
(Principal Executive Officer)

August 9, 2024	/s/ Anthony F. Marone, Jr.
Date	Anthony F. Marone, Jr.
Chief Financial Officer and Treasurer
(Principal Financial Officer)

August 9, 2024	/s/ Paul Kolodziej
Date	Paul Kolodziej
Deputy Chief Financial Officer
(Principal Accounting Officer)